UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

LIZ CLAIBORNE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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LIZ CLAIBORNE, INC.
1441 Broadway
New York, New York 10018
April 1, 2005
Fellow Stockholders:
      It is with great pleasure that I invite you to this year’s Annual Meeting of Stockholders, which will be held on Thursday, May 19, 2005, at our offices at One Claiborne Avenue, North Bergen, New Jersey.
      The meeting will start at 10:00 a.m., local time.
      I appreciate your continued confidence in the Company and look forward to seeing you on May 19.

Sincerely,

Paul R. Charron
Chairman of the Board
and Chief Executive Officer

LIZ CLAIBORNE, INC.

Notice of Annual Meeting
and
Proxy Statement

Annual Meeting of Stockholders
May 19, 2005

1441 Broadway
New York, New York 10018
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                  Meeting Date:          Thursday, May 19, 2005
                  Time:                10:00 a.m., local time
                  Place:                One Claiborne Avenue
                                      North Bergen, NJ 07047
Purposes of the meeting:

•	To elect three Directors;

•	To ratify the appointment of Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the 2005 fiscal year;

•	To vote on a proposal to approve the Liz Claiborne, Inc. Section 162(m) Long Term Performance Plan;

•	To vote on a proposal to approve the Liz Claiborne, Inc. 2005 Stock Incentive Plan; and

•	To consider all other appropriate matters brought before the meeting.
Who may attend:
      Only stockholders, persons holding proxies from stockholders, and representatives of the media and financial community may attend the meeting.
What to bring:
      If your shares are registered in your name, you do not need to bring anything other than picture identification.
      If, however, your shares are held in the name of a broker, trust, bank, or other nominee, you will also need to bring a proxy or letter from that broker, trust, bank, or nominee that confirms you are the beneficial owner of those shares and evidence of stock holdings, such as a recent brokerage account statement.
Record Date:
      March 21, 2005 is the record date for the meeting. This means that owners of Liz Claiborne stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

Annual Report:
      We have mailed a copy of our annual report for the fiscal year that ended January 1, 2005 to each stockholder of record as of March 21, 2005. The annual report is not part of the proxy solicitation materials.
      Your vote is important. Please vote your proxy promptly so that your shares can be represented, even if you plan to attend the annual meeting. Please see your proxy card for specific instructions on how to vote. If you need directions to the meeting, please call 201-295-6222.

By Order of the Board of Directors,

Nicholas Rubino
Vice President — Deputy General Counsel
and Secretary
New York, New York
April 1, 2005

PROXY STATEMENT
       This Proxy Statement and the accompanying proxy card are being mailed to the stockholders of Liz Claiborne, Inc. (the “Company”) beginning April 1, 2005. The Board of Directors of the Company is soliciting your proxy to vote your shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), at the Annual Meeting of Stockholders to be held on Thursday, May 19, 2005, and any adjournments or postponements of the meeting (the “Annual Meeting”). We solicit proxies to give all stockholders of record an opportunity to vote on matters that will be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on these matters. This information is provided to assist you in voting your shares.
QUESTIONS AND ANSWERS
Who can vote?
      You can vote if, as of the close of business on Monday, March 21, 2005, you were a holder of record of the Common Stock. The Company is providing notice of the Annual Meeting, a proxy card and the proxy statement to stockholders as of such date.
How do I vote by proxy?
      You can vote by mailing in the enclosed proxy card. Please see your proxy card or the information your bank, broker, or other holder of record provided to you for more information on voting.
      If you vote by proxy, your shares will be voted at the Annual Meeting in the manner you indicate on your proxy. If you sign your proxy card but do not specify how you want your shares to be voted, they will be voted FOR the election of the nominees named below under the caption “Proposal 1- Election of Directors;” FOR the approval of the Liz Claiborne, Inc. Section 162(m) Long Term Performance Plan (the “Performance Plan”); FOR the approval of the Liz Claiborne, Inc. 2005 Stock Incentive Plan (the “2005 Stock Plan”); FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2005 fiscal year; and in the discretion of the proxies named on the proxy card with respect to all other appropriate matters properly brought before the Annual Meeting.
Can I change my vote after I return my proxy card?
      Yes. You can change or revoke your proxy by (i) sending a written notice which is received prior to the Annual Meeting to the Company’s Corporate Secretary at the Company’s principal executive offices at 1441 Broadway, New York, New York 10018; (ii) submitting a later dated proxy that is timely received; or (iii) voting in person at the Annual Meeting.
Can I vote in person at the Annual Meeting instead of voting by proxy?
      Yes. However, we encourage you to complete and return the enclosed proxy card to ensure that your shares are represented and voted.
      Also, only record or beneficial owners of our Common Stock, or those persons authorized in writing to attend on their behalf, may attend the Annual Meeting in person. Upon arrival at the Annual Meeting, you will be required to present picture identification, such as a driver’s license. Beneficial (or “street name”) owners will also need to bring a proxy or letter from the broker, trust, bank, or nominee that confirms you are the beneficial owner of those shares and evidence of stock holdings, such as a recent brokerage account statement.
How do I vote my 401(k) shares?
      If you participate in the Liz Claiborne, Inc. 401(k) Savings and Profit Sharing Plan (the “Savings Plan”), your proxy to vote includes shares held for you in your Savings Plan account, and such shares will be voted in accordance with your instructions. If you do not provide instructions by May 18, 2005, Fidelity Management Trust Company, the trustee of the Savings Plan, will vote your shares in the same proportion as all Common Stock held under the Savings Plan for which timely instructions are received.
How do I vote shares held in The Bank of New York BuyDIRECT Plan (“the BuyDIRECT Plan”)?
      If you participate in the BuyDIRECT Plan sponsored and administered by The Bank of New York, your proxy to vote shares includes shares held for you through The Bank of New York. If you do not give a proxy, such shares will not be voted. We will mail a proxy and this Proxy Statement to all persons who, according to the records of The Bank of New York, hold shares of Common Stock beneficially in the BuyDIRECT Plan but do not own any other shares of Common Stock.
How many shares are entitled to vote?
      As of the close of business on March 21, 2005 (the “Record Date”), there were 109,555,266 shares of the Company’s Common Stock issued and outstanding. Each share of Common Stock entitles the record holder thereof to one vote on all matters properly brought before the Annual Meeting. On December 19, 2001, your Board of Directors declared a two-for-one stock split in the form of a stock dividend payable on January 16, 2002 to stockholders of record on December 31, 2001 (the “2002 Stock Split”). All historical information regarding shares of Common Stock and per share amounts in this Proxy Statement has been adjusted to reflect the 2002 Stock Split.
How many shares must be present to conduct the Annual Meeting?
      In order to conduct business at the Annual Meeting, the majority of shares of Common Stock outstanding on the Record Date (a “Quorum”) must be present, in person or by proxy. All signed and returned proxy cards will be counted for purposes of determining the presence of a Quorum.
What is the required vote for a proposal to pass?
      The election of Directors is determined by a plurality of the votes cast by stockholders entitled to vote. All other proposals require the affirmative vote of a majority of the votes cast on such proposal.
What is a “broker non-vote”?
      Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If instructions are not received, brokers may vote the shares in their discretion, depending on the type of proposals involved. “Broker non-votes” result when brokers are precluded by the New York Stock Exchange from exercising their discretion on certain types of proposals. Brokers do not have discretionary authority to vote on the approval of the 2005 Stock Plan (Proposal 4 below), but do have discretionary authority to vote on all of the other proposals being submitted.
How are broker non-votes treated?
      The inspectors of election will treat broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a Quorum, but not as shares present and voting on a specific proposal, thus having no effect on the outcome of such proposal.

Can I abstain from voting on a proposal?
      Abstentions may be specified on all proposals being submitted other than the election of Directors.
How are abstentions treated?
      The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a Quorum. With the exception of the approval of the 2005 Stock Plan (Proposal 4 below), abstentions will not be treated as shares present and voting on the proposals set out in this Proxy Statement, and will have no effect on the outcome of such proposal.
What special rules apply to the approval of the 2005 Stock Plan?
      Under the rules of the New York Stock Exchange, in addition to the affirmative vote of a majority of the votes cast, the approval of the 2005 Stock Plan (Proposal 4 below) also requires that a majority of the stockholders eligible to vote actually cast votes on the proposal. In addition, for such proposal, abstentions are treated as votes cast.
Who pays for this proxy solicitation?
      We do. We have hired Innisfree M&A, Incorporated, a proxy solicitation firm, to assist us in soliciting proxies for a fee of $18,000, plus reimbursement of reasonable expenses. In addition, the Company’s Directors, officers and employees may, without additional compensation, also solicit proxies by mail, telephone, personal contact, facsimile, or through similar methods.
      We will also reimburse banks, brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of our stock. Other proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies.
PROPOSAL 1 — ELECTION OF DIRECTORS
      Your Board of Directors is divided into three classes. The classes are as equal in number as is possible depending on the total number of Directors at any time. The classes generally are arranged so that the terms of the Directors in each class expire at successive annual meetings. This means that, each year, the stockholders elect approximately one-third of the members of the Board of Directors for a three-year term. For a description of the process under which Director nominees, including stockholder recommendations, are considered, and procedures by which stockholders may nominate persons for election as Directors, see “Corporate Governance and Board Matters — Consideration of Director Nominees” below.
      Upon the unanimous recommendation of the Nominating and Governance Committee of the Board, your Board of Directors has nominated Paul R. Charron, Kay Koplovitz and Oliver R. Sockwell for election at the Annual Meeting as Directors with terms to expire at the 2008 annual meeting of stockholders. Each of Messrs. Charron and Sockwell and Ms. Koplovitz is a Director whose current term expires at the Annual Meeting. Howard Socol, whose term as a Director was set to expire at the 2005 Annual Meeting, resigned from the Board in November 2004 as a result of the announced acquisition of Barneys New York, Inc., for which Mr. Socol serves as Chairman and Chief Executive Officer, by a competitor of the Company.
      In making its recommendation as to the renomination of the three incumbent Directors, the Nominating and Governance Committee of the Board, composed entirely of independent Directors, evaluated, among other things, each nominee’s background and experience, as well as the other Board membership criteria set out in the Company’s Corporate Governance Guidelines (see “Corporate Governance and Board Matters” below). The Nominating and Governance Committee also reviewed and evaluated the performance of each of Messrs. Charron and Sockwell and Ms. Koplovitz during their recent tenure with the Board and considered whether each of them was likely to continue to make important contributions to the Board. After consideration and discussion of the Committee’s recommendations, the Board determined to nominate each of these individuals for election as a Director. The Board has affirmatively determined that, other than Mr. Charron, each of the Director nominees is “independent,” as such term is defined under our Corporate Governance Guidelines and the New York Stock Exchange Corporate Governance listing standards (the “NYSE Corporate Governance Standards”). See “Corporate Governance and Board Matters — Board Independence” below. A copy of our Corporate Governance Guidelines is available at www.lizclaiborneinc.com.
      We do not know of any reason why any of the nominees will not be available as a candidate. However, should such a situation arise, proxies may be voted for the election of such other persons as a Director as the holders of the proxies, in their discretion, determine.
      Your Board of Directors recommends a vote FOR the election of each of Paul R. Charron, Kay Koplovitz and Oliver R. Sockwell as a Director to hold office until the 2008 annual meeting of stockholders and until each of their respective successors is elected. Unless authority to vote for the election of Directors is withheld, the enclosed proxy will be voted FOR the election of each of the nominees named below.
NOMINEES FOR ELECTION AS DIRECTORS TO SERVE UNTIL 2008:
      PAUL R. CHARRON — Mr. Charron, 62, joined the Company as Vice Chairman and Chief Operating Officer, and became a Director, in 1994. In 1995, Mr. Charron became President (a position he held until October 1996) and Chief Executive Officer of the Company. In 1996, Mr. Charron became Chairman of the Board of the Company. Prior to joining the Company, Mr. Charron served in various executive capacities at VF Corporation, an apparel manufacturer, including Group Vice President and Executive Vice President, from 1988. Mr. Charron also serves as a director of Campbell Soup Company and on the boards of a number of not-for-profit organizations, including the National Retail Federation, the American Apparel & Footwear Association, Vital Voices Global Partnership and the Partnership for New York City.
      KAY KOPLOVITZ — Ms. Koplovitz, 59, was first elected a Director of the Company in 1992. She is currently a principal of Koplovitz & Co. LLC, a media investment firm. In 2003, Ms. Koplovitz, along with seven colleagues, launched The Directors’ Council, a professional firm committed to bringing independence and diversity to the corporate boardroom. From January 2000 to June 2001, Ms. Koplovitz served as Chief Executive Officer of Working Woman Network, a multi-platform media company which filed for liquidation under the United States Bankruptcy Code in September 2001. Ms. Koplovitz was the founder of USA Networks, an international cable television programming company, and served as its Chairman and Chief Executive Officer from 1977 to 1998. In 2001, Ms. Koplovitz established Boldcap Ventures, a venture capital fund of which she is a governing board member. Ms. Koplovitz is also a director of Broadway Television Network, a producer and multi-media distributor of recordings of Broadway shows; Instinet Group Inc., an electronic agency securities broker; and Reality Central, a cable network founded in 2003. Ms. Koplovitz serves on the boards of a number of not-for-profit organizations, including the Central Park Conservancy, the Museum of Television and Radio, the Partnership for New York City, Springboard Enterprises and The Tennis Hall of Fame.
      OLIVER R. SOCKWELL — Mr. Sockwell, 61, was elected a Director of the Company in December 2002. He retired in 1997 as President and Chief Executive Officer of Construction Loan Insurance Corporation (also known as Connie Lee), a financial guaranty company. Previously, Mr. Sockwell served in various positions with Student Loan Marketing Association (also known as Sallie Mae), including as Executive Vice President — Finance, Administration and Planning, from 1984 to 1987. He is also a director of R.R. Donnelley & Sons Company, a provider of printing and related services, and previously served as an adjunct professor and Executive-in-Residence at Columbia Graduate School of Business. He also serves on the boards of a number of not-for-profit organizations, including Columbia Graduate School of Business, Management Leadership for Tomorrow, the Chesapeake Bay Foundation and the Eugene Lang Entrepreneurial Initiative Fund.
DIRECTORS WHOSE TERMS EXPIRE IN 2006:
      BERNARD W. ARONSON — Mr. Aronson, 58, was first elected a Director of the Company in 1998. Mr. Aronson has been Managing Partner of ACON Investments LLC, a private investment vehicle, since 1996. He served as International Advisor to Goldman Sachs & Co. from 1993 to 1996 and as Assistant Secretary of State for Inter-American Affairs from 1989 to 1993. Mr. Aronson also served as Deputy Assistant to the President of the United States, Executive Speechwriter to the President, and Special Assistant and Speechwriter to the Vice President, from 1977 to 1981. Mr. Aronson is also a director of Hyatt International Corporation, a hotel operator; Royal Caribbean Cruises Ltd., a global cruise company; and Mariner Energy, Inc., an oil and gas exploration and development company. Mr. Aronson also serves on the boards of a number of not-for-profit organizations, including the Center for Global Development and the National Democratic Institute for International Affairs.
      NANCY J. KARCH — Ms. Karch, 57, was first elected a Director of the Company in 2000. Ms. Karch was a Director (senior partner) of McKinsey & Co., an independent consulting firm, from 1988 until her retirement in 2000. She had served in various executive capacities at McKinsey since 1974. Ms. Karch is a Director Emeritus of McKinsey, and serves as a director of Toys “R” Us, retail merchants; The Gillette Company, a consumer products company; and The Corporate Executive Board, a business research company. She is also on the board and the executive committee of the Westchester Land Trust, a not-for-profit organization.
      PAUL E. TIERNEY, JR. — Mr. Tierney, 62, was first elected a Director of the Company in 1995. Mr. Tierney is a Managing Member of Development Capital, LLC, a private investment vehicle he co-founded in 1996, and the General Partner of Aperture Venture Partners, a private investment vehicle formed in 2002. From 1978 to 1996, Mr. Tierney served as Managing Director of Gollust, Tierney & Oliver, an investment banking partnership. He also serves as a director of UAL Corporation, an air transportation company, and Earth Color, a privately held commercial printing company. Mr. Tierney is also an adjunct professor and Executive-In-Residence at Columbia Graduate School of Business. He also serves on the boards of a number of not-for-profit organizations, including TechnoServe and St. John’s College.
DIRECTORS WHOSE TERMS EXPIRE IN 2007:
      RAUL J. FERNANDEZ — Mr. Fernandez, 38, was first elected a Director of the Company in 2000. Mr. Fernandez is the CEO and Chairman of ObjectVideo, Inc., a software development company. From 2000 to 2002, he served as Chief Executive Officer of Dimension Data North America, an information systems integrator company, and as a director of its parent company, Dimension Data Holdings Plc, since 2001. He previously served as Chairman of the Board, Chief Executive Officer and President of Proxicom, Inc., a publicly traded Internet development and e-business consulting company he founded in 1991. Mr. Fernandez is also a partner in Lincoln Holdings LLC, which owns the Washington Capitals of the National Hockey League and a significant interest in the Washington Wizards of the National Basketball Association. He also serves on the boards of a number of not-for-profit organizations, including The Children’s Hospital, Best Buddies, Inc., Center City Consortium, Empower America and See Forever Children.
      MARY KAY HABEN — Ms. Haben, 49, was elected a Director of the Company at the 2004 annual meeting of stockholders. Since January 2004, Ms. Haben has been Senior Vice President — Global Convenient Meals & Grocery Sectors of Kraft Foods Inc. (“Kraft”), a global consumer food products company. Prior to 2001, she had served in various executive positions at Kraft from 1979. Ms. Haben serves on the Board of Directors and the Executive Committee of Junior Achievement, a not-for-profit organization dedicated to helping children succeed in the business world. Ms. Haben also serves on the Board of Directors of the University of Illinois Alumni Association, the Visiting Committee of the University of Michigan Business School, and the Business Advisory Board for the University of Illinois at Urbana-Champaign.
      KENNETH P. KOPELMAN — Mr. Kopelman, 53, was first elected a Director of the Company in 1996. Mr. Kopelman has been a partner in the New York City law firm of Kramer Levin Naftalis & Frankel LLP, corporate counsel to the Company, since 1984 and served as the Company’s Secretary from 1991 to 1996. Mr. Kopelman is also a director of Mobius Management Systems, Inc., a computer software company.
      ARTHUR C. MARTINEZ — Mr. Martinez, 65, was first elected a Director of the Company in 2001. Mr. Martinez retired in 2000 as Chairman, President and Chief Executive Officer of Sears, Roebuck and Company, positions he held from 1995. From 1992 to 1995, he served as Chairman and Chief Executive Officer of the former Sears Merchandise Group. Prior to his tenure at Sears, Mr. Martinez served in various capacities at Saks Fifth Avenue (“Saks”), an apparel and related products retailer, and Saks’ parent company through 1990, BATUS, Inc., including as Vice Chairman and as Senior Vice President and Chief Financial Officer of Saks. Mr. Martinez is a director of PepsiCo, Inc., a consumer products company, and International Flavors & Fragrances, Inc., a creator and manufacturer of flavor and fragrance products, and serves as a member of the supervisory board of ABN-AMRO Holdings, N.V., a Netherlands-based financial institution. Mr. Martinez also serves on the boards of a number of not-for-profit organizations, including Northwestern University, Polytechnic University, Greenwich Hospital, the Chicago Symphony and the Art Institute of Chicago.
CORPORATE GOVERNANCE AND BOARD MATTERS
      Corporate Governance Guidelines. The Company’s current Corporate Governance Guidelines address, among other governance items, criteria for selecting Directors and Director duties and responsibilities. A copy of our Corporate Governance Guidelines is available at our website at www.lizclaiborneinc.com.
      Board Independence. Under our Corporate Governance Guidelines, a substantial majority of our Board must be “independent,” as such term is defined under our Corporate Governance Guidelines and the NYSE Corporate Governance Standards. The Board annually assesses the independence of our Directors by making a determination, as called for under the NYSE Corporate Governance Standards, whether a Director or any member of her or his immediate family has any material relationship with the Company, either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with the Company. After considering all relevant facts and circumstances, including each Director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, including those relationships described under “Certain Relationships and Related Transactions” below, the Board has affirmatively determined that each Director and each Director nominee is “independent” as such term is defined under the NYSE Corporate Governance Standards and our Corporate Governance Guidelines, with the exception of Paul R. Charron, who serves as the Company’s Chairman and Chief Executive Officer, and Kenneth P. Kopelman, who is a partner at Kramer Levin Naftalis & Frankel, LLP, a law firm that provides certain legal services to the Company.
      Meetings. During the fiscal year ended January 1, 2005, the Board of Directors held seven meetings, and the Committees of the Board held a total of 28 meetings. Each Director attended more than 75% of the meetings held by the Board of Directors and each Committee on which he or she served. Our Corporate Governance Guidelines provide that all Directors are expected to attend the Annual Meeting of Stockholders, except in the event of special circumstances. Nine of our current Directors attended our 2004 Annual Meeting of Stockholders.
      Pursuant to our Corporate Governance Guidelines, the Board meets in executive session (without management present) at each regular Board Meeting, and the “independent” Directors meet together at least annually. The Chair of the Nominating and Governance Committee presides at such sessions.
      Our Board reviews strategic issues at Board meetings throughout the year. In addition, the Board formally reviews the Company’s strategic plan each year. For a description of the Board’s role in the strategic planning process, see our website at www.lizclaiborneinc.com.
      Board Committees. The Board of Directors has four standing Committees, as described below. All members of the Nominating and Governance Committee, the Audit Committee and the Compensation Committee are “independent,” as such term is defined in the NYSE Corporate Governance Standards and our Corporate Governance Guidelines.
      Nominating and Governance Committee. The Nominating and Governance Committee is responsible for making recommendations with respect to the nomination by the Board of qualified candidates to serve as Directors of the Company and Board Committee assignments and chair appointments, overseeing the annual performance evaluations of the Board, its Committees and senior management, and reviewing and advising the Board on issues of corporate governance (including the Company’s Corporate Governance Guidelines) and corporate and social responsibility. The Committee’s responsibilities are set forth in the Nominating and Governance Committee Charter, which is available at www.lizclaiborneinc.com. The present members of the

Nominating and Governance Committee are Bernard W. Aronson (chair), Nancy J. Karch, Kay Koplovitz and Arthur C. Martinez. The Committee met five times during 2004.
      Audit Committee. The Audit Committee is responsible for assisting the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices and financial statements of the Company, the independence, qualifications and performance of the Company’s independent registered public accounting firm, the Company’s compliance with legal and regulatory requirements, the performance of the Company’s internal audit function and the Company’s internal audit firm. The Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm and reviewing and approving in advance audit engagement fees and all permitted non-audit services and fees. The Committee’s responsibilities are set forth in the Audit Committee Charter, a copy of which is attached as Exhibit A to this Proxy Statement and is also available at www.lizclaiborneinc.com. The present members of the Audit Committee are Nancy J. Karch (chair), Mary Kay Haben, Arthur C. Martinez and Oliver R. Sockwell. The Committee met ten times during 2004.
      All members of the Audit Committee are “independent” within the meaning of the applicable Securities and Exchange Commission (the “S.E.C.”) regulations and the NYSE Corporate Governance Standards, as well as the Company’s Corporate Governance Guidelines. The Board has further determined that all members of the Audit Committee are “financially literate” under the NYSE Corporate Governance Standards and that Messrs. Martinez and Sockwell each qualifies as an “audit committee financial expert” within the meaning of S.E.C. regulations, with accounting and related financial management expertise within the meaning of the NYSE Corporate Governance Standards.
      Each of Ms. Karch and Mr. Martinez currently serves on four public company audit committees, including the Company’s. The Board has affirmatively determined that such simultaneous service does not impair either Ms. Karch’s or Mr. Martinez’s ability to serve effectively as a member of the Company’s Audit Committee.
      Compensation Committee. The Compensation Committee determines the goals and objectives for, and makes determinations regarding salary and bonus for, the Chief Executive Officer, approves salaries and bonuses for the other executive officers, makes award decisions regarding equity-based compensation plans, and makes recommendations to the Board and senior management regarding Company compensation programs. The Committee’s responsibilities are set forth in the Compensation Committee Charter, which is available at www.lizclaiborneinc.com. The present members of the Compensation Committee are Raul J. Fernandez (chair), Mary Kay Haben, Kay Koplovitz and Paul E. Tierney, Jr. The Committee met four times during 2004.
      Finance Committee. The Finance Committee advises the Board on a variety of corporate finance issues, including the Company’s policies regarding dividends, investments, issuances and purchases of securities, capital expenditures, and proposed acquisition and divestiture matters. The Committee’s responsibilities are set forth in the Finance Committee Charter, which is available at www.lizclaiborneinc.com. The present members of the Finance Committee are Bernard W. Aronson, Raul J. Fernandez, Kenneth P. Kopelman, Oliver R. Sockwell and Paul E. Tierney, Jr. (chair). The Committee met nine times during 2004.
      Consideration of Director Nominees. Our Nominating and Governance Committee, composed entirely of independent Directors, is responsible for identifying and evaluating our nominees for Director.
      Process for Identifying and Evaluating New Director Candidates. The Committee regularly assesses the appropriate size of the Board and mix of Directors and solicits ongoing input from the Board (including the Chairman) with the goal of identifying and informally approaching possible Director candidates in advance of actual need.
      When an expected or actual need for a new Director is identified, the Committee considers what qualities or skills would be most appropriate; this is informed by the then mix of talent and expertise of sitting Directors, developments (current and anticipated) in the Company’s business, the skill set embodied by a departing Director, and other factors. In considering candidates, the Board is committed to maintaining the

Company’s tradition of inclusion and diversity within the Board. A set of search criteria, including those set forth under “Director Qualifications” below, is then developed by the Committee for discussion with the full Board. During such discussions, our Directors may identify, either directly or through their personal networks, potential candidates meeting one or more of the criteria. The Committee may also engage search firms to identify appropriate candidates; the Committee has sole authority to retain and terminate any search firms and determine their fees and terms of engagement. Potential candidates may also come to the Committee’s attention through stockholders and others. Once candidates who meet one or more of the search criteria are identified, the Committee evaluates and discusses the potential director candidates with the full Board and arranges for meetings with appropriate candidates. The Committee discusses the results of these sessions and other background information and determines whether to make a recommendation to the full Board as to the candidate’s nomination. The full Board, after considering the recommendation and report of the Committee, then determines whether to extend the candidate an offer to join.
      Director Qualifications. The Board requires that all Director nominees be able to fulfill a Director’s fiduciary duties in the best interests of the Company and all of its stockholders. In this spirit, all nominees should meet the criteria listed in our Corporate Governance Guidelines under “Board Membership Criteria,” including unquestioned integrity and strength of character, practical and mature judgment, substantial business experience with practical application to the Company’s needs, adequate time to devote to service on the Board, no conflicts of interest that would interfere with Board service, and a commitment to having a meaningful long-term equity ownership stake in the Company. The Company also requires that a substantial majority of Directors be independent; that at least three of the independent Directors have the financial literacy necessary for service on the Audit Committee and that at least one of these Directors qualifies as an “audit committee financial expert;” that at least some of the independent Directors have service as a senior executive of a public or substantial private company; and that at least some of the independent Directors have an in-depth familiarity with the apparel and retail industries.
      Process for Evaluating Incumbent Directors. As a general matter, the Committee is of the view that the continued service of qualified incumbents gives the Company the benefit of the familiarity and insight into the Company’s affairs that its Directors have accumulated during their tenure, while contributing to the Board’s ability to work as a collective body for the benefit of all stockholders. Accordingly, in selecting candidates for nomination at the Annual Meeting of Stockholders, the Committee begins by determining whether the incumbent Directors whose terms expire at the Annual Meeting desire and are qualified to continue their service on the Board. The Committee reviews and evaluates each incumbent’s performance during her or his prior term. If the evaluation is favorable, the incumbent continues to satisfy the criteria for Board membership, and the Committee believes the incumbent will continue to make important contributions to the Board, the Committee will, absent special circumstances, nominate the incumbent for reelection as a Director.
      Consideration of Stockholder Recommendations of Candidates for Election as Directors. The Committee will consider recommendations for Director nominations submitted by stockholders. The Committee will evaluate these candidates in the same manner as candidates recommended by other persons, except that the Committee may consider, as one of the factors in its evaluation of stockholder-recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company. A stockholder wishing to recommend to the Committee a candidate for election as Director must submit the recommendation in writing, addressed to the Committee, care of the Company’s Corporate Secretary, at the Company’s principal executive offices at 1441 Broadway, New York, New York 10018. Each nominating recommendation must be accompanied by the name, age, business and residence address and principal occupation or employment of, and the number of shares of Common Stock beneficially owned by, each recommended nominee, along with such information regarding the nominee as would be required to be disclosed in a proxy statement under S.E.C. regulations, as well as the stockholder or group of stockholders making the recommendation, information concerning any relationships between the recommending stockholder(s) and the proposed nominee, the qualifications of the proposed nominee to serve as a Director, and such other information called for under the section “Procedures for Recommending Director Nominees” on the Company’s website at www.lizclaiborneinc.com. The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and the agreement of the stockholder and proposed nominee to discuss the proposed nomination with the Committee, if the Committee decides in its discretion to do so.

      In addition, the Company’s Certificate of Incorporation provides for a process by which stockholders may make director nominations for consideration at the Annual Meeting of Stockholders. See “Stockholder Nominations for Directors” below.
      Stockholder Nominations for Directors. The Company’s Certificate of Incorporation provides procedures under which stockholders may nominate persons for election as Directors at the Annual Meeting of Stockholders. Written notice of any nomination must be delivered to the Company’s Corporate Secretary at the Company’s principal executive offices at 1441 Broadway, New York, New York 10018, not less than 14 days nor more than 50 days prior to the date of the meeting at which Directors are to be elected and must contain the name, age, business and residence address and principal occupation or employment of, and the number of shares of Common Stock beneficially owned by, each nominee.
      Communications with the Board. Stockholders and other interested parties may communicate with the Board, the non-management Directors as a group, any Committee of the Board or any individual member of the Board, including the Chair of the Nominating and Governance Committee, by either writing care of the Company’s Corporate Secretary at 1441 Broadway, New York, New York 10018, or by electronically mailing the Company’s Corporate Secretary at corporate.secretary@liz.com. All communications will be reviewed by the Company’s Corporate Secretary, who will then forward such communications or a summary thereof to the appropriate Directors. Any communication related to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chair of the Audit Committee.
DIRECTOR COMPENSATION
      Directors, other than Directors who are Company employees, are compensated for their services. During 2004, Directors received the following compensation:

•	Annual Retainers:

•	$125,000 for serving as a Director, with $75,000 payable in the form of Common Stock (the “Annual Stock Retainer”) subject to transfer restrictions discussed below; new Directors receive a pro-rata grant of the Annual Stock Retainer upon election and a pro-rata portion of the cash retainer, based on the number of whole and partial fiscal quarters to be served during the fiscal year of their election; and

•	$10,000 for serving as a Committee Chair;

•	$1,000 for each Board meeting and Committee meeting attended;

•	A $3,600 allowance for the purchase of Company products (based on prices which are net of the usual Company employee discount); and

•	Reimbursement for out-of-pocket travel expenses incurred in connection with attendance at Board meetings and Committee meetings.
      In accordance with the foregoing, for fiscal 2004, Annual Stock Retainers of 2,062 shares of Common Stock were awarded on January 9, 2004 to each of Mss. Karch and Koplovitz and Messrs. Aronson, Fernandez, Kopelman, Martinez, Sockwell and Tierney, and 1,693 shares of Common Stock were awarded on May 20, 2004 to Ms. Haben upon her election as a Director.
      The Amended and Restated Liz Claiborne, Inc. Outside Directors’ 1991 Stock Ownership Plan (the “Outside Directors’ Plan”) enables each non-management Director to elect prior to any calendar year to defer cash and/or Common Stock fees otherwise payable in that and succeeding calendar years. Deferred cash fees are deemed invested in phantom shares of Common Stock or credited with imputed interest at the prime rate plus one percent, whichever the Director specifies at the time of election. Deferred Common Stock fees are deemed invested in phantom shares of Common Stock, with dividends deemed reinvested in additional phantom shares.

      The Company does not provide any retirement benefits to Directors. Prior to 2004, Directors were awarded annually certain stock options, with a ten-year term and a three-year vesting schedule (subject to acceleration in certain circumstances).
      The Company’s Corporate Governance Guidelines set out the Board’s expectation that each Director will over time accumulate a holding of shares of Common Stock having a value equal to three times the value of the Annual Stock Retainer. In addition, notwithstanding a Director having met such shareholding guideline, Annual Stock Retainer shares are (subject to an exception for sales made to pay taxes due on the receipt of such shares) non-transferable until the first anniversary of grant, with 25% becoming transferable on each of the first and second anniversaries of the grant date, and the remaining 50% becoming transferable on the third anniversary. Any remaining transfer restrictions lapse one year after Board service ends, or immediately upon death.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      The law firm of Kramer Levin Naftalis & Frankel LLP, of which Kenneth P. Kopelman, a Director of the Company, is a partner, provides certain legal services to the Company. During 2004, the firm was paid approximately $2,000,000 for fees incurred by the Company in connection with such services. This amount represents approximately 1% of such firm’s 2004 fee revenue.
      Bradley R. Charron, son of the Company’s Chairman and Chief Executive Officer, is employed by the Company at its wholly owned Mexx B.V. subsidiary. During 2004, Mr. Charron received aggregate compensation of $100,900 for his services.
      The forgoing transactions were effected on an arm’s-length basis, with services paid for at fair market value. The Company believes that each of the transactions described above was effected on terms no less favorable to the Company than those that would have been realized in transactions with unaffiliated entities or individuals.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth information concerning the compensation for services in all capacities for the 2004, 2003, and 2002 fiscal years of the Chief Executive Officer, the other four most highly compensated executive officers of the Company serving as such as of January 1, 2005, and one former executive officer (collectively, the “Named Executive Officers”):

						Long Term
						Compensation Awards

		Annual Compensation(1)					Securities	Payouts
						Restricted	Underlying
	Fiscal				Other Annual	Stock	Options/	LTIP	All Other
Name and Position Principal	Year	Salary(2)	Bonus(2),(3)		Compensation(4)	Awards(5)	SARs (#)(6)	Payouts	Compensation

Paul R. Charron	2004	$1,500,000	$2,875,000	(3)	$88,300	$1,856,302	180,132	—	$1,680,772	(7)
Chairman of the Board	2003	$1,268,300	$1,700,000		$129,727	$1,804,114	176,481	—	$1,541,857
and Chief Executive Officer	2002	$1,220,600	$1,903,179		$57,380	—	442,000	—	$1,095,339

Angela J. Ahrendts	2004	$752,700	$725,000		—	$1,715,780	45,000	—	$48,396	(7)
Executive Vice President	2003	$717,500	$475,000		—	—	55,000	—	$43,150
	2002	$689,600	$600,000		—	—	45,000	—	$45,300

Trudy F. Sullivan	2004	$739,600	$725,000		—	$1,082,700	45,000	—	$53,606	(7)
Executive Vice President	2003	$689,600	$475,000		—	$562,000	55,000	—	$49,975
	2002	$639,600	$600,000		—	$141,400	42,000	—	$11,900

Michael Scarpa	2004	$443,800	$375,000		—	$1,079,030	25,000	—	$29,775	(7)
Senior Vice President —	2003	$415,800	$210,000		—	—	40,000	—	$27,950
Chief Financial Officer	2002	$377,900	$310,000		—	—	40,000	—	$24,300

Robert J. Zane	2004	$469,800	$340,000		—	$651,920	27,000	—	$45,269	(7)
Senior Vice President —	2003	$445,800	$225,000		—	—	45,000	—	$36,150
Manufacturing, Sourcing,	2002	$423,700	$335,000		—	—	45,000	—	$33,450
Distribution and Logistics

Frank S. Sowinksi(8)	2004	$547,000	$435,000	(3)	—	$1,673,200	45,000	—	$694,564	(7)
Executive Vice President

(1)	The Company has concluded that the aggregate amount of perquisites and other personal benefits paid to each of the Named Executive Officers, other than Mr. Charron, for each of fiscal 2004, 2003 and 2002 did not exceed the lesser of 10% of each such officer’s total annual salary and bonus for such year, or $50,000; such amounts are not included in the table. See footnote (4) below for a discussion of Mr. Charron’s perquisites.

(2)	Includes amounts deferred under the Company’s unfunded Supplemental Executive Retirement Plan (the “SERP”), which permits eligible employees to defer receipt of up to 50% of their salary and all of their annual cash incentive bonus. The SERP provides for notional investment options for participants, including in Company Common Stock. In addition to the amount deferred under the SERP, Mr. Charron’s salary includes amounts deferred under the Unfunded Deferred Compensation Plan established for Mr. Charron in 1996 pursuant to his employment agreement (the “UDCP”), which provides for the deferral of the amount of salary above $1 million (see “Employment Arrangements — Agreements with Paul R. Charron” below).

(3)	A description of the Company’s bonus arrangements is contained under the caption “Board Compensation Committee Report on Executive Compensation” below (the “Compensation Committee Report”). For Mr. Charron, the fiscal 2004 bonus amount includes $500,000, which Mr. Charron is entitled to pursuant to his employment agreement for serving as the Chairman and Chief Executive Officer through December 31, 2004; the payment of such amount is deferred until after his employment terminates (see “Employment Arrangements — Agreements with Paul R. Charron” below). For Mr. Sowinski, the amount reflects a bonus payable pursuant to the terms of Mr. Sowinski’s Separation Agreement (see “Employment Arrangements — Separation Agreement with Frank S. Sowinski” below).

(4)	For Mr. Charron, amounts under the column “Other Annual Compensation” include: for fiscal 2004, $58,171, representing reimbursement of certain transportation expenses; for fiscal 2003, $41,851, representing reimbursement of certain transportation expenses and $32,332, representing the reimbursement of certain tax obligations pursuant to Mr. Charron’s employment arrangements; and for fiscal 2002, $41,020 representing reimbursement of certain transportation expenses.

(5)	The amounts included under the column “Restricted Stock Awards” represent the value of Restricted Stock Awards, based on the closing price of the stock on the grant date. Other than (i) shares granted to Mr. Charron and (ii) shares granted to Ms. Sullivan in 2002, Restricted Stock Awards were granted under either the Company’s restricted Key Associate Performance Shares program (the “KAP Shares”) (under the stockholder-approved Liz Claiborne, Inc. 2000 Stock Incentive Plan (the “2000 Stock Incentive Plan”)), or the Company’s restricted Growth Shares program (“Growth Shares”) (under the stockholder-approved Liz Claiborne, Inc. 2002 Stock Incentive Plan (the “2002 Stock Incentive Plan”)). KAP Shares are subject to restrictions on transfer and risk of forfeiture until earned by continued service and vest as follows: 20% on each of the third, fourth and fifth anniversaries of the grant date, and the remaining 40% on the sixth anniversary, with acceleration of vesting upon the achievement of pre-established financial and non-financial goals. Growth Shares are subject to restrictions on transfer and risk of forfeiture until earned by continued service and do not vest until January 19, 2010 unless certain performance targets, which accelerate vesting, are reached, for the period commencing with January 4, 2004 and ending on December 30, 2006 or any subsequent fiscal quarter-end of the Company.

Mr. Charron’s Restricted Stock Awards were issued under the 2002 Stock Incentive Plan pursuant to Mr. Charron’s employment agreement. See “Employment Arrangements — Agreements with Paul R. Charron” and the Compensation Committee Report below.

The following table provides information regarding individual Restricted Stock Awards granted in each of the 2002, 2003 and 2004 fiscal years, including Growth Shares (“G”), KAP Shares (“K”) and other restricted (“R”) shares. As of January 1, 2005, all of these shares remained restricted, other than for Mr. Charron, whose fiscal 2003 Restricted Stock Award vested in 2004 and for Mr. Sowinski, whose shares were forfeited upon his employment termination. For Ms. Sullivan, fiscal 2002 reflects restricted shares which vested on December 31, 2003. The value as of January 1, 2005 is based on the $42.21 closing price of the Common Stock on December 31, 2004, the last stock trading day prior to the end of the Company’s 2004 fiscal year:

	Share			Value as of
Name	Amount		Grant Date	January 1, 2005	Grant Type

Paul R. Charron	49,847		March 4, 2004	$2,104,042	R
	48,892	(a)	November 3, 2003	$0	R
Angela J. Ahrendts	30,000		January 19, 2004	$1,266,300	G
	17,000		March 4, 2004	$717,570	K
Trudy F. Sullivan	30,000		January 19, 2004	$1,266,300	G
	20,000		March 12, 2003	$844,200	K
	5,000	(b)	March 11, 2002	$0	R
Robert J. Zane	16,000		January 19, 2004	$675,360	G
	2,000		March 4, 2004	$84,420	G
Michael Scarpa	17,000		January 19, 2004	$717,570	G
	1,000		March 4, 2004	$42,210	G
	11,500		March 4, 2004	$485,415	K
Frank S. Sowinski	30,000		January 29, 2004	$0	G
	17,000		January 29, 2004	$0	K

(a)	Pursuant to the terms of Mr. Charron’s employment agreement, these shares vested on November 3, 2004, the first anniversary of the grant.

(b)	These shares vested on December 31, 2003.

(6)	For Mr. Charron, the fiscal 2004 and fiscal 2003 grants are subject to certain vesting and exercise conditions. See “Employment Arrangements — Agreements with Paul R. Charron” and “Option Grants Table for Fiscal 2004” below. In addition, the fiscal 2002 grant includes 88,500 premium-priced options subject to an extended vesting condition, granted on March 11, 2002.

(7)	The amounts under the column “All Other Compensation” for fiscal 2004 include (i) profit sharing contributions under the Company’s 401(k) Savings and Profit-Sharing Plan (the “Savings Plan”) (which are determined by the Board of Directors based on the Company’s performance, subject to limitations on the contribution amount under regulations of the IRS); (ii) matching contributions under the Savings Plan (which are equal to 50% of the participant’s contribution, subject to limitations under the regulations of the IRS); (iii) the full amount of all premiums paid by the Company for universal life insurance coverage under the Company’s Executive Life Insurance Program under which each participant is entitled to any cash surrender value under the policy, providing coverage equal to two times annual base salary; and (iv) Company contributions to the executive’s SERP account (which are designed to make up for the limitations imposed by the IRS on profit sharing and matching contributions under the Savings Plan) (the “Company SERP Contributions”) with respect to services rendered during fiscal 2004.

The following table provides information regarding specific amounts included as All Other Compensation:

		Savings Plan
	Profit Sharing	Matching	Supplemental	Company SERP
Name	Contributions	Contributions	Life Insurance	Contributions(a)

Paul R. Charron(b)	$6,150	$6,150	$32,800	$77,700
Angela J. Ahrendts	$6,150	$6,150	$3,234	$32,862
Trudy F. Sullivan	$6,150	$6,150	$9,231	$32,075
Michael Scarpa	$6,150	$6,150	$3,150	$14,325
Robert J. Zane	$6,150	$6,150	$17,082	$15,887
Frank S. Sowinski(c)	$0	$5,437	$2,236	$0

(a)	The aggregate amount of all Company SERP Contributions made through the end of the 2004 fiscal year to the SERP account of each of the CEO and the other Named Executive Officers is approximately as follows: Mr. Charron — $659,900; Ms. Ahrendts — $139,140; Mr. Scarpa — $66,760; Mr. Sowinski — $0; Ms. Sullivan — $62,550; and Mr. Zane — $119,420.

(b)	For Mr. Charron, the amount under the column “All Other Compensation” for fiscal 2004 also includes (i) $480,000 accrued as of January 1, 2005, under the UDCP, which amount is equal to 15% of Mr. Charron’s salary and bonus paid in fiscal 2004; and (ii) $1,077,972, representing earnings constituting “above-market” interest credited on all amounts accrued and deferred under the UDCP through January 1, 2005, as calculated pursuant to the terms of the UDCP. “Above-market” interest is the amount by which the rate of interest applied exceeds 120% of the applicable federal long-term rate, which for the UDCP is the 10-Year U.S. Treasury Rate. Not included under the column “All Other Compensation” is an amount equal to $483,526, representing interest credited on all amounts accrued and deferred under the UDCP through January 1, 2005 at a rate equal to 120% of the applicable federal long-term rate. (See “Employment Arrangements — Agreements with Paul R. Charron” below).

(c)	For Mr. Sowinski, the amount under the column “All Other Compensation” includes $686,891 payable pursuant to his Separation Agreement, comprised of a lump sum payment of $580,000 made on October 31, 2004 and an aggregate of $106,891 paid during the period November 1, 2004 through December 31, 2004 (see “Employment and Related Arrangements — Separation Agreement with Frank S. Sowinski” below).

(8)	Mr. Sowinski served as Executive Vice President through October 31, 2004.

Option Grants Table for Fiscal 2004
      The following table sets forth additional information concerning stock option grants made during fiscal 2004 to the Named Executive Officers. In accordance with S.E.C. disclosure rules, the hypothetical gains, or “option spreads,” for each option grant are shown based on compound annual rates of stock price appreciation of 5% and 10% from the grant date to the expiration date. The assumed rates of growth are prescribed by the S.E.C. and are for illustration purposes only; they are not intended to predict future stock prices, which will depend upon market conditions and the Company’s future performance and prospects. All options were issued under the 2002 Stock Incentive Plan at an exercise price equal to the market price on the grant date. The Company has not granted any stock appreciation rights.

	Individual Grants(1), (2)

	Number of					Potential Realizable Value at
	Securities					Assumed Annual Rates of
	Underlying		% of Total			Stock Price Appreciation for
	Options		Options Granted	Exercise		Option Term(3)
	Granted		to Employees in	Price	Expiration
Name	(#)		Fiscal 2004(4)	($/Share)	Date	5% ($)	10% ($)

Paul R. Charron	180,132	(5)	6.46%	$37.24	3/04/2014	$4,218,691	$10,690,834

Angela J. Ahrendts	45,000		1.61%	$37.24	3/04/2014	$1,053,900	$2,670,750

Trudy F. Sullivan	45,000		1.61%	$37.24	3/04/2014	$1,053,900	$2,670,750

Michael Scarpa	25,000		.89%	$37.24	3/04/2014	$585,500	$1,483,750

Robert J. Zane	27,000		.97%	$37.24	3/04/2014	$632,340	$1,602,450

Frank S. Sowinski(6)	40,000		1.43%	$35.60	(6)	(6)	(6)
	5,000		.18%	$37.24	(6)	(6)	(6)

(1)	Except as set forth in footnote (5) below with respect to grants to Mr. Charron, options become exercisable in three annual installments, with 25% becoming exercisable on each of the first and second anniversaries of the grant date and 50% on the third anniversary, subject to earlier vesting upon a change in control or an approved retirement. Under the 2002 Stock Incentive Plan, a change in control occurs if: (i) any person acquires 25% or more of (a) the outstanding shares of Common Stock or (b) the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; (ii) if the incumbent board as of December 18, 2003 (the “Incumbent Board”) ceases to constitute a majority of the Board, without the approval of two-thirds of the Incumbent Board; (iii) consummation of a reorganization, merger or consolidation of the Company, subject to certain exceptions; (iv) sale of all or substantially all of the assets of the Company, subject to certain exceptions; and (v) the stockholders approve a complete liquidation or sale of the Company.

(2)	The table does not include stock option grants made on March 7, 2005, at an exercise price of $40.75 as follows: Mr. Charron — 178,205 shares (pursuant to his employment agreement); Ms. Ahrendts — 30,000 shares; Ms. Sullivan — 30,000 shares; and Mr. Scarpa — 12,000 shares. In addition, as described in the Compensation Committee Report below, in 2005 the Company shifted from the use of stock options towards restricted stock. See the Compensation Committee Report below.

(3)	Assumes that the stock price on the grant date ($37.24 on March 4, 2004) has grown, as indicated, at (a) 5% per annum over the term of the option to $60.66, or (b) 10% per annum over the term of the option to $96.59.

(4)	In fiscal 2004, the Company granted options to purchase an aggregate of 2,788,082 shares to 742 individuals. All grants were made at exercise prices equal to the market price on the applicable grant date.

(5)	For a description of special vesting and exercise provisions applicable to Mr. Charron’s grants, and share ownership requirements for Mr. Charron, see “Employment Arrangements — Agreements with Paul R. Charron” and the Compensation Committee Report below.

(6)	Mr. Sowinski’s stock options were forfeited upon the termination of his employment with the Company on October 31, 2004.
Aggregated Option Exercises in Fiscal 2004 and Fiscal Year-End Option Value Table
      The following table provides information concerning all exercises of stock options during fiscal 2004 by the Named Executive Officers and the fiscal year-end value of unexercised options on an aggregated basis:

			Number of Securities
			Underlying		Value of Unexercised
	Number of		Unexercised Options		In-the-Money Options at
	Shares		at January 1, 2005		January 1, 2005(1)
	Acquired
Name	on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul R. Charron	50,000	$1,107,505	820,870	577,743	$13,844,300	$6,024,725

Angela J. Ahrendts	36,500	$708,163	56,250	108,750	$956,158	$1,171,763

Trudy F. Sullivan	29,250	$405,055	10,000	107,250	$141,100	$1,147,358

Michael Scarpa	13,000	$210,944	54,000	75,000	$941,784	$872,950

Robert J. Zane	47,500	$606,788	0	83,250	$0	$976,478

Frank S. Sowinski(2)	0	$0	0	0	$0	$0

(1)	Options are “in-the-money” as of January 1, 2005 to the extent that the market price of the Common Stock (based on the closing price of the Common Stock on December 31, 2004 of $42.21) exceeded the exercise price of such options.

(2)	Mr. Sowinski did not exercise any stock options during 2004; all unexercised options held by Mr. Sowinski were forfeited upon the termination of his employment with the Company on October 31, 2004.
Long Term Incentive Compensation Table
      The following table shows awards of long term incentive compensation made during fiscal 2004 pursuant to the employment agreement between the Company and Mr. Charron:

			Estimated Future Payouts Under
	Number of	Performance or	Non-Stock Price-Based Plan(s)
	Shares, Units or	Other Period until
	Other Rights	Maturation or	Threshold		Target	Maximum
Name	(#)(1)	Payout	(#)		(#)(2)	(#)

Paul R. Charron	204,910	1/1/04-12/31/06	29,712	(3)	102,455	204,910	(4)
	204,910	1/1/04-12/31/06	51,228	(5)	102,455	204,910	(6)

(1)	Represents Performance Share awards made to Mr. Charron under a Performance Share Agreement entered into between Mr. Charron and the Company on March 4, 2004, issued pursuant to the terms of Mr. Charron’s employment agreement. For a description of the terms of Mr. Charron’s Performance Share awards, see “Employment Arrangements — Agreements with Paul R. Charron” below.

(2)	Reflects the number of shares Mr. Charron would receive, based upon achievement of target levels of performance, which shares had a value of $7,630,848 as of the March 4, 2004 award date.

(3)	Reflects the number of shares Mr. Charron would receive if the Company’s compound annual growth rate for earnings per share during the performance period is 7%. No shares will be awarded for lesser earnings per share growth rate.

(4)	Reflects the maximum number of shares which may be earned based on the Company’s compound annual growth rate for earnings per share during the performance period. For lesser rates of earnings per share growth, the actual the number of shares earned may be reduced, including to zero shares.

(5)	Reflects the shares Mr. Charron would receive if the Company’s share price performance were at the 50th percentile when measured against the G-Share Peer Group (as defined in the Performance Graph below). No shares will be awarded for a lesser level of achievement.

(6)	Reflects the maximum number of shares which may be earned based on the Company’s share price performance, measured against the G-Share Peer Group (as defined in the Performance Graph below).
See the Compensation Committee Report below and “Proposal 3 — Approval of the Liz Claiborne, Inc. Section 162(m) Long Term Performance Plan” for a description of a new long term cash performance program adopted in March 2005.
Equity Compensation Table
      The following table summarizes information about the stockholder-approved Amended and Restated Liz Claiborne, Inc. Outside Directors’ 1991 Stock Ownership Plan (the “Outside Directors’ Plan”); Liz Claiborne, Inc. 1992 Stock Incentive Plan; Liz Claiborne, Inc. 2000 Stock Incentive Plan (the “2000 Plan”); and Liz Claiborne, Inc. 2002 Stock Incentive Plan (the “2002 Plan”), which together comprise all of our existing equity compensation plans, as of January 1, 2005:

					(c)
					Number of Securities
	(a)		(b)		Remaining Available for
	Number of Securities to		Weighted Average		Future Issuance Under
	be Issued upon Exercise		Exercise Price of		Equity Compensation Plans
	of Outstanding Options,		Outstanding Options,		(Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights		Reflected in Column(a))

Equity Compensation Plans Approved by Stockholders	9,903,124	(1)(2)	$29.40	(3)	5,219,423	(4)

Equity Compensation Plans Not Approved by Stockholders	0		N/A		0

TOTAL	9,903,124	(1)(2)	$29.40	(3)	5,219,423	(4)

(1)	Includes 75,283 shares of Common Stock issuable under the Outside Directors’ Plan pursuant to participants’ elections thereunder to defer certain director compensation.

(2)	Includes an aggregate of 815,108 shares (the “Performance Shares”) which may be issued to Paul R. Charron upon satisfaction of certain performance criteria as set forth in Mr. Charron’s Amended and Restated Employment Agreement, dated November 3, 2003, the Performance Share Agreement, dated November 3, 2003 (“the November 2003 Agreement”) and the Performance Share Agreement dated March 4, 2004 (the “March 2004 Agreement”). Of the total which may be issued, 405,288 may be issued under the terms of the November 2003 Agreement and 409,820 may be issued under the March 2004 Agreement. The actual number of Performance Shares which will be issued to Mr. Charron depends on the extent of the achievement of the performance criteria.

(3)	Performance Shares and shares issuable under the Outside Directors’ Plan pursuant to participants’ election thereunder to defer certain director compensation were not included in calculating the Weighted Average Exercise Price.

(4)	In addition to options, warrants and rights, the 2000 Plan and the 2002 Plan authorize the issuance of restricted stock, unrestricted stock and performance stock. Each of the 2000 and the 2002 Plans contains a sub-limit on the aggregate number of shares of restricted Common Stock which may be issued; the sub-limit under the 2000 Plan is set at 1,000,000 shares and the sub-limit under the 2002 Plan is set at 1,800,000 shares.
Notwithstanding any language to the contrary contained in any of the Company’s existing equity plans, the Company will not allow for shares that are tendered in the payment of an option or shares that are withheld for taxes to become available again for grant under any of the Company’s equity plans. In addition, stock appreciation rights granted under any of the Company’s equity plans which are settled in shares of common stock shall be counted in full against the number of shares available for award under such plan, regardless of the number of exercise gain shares issued upon the settlement of the stock appreciation right. The Company expects that the equity plans will be formally amended to the extent necessary to reflect these matters.

Employment Arrangements
      Agreements with Paul R. Charron. In November 2003, the Company entered into an amended employment agreement with Paul R. Charron. This agreement amended and restated Mr. Charron’s previous employment arrangements with the Company, some of which were scheduled to expire in 2004. The amended agreement provides for Mr. Charron to continue to serve as the Company’s Chairman and Chief Executive Officer through the conclusion of the agreement’s term on December 31, 2006. The agreement provides Mr. Charron with an annual base salary of $1,500,000 (with no provision for annual increases) and an annual target bonus of one times base salary (with a maximum bonus opportunity of two times base salary), subject to performance goals established annually by the Compensation Committee. Pursuant to the agreement, Mr. Charron is entitled to receive a $500,000 payment for serving as the Company’s Chairman and Chief Executive Officer through December 31, 2004. This amount is payable to Mr. Charron after his employment terminates. If Mr. Charron serves through December 31, 2006, or if his employment is earlier terminated by the Company other than for “cause” or by Mr. Charron for “good reason” (as such terms are defined in the agreement), the Company will continue to provide Mr. Charron and his family health benefits through his 65th birthday. The agreement also provides that if Mr. Charron’s employment is terminated prior to December 31, 2006, either by the Company other than for cause or by him for good reason, Mr. Charron shall receive a severance payment of two times his annual base salary. The agreement provides that while employed by the Company and for 18 months thereafter, Mr. Charron will neither compete with the Company nor solicit Company employees and customers.
      The agreement provides for annual stock option grants to Mr. Charron for each of 2003, 2004, 2005, and 2006 with an approximate value of $1,750,000 on the date of grant (based on the Black-Scholes method of valuation and accounting for risk of forfeiture). The stock option grants shall have terms and conditions substantially similar to option grants made to other executives, provided that such options will vest in full upon Mr. Charron’s death or disability, and further provided that if Mr. Charron remains employed with the Company until December 31, 2006, all unvested option grants shall become fully vested and exercisable on such date, and Mr. Charron shall have three years following termination of employment to exercise the options. In addition, if Mr. Charron’s employment is terminated prior to December 31, 2006 by the Company other than for cause or by Mr. Charron for good reason, options that were vested and exercisable as of such date shall be exercisable for one year thereafter. Mr. Charron is required to retain 75% of any “net shares” (shares acquired minus any shares used to satisfy tax withholdings and the option exercise price) derived from any such exercise through December 31, 2007, with half of such retained shares being eligible for sale on or after December 31, 2007 and the remaining half being eligible for sale on or after December 31, 2008. With respect to net shares acquired upon exercise after December 31, 2007 and prior to December 31, 2008, Mr. Charron is required to retain 37.5% of such net shares until December 31, 2008.
      The agreement also provides for annual restricted stock grants to Mr. Charron for each of 2003, 2004, 2005, and 2006, in each case having an approximate value of $1,750,000 on the date of grant. The 2003 grant vested in full on November 3, 2004, the first anniversary of grant. Each other grant of restricted shares vests in three equal installments on each of the first three anniversaries of grant, provided that if Mr. Charron remains employed with the Company until December 31, 2006, or if his employment is earlier terminated due to death or disability, such grants shall vest in full. Mr. Charron is required to retain 75% of any net shares (other than shares granted pursuant to the 2003 grant) that vest prior to December 31, 2007 until such date, with half of the retained net shares being eligible for sale on or after December 31, 2007 and the remaining half eligible for sale on or after December 31, 2008.
      Under the terms of the agreement, Mr. Charron also received two performance share grants — one covering the Company’s 2003-2005 performance cycle and the other covering the Company’s 2004-2006 cycle — each having a target value of $7,000,000 on the date of grant. For information on the fiscal 2004 performance share grant, see “Long Term Incentive Compensation” above. The actual amount of performance shares which Mr. Charron may earn will vary between zero and 200% of target, depending on the Company’s total shareholder return relative to the G-Share Peer Group and on the Company’s compound earnings growth. Mr. Charron becomes fully vested in the 2003 performance shares earned (if any) if he remains employed with the Company until December 31, 2005; provided that the distribution of such shares will be deferred until Mr. Charron’s termination of employment. Mr. Charron becomes fully vested in the 2004 performance shares earned (if any) if he remains employed with the Company until December 31, 2006. If Mr. Charron’s employment is terminated during any performance period due to death, disability or after a “change in control” ( as defined below), Mr. Charron shall be as of such date fully vested in the right to receive a pro rata portion of the granted performance shares. Mr. Charron is required to retain 75% of any net shares earned for the 2004-2006 cycle until December 31, 2007, with half of the retained net shares being eligible for sale on or after December 31, 2007 and the remaining half eligible for sale on or after December 31, 2008. Under the terms of the agreement a “change in control” occurs if: (i) any person acquires 25% or more of (a) the outstanding shares of Common Stock or (b) the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; (ii) if the incumbent board as of January 1, 2001 (the “2001 Incumbent Board”) ceases to constitute a majority of the Board, without the approval of two-thirds of the 2001 Incumbent Board; (iii) consummation of a reorganization, merger or consolidation of the Company, subject to certain exceptions; (iv) sale of all or substantially all of the assets of the Company, subject to certain exceptions; and (v) the stockholders approve a complete liquidation or sale of the Company.
      The Company established the Unfunded Deferred Compensation Plan (the “UDCP”) for Mr. Charron in 1996, the terms of which were amended in 2001 and 2003. Under the UDCP, the Company established two unfunded bookkeeping accounts: a Retirement Income Account and a Deferred Salary Account. As of December 29, 1996 (the first day of the Company’s 1997 fiscal year) and as of the first day of each subsequent fiscal year, the Deferred Salary Account is credited with an amount equal to the portion of Mr. Charron’s base salary for such fiscal year that exceeds $1 million (and is therefore deferred pursuant to his employment agreement), which is fully vested at all times. As of December 31, 1995 (the first day of the Company’s 1996 fiscal year) and as of the first day of each of the subsequent fiscal years through the 2005 fiscal year, the Retirement Income Account is credited with an amount equal to 15% of the sum of Mr. Charron’s base salary for such fiscal year and his cash bonus (if any) for the immediately preceding fiscal year. As of December 28, 1996 (the last day of the Company’s 1996 fiscal year) and as of the last day of each subsequent fiscal year, each of the Retirement Income and Deferred Salary Accounts is credited with an amount equal to the balance standing credited thereto on the first day of such fiscal year multiplied by an imputed earnings rate. Pursuant to the amendments to Mr. Charron’s arrangements, for the 2004 fiscal year, the imputed earnings rate will be the greater of (i) the Company’s after-tax rate of return on average capital (as defined in the UDCP) for such fiscal year and (ii) the 10-year U.S. Treasury rate at the first day of such year (the “10 Year U.S. Treasury Rate”); thereafter, the imputed earnings rate will be the 10 Year U.S. Treasury Rate at the first day of the applicable fiscal year.
      Upon cessation for any reason of Mr. Charron’s full-time employment as Chairman and Chief Executive Officer, he (or his beneficiary) will be entitled to receive the amount credited to the Deferred Salary Account (which is fully vested at all times), plus the amount credited to the Retirement Income Account to the extent vested, plus, in each case, imputed earnings. Under the terms of the UDCP, the Retirement Income Account fully vested at the end of the 2004 fiscal year. Amounts credited to the Retirement Income Account in 2005 and 2006 become fully vested on December 31, 2006, provided Mr. Charron is then employed full-time as Chairman and Chief Executive Officer of the Company; vesting of those amounts is accelerated upon a termination of employment prior to December 31, 2006 due to death, disability, or certain qualifying terminations in connection with a change of control. Notwithstanding the foregoing, pursuant to the amendments to Mr. Charron’s arrangements, the amount that can be paid to Mr. Charron from the Retirement Income Account is capped at (x) $13 million minus (y) the sum of (i) the present value (as of the date of payment of the Retirement Income Account) of the Company-provided component of Mr. Charron’s benefit under the Company’s supplemental executive retirement plan and (ii) the amount of imputed earnings credited to the Deferred Salary Account beyond the interest that would have been earned based on the 10 Year Treasury Rate for the applicable periods. As of January 1, 2005, the amount credited to the UDCP was approximately $10,782,058, with $8,174,632 credited to the Retirement Income Account and $2,607,426 credited to the Deferred Salary Account.
      In January 2001, the Company entered into a change in control severance agreement with Mr. Charron; the agreement was amended in November 2003. The agreement provides that in the event that within three years of a “change in control” (as defined above) Mr. Charron’s employment is terminated by the Company other than for cause or by him for certain specified reasons, Mr. Charron shall be entitled to receive, in lieu of any other cash severance payment, including any payment under Mr. Charron’s employment agreement, a lump sum payment equal to three times his average base salary and bonuses for the three years preceding such termination or resignation, a pro-rata bonus for the year in which termination occurs, accelerated vesting of Mr. Charron’s balances under the Company’s SERP and the UDCP, and continued health and welfare benefits for three years. In the event that the payment and benefits to be received by Mr. Charron in such circumstances are in excess of 105% of the amount that would trigger “golden parachute” excise taxes under the Internal Revenue Code, the Company would be required to pay Mr. Charron such additional amounts as may be necessary to place him in the same after tax position as if the payments or benefits had not been subject to such excise tax. Mr. Charron’s employment agreement provides that the term of the severance agreement will be concurrent with the term of the employment agreement, and will expire on December 31, 2006.
      Arrangements with Angela J. Ahrendts and Trudy F. Sullivan. The Company has severance agreements with each of Ms. Ahrendts and Ms. Sullivan providing that in the event that within three years of a “change in control” (as defined above) the employee’s employment is terminated by the Company other than for cause or by the employee for certain specified reasons, the employee shall be entitled to receive, in lieu of any other cash severance payment, a lump sum payment equal to two times the employee’s then current annual base salary, an amount equal to the average annual bonus for the three fiscal years preceding such termination or resignation, a pro-rata bonus for the year in which termination occurs, accelerated vesting of the employee’s balances under the Company’s SERP, and continued health and welfare benefits for two years. In the event that the payment and benefits to be received by the employee in such circumstances are in excess of 105% of the amount that would trigger “golden parachute” excise taxes under the Internal Revenue Code, the Company is required to pay the employee such additional amounts as may be necessary to place the employee in the same after tax position as if the payments or benefits had not been subject to such excise tax.
      Separation Agreement with Frank S. Sowinski. On October 18, 2004, the Company and Mr. Sowinski entered into an agreement and release of claims (the “Separation Agreement”) in connection with the termination of Mr. Sowinski’s employment effective as of October 31, 2004. Under the terms of the Separation Agreement, in exchange for Mr. Sowinski’s unconditional release and discharge, the Company agreed to pay Mr. Sowinski his then current base salary from November 2004 through October 2005 (a total gross amount of $725,000), a bonus of $435,000 payable in March 2005, and a lump sum payment of $580,000 which was made on October 31, 2004. The Company has also agreed to allow Mr. Sowinski to continue participating in the Company’s medical, dental and vision plans through April 30, 2005, to continue receiving financial counseling services (provided by a third party), as are made available to other senior executives, through October 30, 2005, and to reimburse Mr. Sowinski for a portion of his COBRA premium costs should Mr. Sowinski not be eligible for coverage under any other group health insurance during the period May 1, 2005 though October 30, 2005.
Board Compensation Committee Report On Executive Compensation
      The Compensation Committee of the Company’s Board of Directors, which is composed entirely of independent Directors (the “Committee”), assists the Board in carrying out its responsibilities relating to the compensation of the Company’s executives. The Committee has overall responsibility for approving and evaluating the executive compensation and benefit plans, policies and programs of the Company, including administering the Amended and Restated Liz Claiborne Section 162(m) Cash Bonus Plan approved by stockholders at the 2002 Annual Meeting (the “Section 162(m) Annual Plan”) and the Company’s stockholder-approved stock incentive plans. The Committee has adopted a written charter. The current charter was approved and adopted by the Board in March 2005 and is available on the Company’s website at www.lizclaiborneinc.com.
      The Committee is composed of the Directors listed below. The Board has determined that each of the Committee members is independent under the NYSE Corporate Governance Standards, as well as the Company’s Corporate Governance Guidelines. All Committee determinations that are intended to comply with Section 162(m) of the Internal Revenue Code (the “Code”) are made by at least two Committee members who qualify as “outside directors” under Section 162(m) of the Code.
OVERVIEW. The Company adopted its “pay for performance” executive compensation program (the “Program”) in 1995. In making 2004 determinations, the Committee sought to continue the “pay for performance” approach inherent in the Program, while providing Company executives with a highly competitive total compensation opportunity through a balancing of rewards based on short-term performance (measured by annual results achieved by the business units, individual executives, and by the Company as a whole) with rewards based on long-term performance (measured principally by stock price appreciation over time).
      The Program components are base salary, an annual incentive bonus, and long-term incentives consisting of both stock option grants and restricted stock grants. Consistent with its pay for performance philosophy, the Company generally sets base pay at median competitive levels, relative to other retail and apparel companies of similar size and business focus, and provides significant variable incentive opportunity through the annual cash bonus plan and equity compensation plans, commensurate with Company, business unit and individual performance. Total direct compensation (the sum of base salary, short-term incentives, and long-term incentives) for key executives is targeted to approximate competitive 75th percentile levels, provided pre-established performance objectives are achieved.
      The Committee intends to seek to structure compensation arrangements for executive officers in a manner that will generally avoid the deduction limitation imposed by Section 162(m) of the Code. However, the Committee and the Board continue to strongly believe that it is important and necessary that the Committee continue to have the right, in the exercise of its business judgment, to provide arrangements from time to time that may not qualify under Section 162(m) if such arrangements are, in the Committee’s view, in the best interests of the Company and its stockholders, and the Committee expressly retains that right.
2004 COMPENSATION

ANNUAL COMPENSATION
      BASE SALARY. Salary adjustments are typically made annually, effective on or about March 15th. Each year, the Company establishes an overall annual budget for salary increases, based on expected merit budget increases in the competitive marketplace. In 2004, the salary increase budget was 3.5%, consistent with information regarding expected average increases. Actual individual salary increases are based on a combination of factors, including individual performance, experience, and expertise.
      SHORT-TERM INCENTIVES. The Company has two annual cash incentive plans, the Section 162(m) Annual Plan and the Cash Incentive Bonus Plan. The Section 162(m) Annual Plan is designed to meet the requirements of “performance based compensation” under Section 162(m) of the Code, including (i) pre-established quantitative goals, and (ii) individual participant maximum awards. Additionally, the Section 162(m) Annual Plan provides the Committee with the discretion to reduce the actual bonuses paid to the extent it considers reasonable. Target award opportunities for executives under the plans range from 30% to 100% of salary. Actual awards vary based on performance, and may range from 0% to 200% of target award levels. The two plans use the same Company performance measures and goals. For 2004, the pre-established Company goals were based on earnings per share (“EPS”) and return on invested capital (“ROIC”). For 2004, the Company exceeded both EPS and ROIC goals. The Cash Incentive Bonus Plan also provides for goals linked to department, division, and individual performance. The 2004 bonuses for Mr. Charron and Mss. Ahrendts and Sullivan were determined under the Section 162(m) Annual Plan. Other executives, including the other executive officers listed in the Summary Compensation Table appearing in this Proxy Statement, were awarded bonuses for 2004 under the Cash Incentive Bonus Plan.

LONG-TERM COMPENSATION
      The Company currently provides long-term incentive compensation through the stockholder-approved 2000 Stock Incentive Plan and the stockholder-approved 2002 Stock Incentive Plan (collectively, the “Stock

Plan”). For a discussion of long-term incentive compensation payable to the CEO under his employment arrangements with the Company, see “Employment Arrangements — Agreements with Paul R. Charron” above and in this report under “CEO Compensation” below.
      GROWTH SHARES. In 2003, the Committee adopted a new restricted share program (“G-Shares”) under the Stock Plan. The G-Share program was modeled after the Company’s 2001 Executive Leadership Team (“ELT”) Share program. In January 2004, the Committee made an initial award of 710,000 shares of restricted stock under the G-Share program to a group of 125 Company executives, including the executive officers named in the Summary Compensation Table above other than Mr. Charron. The participant group and the size of the individual grants were recommended by the Chief Executive Officer, based on guidelines derived from market data, and approved by the Committee. The G-Shares are subject to restrictions on transfer and risk of forfeiture based on continued service until January 19, 2010, unless certain performance targets, which accelerate vesting, are achieved. The restrictions on the G-Shares will lapse on an accelerated basis if, during the period commencing January 4, 2004 and ending December 30, 2006 or any subsequent fiscal quarter-end of the Company, the Company’s Total Shareholder Return (“TSR”) performance ranks at or above the 50th percentile of the TSR of a group of 21 public companies in the apparel and retail industries selected by the Committee at the beginning of the performance period (the “G-Share Peer Group”). Vesting may be accelerated in the event of death, disability or retirement of the executive. Additionally, vesting of G-Shares will be accelerated upon a change in control that results in Company shares no longer being quoted on an established market. An aggregate of 19 Company executives, including the executive officers named in the Summary Compensation Table who received G-Shares, may not sell or otherwise transfer (other than to pay related taxes) vested G-Shares unless they own, directly or indirectly, Company shares having a value at least equal to their annual base salary.
      KEY ASSOCIATE PERFORMANCE SHARES. From time to time, the Committee, on the recommendation of the Chief Executive Officer, will grant under the Stock Plan restricted shares to key executives who are selected based on their impact on the business currently and their strategic importance for the near-term and long-term success of the Company. To encourage retention of these key executives, the Key Associate Performance Shares (“KAP Shares”) generally vest over six years, with 20% vesting on each of the third, fourth, and fifth anniversary of the grant, and 40% vesting on the sixth anniversary of the grant. As with the G-Shares, vesting of KAP Shares may be accelerated, in part or in full, to the third anniversary of the grant based on the Committee’s determination of the level of each executive’s achievement against individual financial and non-financial goals established at the date of grant. Vesting may also be accelerated in the event of death, disability or retirement of the executive. Additionally, vesting of KAP Shares will be accelerated upon a change in control that results in Company shares no longer being quoted on an established market.
      To date, the Committee has granted a total of 280,857 KAP Shares to 12 key Company executives, including Angela Ahrendts, Trudy Sullivan, and Michael Scarpa. In March 2004, the Committee approved the accelerated vesting of an aggregate of 72,966 KAP Shares previously granted to five executives, including Ms. Ahrendts and Mr. Scarpa. In addition, in March 2004, the Committee approved the following KAP Share grants to executive officers named in the Summary Compensation Table: Angela Ahrendts: 17,000 KAP Shares and Michael Scarpa: 11,500 KAP Shares. Executives may not sell or otherwise transfer (other than to pay related taxes) vested KAP Shares unless they own, directly or indirectly, Company shares having a value at least equal to their annual base salary.
      STOCK OPTIONS AND RESTRICTED SHARES. The Company has had a long-standing policy of making annual equity grants in the form of stock options to a substantial number of employees as a way of establishing a long-term incentive component that emphasizes the importance of increasing stockholder value. Annual grants have typically been made in March, and reflect performance for the prior fiscal year. In fiscal 2004, the Company granted 2,788,082 options to 742 employees, including the executive officers named in the Summary Compensation Table; see “Option Grants Table for Fiscal 2004” above. As with prior grants, these options vest at a rate of 25% on each of the first and second anniversaries of the grant date and 50% on the third anniversary. The options are granted with an exercise price equal to 100% of the stock price on the date of grant and have a ten-year term. The amount and vesting terms of option grants made to the Chief Executive Officer are provided for under the terms of Mr. Charron’s employment agreement, as described under the

“Option Grants Table for Fiscal 2004” and “Employment Arrangements — Agreements with Paul R. Charron.”
      The Committee has subsequently reviewed its practice of granting options and, in 2005, shifted from annual stock option grants toward annual restricted share grants for most associates, and continued option grants for senior executives and foreign-based associates. See “Other Committee Matters” below in this report. In March 2005, under its new approach, the Committee granted a total of 529,432 restricted shares and 729,705 options to employees, including the executive officers named in the Summary Compensation Table. The restricted shares vest on the following schedule: 50% on each of the second and third anniversary of grant. The 2005 option grants vest at a rate of 25% on each of the first and second anniversaries of the grant date and 50% on the third anniversary. The options are granted with an exercise price equal to 100% of the stock price on the date of grant and have a seven-year term.
      Individual equity grants for executive officers (other than for the CEO) are recommended by the Chief Executive Officer and approved by the Committee. In general, annual equity grants (in combination with salaries, target short-term incentive opportunities, and the annualized value of special restricted stock awards, such as G-Shares and KAP Shares) are intended to deliver total compensation that approximates competitive 75th percentile levels.
      CEO COMPENSATION. Mr. Charron’s salary and certain other benefits are set pursuant to the Company’s multi-year arrangements with him described under “Employment Arrangements — Agreements with Paul R. Charron,” which were amended in 2003. The Committee consulted extensively with outside compensation consultants and independent legal counsel in connection with the design and implementation of Mr. Charron’s amended compensation arrangements. The amendments to Mr. Charron’s arrangements reflect the Committee’s desire to retain Mr. Charron’s services at least through December 31, 2006. The Committee believes that Mr. Charron has done an outstanding job of leading the Company during his tenure as Chairman and Chief Executive Officer, especially under the challenging market conditions of the past several years. The Committee believes that the amendments to Mr. Charron’s arrangements appropriately recognize Mr. Charron’s performance, experience and expertise within the industry, and that the elements of his compensation program provide ongoing alignment between his interests and those of the Company’s stockholders.
      The details of Mr. Charron’s amended arrangements, including base salary, annual incentive cash bonus, equity-based compensation, share retention requirements and the continuation of Mr. Charron’s unfunded deferred compensation plan are set forth under “Employment Arrangements — Agreements with Paul R. Charron.” As with other executives, the elements of Mr. Charron’s compensation package are targeted to approximate 75th percentile competitive market levels, based on the achievement of performance objectives established by the Committee. His actual compensation in any given year is highly sensitive to Company performance, and can range from well below competitive median for poor performance to well above competitive 75th percentile for outstanding performance. Of particular significance to the Committee is the fact that Mr. Charron’s compensation program primarily consists of awards with value directly linked to the performance of the Company’s stock and to the Company’s earnings, that many of the benefits under Mr. Charron’s arrangements are contingent upon his continued service as Chairman and Chief Executive Officer of the Company through various periods until the end of 2006, and that Mr. Charron is required to continue to hold many of the Company shares he acquires pursuant to his amended arrangement until at least December 31, 2008. These aspects of Mr. Charron’s arrangements ensure that he will retain a significant personal financial interest in the long-term success of the Company.
      As stated earlier, the Committee set certain corporate EPS and ROIC goals for the Section 162(m) Annual Plan for fiscal 2004. The Company achieved superior performance levels relative to these goals in 2004. As a result, the Committee approved under the Section 162(m) Annual Plan an annual incentive cash bonus payment to Mr. Charron of $2,375,000. In addition, pursuant to the terms of his amended employment arrangements, the Company awarded Mr. Charron the following equity grants: (i) in March 2004, options to acquire 180,132 shares (concurrent with annual option grants to other employees), 49,847 shares of restricted stock which vest over a three-year period, and performance shares with a target payout of 204,910 Company shares and a maximum payout of 409,820 Company shares; and (ii) in March 2005, options to acquire 178,205 shares (concurrent with the annual equity grants to other employees) and 45,032 shares of restricted shares which vest over a three year period.
OTHER COMMITTEE MATTERS. In 2004, the Committee retained the services of an independent outside compensation consultant to review the Company’s executive compensation structure in light of the changing regulatory and competitive environment and make recommendations for program modifications, as appropriate. Through extensive review and consideration of market conditions, corporate governance practices, accounting and tax issues, and stockholder expectations, the Committee has reviewed and approved changes for the Company’s compensation program beginning in 2005. The major program changes focus on the long-term incentive plans and the use of equity. Key programmatic changes for 2005 include: (i) a shift in the broad-based equity program from options towards restricted stock, and (ii) the introduction of a long-term cash-based performance program for key executives. The Committee believes these proposed changes will continue to provide the appropriate level of competitive compensation opportunity and performance alignment, while being responsive to changes in good governance practices, as well as the competitive marketplace and accounting requirements.
      In order for grants under the proposed long-term performance program to be eligible for deduction under Section 162(m), the Board has adopted the Liz Claiborne, Inc. Section 162(m) Long Term Performance Plan (the “Performance Plan”), which is being submitted for stockholder approval at the Annual Meeting. Initial awards under the Performance Plan were made in March 2005, subject to stockholder approval of the Performance Plan. See “Proposal 3 — Approval of the Liz Claiborne, Inc. Section 162(m) Long Term Performance Plan” below in the Proxy Statement. These awards provide for cash payments based on the performance by the Company as against targets for EPS growth, ROIC and total shareholder return relative to a designated peer group, all over a three-year performance period commencing with fiscal 2005. In establishing the peer group for the Performance Plan awards (the “LTPP Peer Group”), the Committee revised the group previously established for the G-Share program. Accordingly, both the G-Share Peer Group and the LTPP Peer Group are included in the Performance Graph set forth below in the proxy.
      As part of its competitive review, the Committee also recommended to the Board that the Company submit a new 2005 Stock Incentive Plan (the “2005 Stock Plan”) for stockholder approval at the Annual Meeting. The 2005 Stock Plan requests authorization of 5,000,000 shares. The specifics of, and rationale for, the 2005 Stock Plan are discussed in the Proxy Statement under the caption “Proposal 4 — Liz Claiborne, Inc. 2005 Stock Incentive Plan.”

RAUL J. FERNANDEZ (Chair)
MARY KAY HABEN
KAY KOPLOVITZ
PAUL E. TIERNEY, JR.
      The foregoing Board Compensation Committee Report on Executive Compensation and the following performance graph do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

Performance Graph
      The line graph below compares the cumulative total stockholder return on the Company’s Common Stock over a 5-year period with the return on (i) the Standard & Poor’s 500 Stock Index (“S&P 500 Index”); (ii) an index comprised of the Company and the following 21 competitors comprising the peer group for the Growth Share program (the “G-Share Peer Group”): Ann Taylor Stores Corporation; The Gap, Inc.; Gucci Group N.V.; Guess, Inc.; Haggar Corp; Hartmarx Corporation; Jones Apparel Group, Inc.; Kellwood Company; The Limited, Inc.; Oshkosh B’ Gosh, Inc.; Oxford Industries, Inc.; Philips Van-Heusen Corporation; Polo Ralph Lauren Corporation; Quiksilver, Inc.; Russell Corporation; The Talbot’s, Inc.; Tarrant Apparel Group, Inc.; Tommy Hilfiger Corporation; Tropical Sportswear, Inc.; VF Corporation; and The Warnaco Group, Inc.; and (iii) an index comprised of the Company and the following 22 competitors comprising the peer group for the Long Term Performance Plan described in the Compensation Committee Report above (the “LTPP Peer Group”): Abercrombie & Fitch Co.; Ann Taylor Stores Corporation; Coach, Inc.; Dillard’s, Inc.; Federated Department Stores, Inc.; The Gap, Inc.; Jones Apparel Group, Inc.; Kellwood Company; Limited Brands, Inc.; The May Department Stores Company; The Neiman Marcus Group, Inc.; NIKE, Inc.; Nordstrom, Inc.; Phillips-Van Heusen Corporation; Polo Ralph Lauren Corporation; Quiksilver, Inc.; Russell Corporation; Saks Incorporated; The Talbots, Inc.; Tiffany & Co.; Tommy Hilfiger Corporation; and VF Corporation.
      In accordance with S.E.C. disclosure rules, the measurements are indexed to a value of $100 at December 31, 1999 (the last trading day before the beginning of the Company’s 2000 fiscal year) and assume that all dividends were reinvested.

	1999	2000	2001	2002	2003	2004

Liz Claiborne, Inc.	100	111.89	135.05	159.28	192.43	233.67

S&P 500 Index	100	90.90	81.58	62.53	80.63	89.68

G- Share Peer Group	100	73.48	61.91	60.42	79.41	88.66

LTPP Peer Group	100	79.24	74.85	65.25	97.45	117.12

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Certain Beneficial Owners
      The following table sets forth certain information concerning any person who, to the knowledge of the Company, beneficially owns more than 5% of the outstanding shares of the Company’s Common Stock:

		Percentage of
	Amount and Nature of	Outstanding
Name and Address of Beneficial Owner	Beneficial Ownership	Common Stock

FMR Corp(1).	16,282,918	15%
Edward C. Johnson, 3rd
Abigail P. Johnson
Fidelity Management & Research Company
82 Devonshire Street
Boston, Massachusetts 02109

(1)	Based upon information as of December 31, 2004, contained in an Amendment to Schedule 13G, dated February 14, 2005, filed with the S.E.C. by FMR Corp. (“FMR”), Edward C. Johnson 3rd, Abigail P. Johnson, and Fidelity Management & Research Company (“Fidelity”). According to the Schedule 13G, the shares of Common Stock listed include: (i) 15,854,615 shares beneficially owned by Fidelity, a wholly owned subsidiary of FMR and a registered investment advisor, as a result of acting as investment advisor to several registered investment companies; (ii) 427,277 shares beneficially owned by Fidelity Management Trust Company, a wholly owned subsidiary of FMR (“FMT”), as a result of FMT serving as investment manager for certain institutional accounts; and (iii) 1,026 shares beneficially owned by Strategic Advisers, Inc., a wholly owned subsidiary of FMR which provides investment advisory services to individuals. According to the Schedule 13G, Mr. Johnson and FMR each has sole power to dispose of the shares beneficially owned by Fidelity, and neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares beneficially owned by Fidelity, which power resides with the funds’ Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Board of Trustees. Mr. Johnson and FMR, through its control of FMT, each has sole dispositive power over the shares beneficially owned by FMT, and sole power to vote or to direct the voting of 404,977 of such shares and no power to vote or to direct the voting of 22,300 of such shares.

Directors and Executive Officers
      The following table sets forth, as of March 21, 2005 (except as otherwise noted), the number of shares of Common Stock (the Company’s only voting security) beneficially owned by each Director, each Director nominee, each of the Named Executive Officers, and by all Directors, Director nominees and the executive officers of the Company as a group.

	Amount and Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership(1)	Class(2)

Paul R. Charron(3)	1,441,766	1.32%
Bernard W. Aronson(4),(5)	31,114	*
Raul J. Fernandez(5),(6)	29,782	*
Mary Kay Haben(5)	3,525	*
Nancy J. Karch(5),(7)	15,054	*
Kenneth P. Kopelman(5),(8)	34,876	*
Kay Koplovitz(5),(8)	36,852	*
Arthur C. Martinez(5),(9)	22,664	*
Oliver R. Sockwell(5),(10)	9,357	*
Paul E. Tierney, Jr.(5),(8)	80,645	*
Angela J. Ahrendts(11)	181,015	*
Michael Scarpa(12)	142,980	*
Trudy F. Sullivan(13)	123,477	*
Robert J. Zane(14)	72,450	*
Frank S. Sowinski(15)	3,000	*
All Directors and executive officers as a group (16 persons)(15),(16)	2,338,542	2.14%

*	Less than 1%

(1)	Except as otherwise indicated below, the persons listed have advised the Company that they have sole voting power and sole investment power with respect to the securities indicated as owned by them. The amounts indicated assume the exercise of all stock options held by Directors and executive officers under the Company’s stock option plans which are exercisable within 60 days of March 21, 2005 (“Exercisable Options”).

(2)	Based on 109,555,266 shares outstanding as of March 21, 2005, plus shares issuable upon the exercise of exercisable options as noted.

(3)	Includes (a) 32,945 shares held in a grantor annuity trust over which Mr. Charron’s wife serves as sole trustee, (b) 1,166,903 shares issuable upon the exercise of Exercisable Options, and (c) 78,263 restricted shares. Does not include Performance Share award grants made in November 2003 and March 2004 as no shares have been earned under such awards as of March 21, 2005. See “Executive Compensation — Long Term Incentive Compensation Table” and “Employment Arrangements — Agreements with Paul R. Charron” above.

(4)	Includes 22,000 shares issuable upon the exercise of Exercisable Options.

(5)	Includes shares awarded under the outside directors’ compensation program, receipt of which has been deferred under the Outside Directors’ Plan as follows: Mr. Aronson: 6,904 shares; Mr. Fernandez: 2,488 shares; Ms. Haben: 3,525 shares; Ms. Karch: 6,554 shares; Mr. Kopelman: 1,947 shares; Ms. Koplovitz: 7,476 shares; Mr. Martinez: 5,664 shares; Mr. Sockwell: 4,357 shares; and Mr. Tierney: 8,928 shares.

(6)	Includes 10,500 shares issuable upon the exercise of Exercisable Options.

(7)	Includes 7,000 shares issuable upon the exercise of Exercisable Options.

(8)	Includes 26,000 shares issuable upon the exercise of Exercisable Options.

(9)	Includes 15,000 shares issuable upon the exercise of Exercisable Options.

(10)	Includes 3,000 shares issuable upon the exercise of Exercisable Options.

(11)	Includes 103,750 shares issuable upon the exercise of Exercisable Options, 30,000 restricted Growth Shares, 17,000 restricted KAP Shares, and 10,000 other restricted shares granted in March 2005.

(12)	Includes 90,250 shares issuable upon the exercise of Exercisable Options, 18,000 restricted Growth Shares, 11,500 restricted KAP Shares, and 4,000 other restricted shares granted in March 2005.

(13)	Includes 56,000 shares issuable upon the exercise of Exercisable Options, 30,000 restricted Growth Shares, 20,000 restricted KAP Shares, and 10,000 other restricted shares granted in March 2005.

(14)	Includes 40,500 shares issuable upon the exercise of Exercisable Options and 18,000 restricted Growth Shares.

(15)	Information regarding Mr. Sowinski’s holdings is as of October 31, 2004, the last day of his employment with the Company.

(16)	Includes 1,659,653 shares issuable upon the exercise of Exercisable Options, 276,763 restricted shares, including Growth Shares, KAP Shares, and other restricted shares, issued under the Company’s stock incentive plans, and other shares indicated as included in the foregoing footnotes.
AUDIT COMMITTEE REPORT
      The Audit Committee is composed of the four directors listed below. The Committee’s responsibilities are set forth in the Committee’s written charter adopted by the Board of Directors (the “Charter”). The Committee reviews and reassesses the Charter annually, and recommends any proposed changes to the full Board for approval. A copy of the Charter, as updated by the Board in March 2005, is attached to this Proxy Statement as Exhibit A.
      The Committee met with Deloitte & Touche LLP, the Company’s independent registered public accounting firm (the “Independent Registered Public Accounting Firm”), with and without management present, to review and discuss the overall scope and plans for the audit of the Company’s consolidated financial statements for the fiscal year ended January 1, 2005 and the results of such audit. Management represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Committee reviewed and discussed the Company’s auditing and accounting principles and procedures and the Company’s financial statements presentation with management and the Independent Registered Public Accounting Firm, including a review of any significant financial reporting issues and the selection, application and disclosure of the Company’s accounting policies, including policies for which management is required to exercise discretion or judgment regarding implementation. These discussions included consideration of the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments and the clarity of disclosure in the Company’s financial statements.
      The Committee also discussed and reviewed with the Independent Registered Public Accounting Firm all communications required under generally accepted accounting principles and the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by the Independent Registered Public Accounting Firm with the Committee under Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).
      In addition, the Independent Registered Public Accounting Firm provided to the Committee a formal written statement describing all relationships between the Independent Registered Public Accounting Firm and the Company that might bear on the Independent Registered Public Accounting Firm’s independence as required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees) and the PCAOB. The Committee reviewed and discussed with the Independent Registered Public Accounting Firm any matters that may impact the Independent Registered Public Accounting Firm’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company. Nothing came to the Committee’s attention as a result of its review of the Independent Registered Public Accounting Firm’s statement or its discussions with the Independent Registered Public Accounting Firm that would indicate that the Independent Registered Public Accounting Firm lacked such objectivity or independence.
      The Committee met with PricewaterhouseCoopers LLP, the Company’s internal audit firm (the “Internal Audit Firm”), and the Independent Registered Public Accounting Firm, with and without management present, to review and discuss the Company’s work in complying with the requirements of Section 404 under the Sarbanes-Oxley Act of 2002 regarding the internal control over financial reporting. The Committee reviewed and discussed with the Independent Registered Public Accounting Firm and the Internal Audit Firm, both with and without management present, management’s assessment of the Company’s internal control over financial reporting, and discussed with the Independent Registered Public Accounting Firm the firm’s opinion on management’s assessment of internal control over financial reporting and the firm’s opinion on such internal control.
      The Committee also met with the Internal Audit Firm, with and without management present, to review the internal audit plan, as well as reports on audit projects and internal financial controls. The Committee also discussed with management and the Independent Registered Public Accounting Firm the process used to support the certifications of the Company’s Chairman and Chief Executive Officer and Chief Financial Officer required under the rules of the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Securities and Exchange Commission. The Committee also discussed with management areas of potential risk exposure for the Company.
      Based upon the Committee’s receipt and review of the various materials and assurances described above and its discussions with management, the Independent Registered Public Accounting Firm and the Internal Audit Firm, the Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended January 1, 2005 be included in the Company’s Annual Report on Form 10-K for such fiscal year to be filed with the Securities and Exchange Commission. The Board approved such recommendation.
      The Committee has appointed Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the 2005 fiscal year. While the Committee has sole authority to appoint the Independent Registered Public Accounting Firm, the Company has recommended to the Board that the Company continue its longstanding practice of requesting that stockholders ratify the appointment.

MARY KAY HABEN
NANCY J. KARCH (chair)
ARTHUR C. MARTINEZ
OLIVER R. SOCKWELL
      The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
      The aggregate fees billed by Deloitte & Touche LLP, the Company’s independent registered public accounting firm (“Deloitte & Touche”), for professional services rendered in connection with such firm’s audit of the Company’s fiscal 2004 and fiscal 2003 financial statements, including the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for each such fiscal year, were approximately as follows:
Fees Paid to Deloitte & Touche

	2003	2004
	Fiscal Year	Fiscal Year

Audit Fees(1)	$1,828,000	$3,588,000
Audit-Related Fees(2)	$236,000	$140,000
Tax Fees(3)	$1,145,000	$1,522,000

Subtotal	$3,209,000	$5,250,000
All Other Fees(4)	$—	$—

Deloitte & Touche Total Fees	$3,209,000	$5,250,000

(1)	Audit Fees. These are fees for professional services performed by Deloitte & Touche for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly 10-Q filings, and services that are normally provided by Deloitte & Touche in connection with statutory and regulatory filings or engagements for such fiscal year. The increase in the amount of Audit Fees from 2003 to 2004 primarily relates to fees for testing of the Company’s internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-Related Fees. These are fees for assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; attestations by Deloitte & Touche that are not required by statute or regulation; and consulting on financial accounting/reporting standards.

(3)	Tax Fees. These are fees for professional services performed by Deloitte & Touche with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims; payment planning; and tax audit assistance. Tax fees for fiscal 2003 include $478,000 relating to tax services which commenced in fiscal 2002 but were not completed or billed until fiscal 2003.

(4)	All Other Fees. These are fees for all other products and services provided or performed by Deloitte & Touche, not falling in one or more of the above categories.
      The Audit Committee requires that the Committee pre-approve all audit and permitted non-audit services (and related fees) to be provided by the Company’s independent registered public accounting firm or its affiliates. In making its decisions the Committee considers whether the retention of the independent registered public accounting firm for permitted non-audit services is consistent with maintaining the objectivity and independence of the independent registered public accounting firm. Prior to engaging the independent registered public accounting firm for the next year’s engagement, a list of specific permitted services and related fees expected to be rendered during the year is presented to the Committee for approval. Prior to the engagement, the Committee must pre-approve the specific services requested and related fees. Management and the independent registered public accounting firm update the Committee periodically on actual fees incurred against the fees approved, and approval is required for any fees in excess of the amount originally approved. The Committee must also pre-approve any additional permissible services to be performed by the independent registered public accounting firm or its affiliates. Pursuant to the Audit Committee’s Charter, the Committee may delegate to a subcommittee (which may consist of one or more members) the right to pre-approve such services and fees, provided that decisions of any such subcommittee to grant pre-approvals must be presented to the full Committee at its next scheduled meeting.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee has appointed Deloitte & Touche as the Company’s independent registered public accounting firm to examine and audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2005. Deloitte & Touche has served as the Company’s independent auditors since May 16, 2002, replacing Arthur Andersen LLP. From June 2001 until their appointment as independent auditors in 2002, Deloitte & Touche served as the Company’s internal auditors.
      If Deloitte & Touche’s appointment is not ratified, the Committee will reconsider the appointment.
      The Company expects that representatives of Deloitte & Touche will be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will respond to appropriate questions.
Voting on the Proposal.
      The affirmative vote of a majority of the shares of Common Stock voting on this proposal is required for ratification of the appointment of Deloitte & Touche as the Company’s independent registered public accounting firm for the 2005 fiscal year.
      Your Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche.
PROPOSAL 3 — APPROVAL OF THE LIZ CLAIBORNE, INC. SECTION 162(m)
LONG TERM PERFORMANCE PLAN
Background and Reasons for Adoption
      The Board of Directors has, subject to approval by the Company’s stockholders at the Annual Meeting, adopted the Liz Claiborne, Inc. Section 162(m) Long Term Performance Plan (the “Performance Plan”). The purpose of the Performance Plan is to provide long-term incentives to certain senior executive officers in a manner designed to reinforce the Company’s performance goals; to strengthen the Company’s “pay for performance” ethic by linking a significant portion of participants’ compensation to the achievement of such goals; and to continue to attract, motivate and retain high performing executives on a competitive basis, while seeking to preserve for the benefit of the Company the associated federal income tax deduction.
      The payments under the Performance Plan are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). In general, under Section 162(m) of the Code, a federal income tax deduction will generally be unavailable for annual compensation in excess of $1 million paid to the Company’s Chief Executive Officer and the next four most highly compensated officers. However, amounts that constitute “performance-based compensation” under Section 162(m) of the Code are not counted toward the $1 million limit. The Compensation Committee of the Board of Directors reserves the right to establish alternative incentive compensation arrangements for otherwise eligible executives if it determines, in its sole discretion, that it would be in the best interests of the Company and its stockholders to do so, even if the result is a loss of deductibility for certain compensation payments.
      The Company currently maintains the stockholder-approved Amended and Restated Section 162(m) Cash Bonus Plan, which only provides for one-year performance periods. In approving the Performance Plan, the Board sought to establish a plan that would allow for performance periods longer than one year while maintaining deductibility under Section 162(m) of the Code, as well as broaden the criteria used for performance-based compensation.
      The following description of the Performance Plan is qualified in its entirety by reference to the full text of such Plan, which is set forth in the attached Exhibit B.

Material Terms of the Performance Plan
      Eligibility. Any employee (i) having a base salary in excess of $400,000, or (ii) whose compensation is reasonably expected by the Committee to exceed the $1 million threshold, is eligible to receive an award under the Performance Plan. Approximately 30 individuals are eligible to participate in the Plan. The Committee made the first grant of awards under the Performance Plan on March 7, 2005, to 14 of the Company’s executives (the “Initial Performance Plan Awards”), which Awards are subject to stockholder approval of the Performance Plan at the Annual Meeting. See “New Plan Benefits” below.
      Performance Plan Awards. The Committee in its sole discretion may grant awards to eligible executives. Each award entitles the recipient to receive a cash payment upon the achievement of specified performance goals during a specific period (a “performance period”) designated by the Committee. At the time the award is granted, the Committee establishes the length of the performance period, the performance goals that must be achieved during the performance period, the amount of the bonus that will be paid based on the extent of the achievement of the performance goals and the dates on which the payments will be made.
      Performance Periods. The Committee in its sole discretion sets the length of each performance period, which must be at least one year. The Initial Performance Plan Awards have a three-year performance period.
      Performance Goals. Each award includes specific, objective performance goals that the Committee selects from among the business criteria described below. Performance goals are established for each participant by the Committee within the first 90 days of the applicable performance period.
      Performance goals are expressed in terms of one or more of the following criteria: (a) earnings; (b) sales; (c) cash flow(s); (d) financial return ratios; (e) shareholder return, including share price or share price appreciation; (f) value of assets, return on assets, net assets or capital; (g) adjusted pre-tax margin; (h) margins, profits and expense levels; (i) dividends; (j) market share or market penetration; (k) reduction of losses; (l) costs; (m) debt reduction; (n) productivity improvements; (o) inventory turnover measurements; or (p) customer satisfaction. Performance goals may be expressed (1) with respect to the Company as a whole or with respect to one or more divisions or business units, (2) on a pre-tax or after-tax basis, and (3) on an absolute and/or relative basis. In addition, performance goals may employ comparisons with past performance of the Company (including one or more divisions) and/or the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, stockholders’ equity and shares outstanding.
      To the extent applicable, the measures used in performance goals set under the Plan are determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s reports on Forms 10-K and 10-Q, without regard to any of the following, unless otherwise determined by the Committee consistent with the requirements of Section 162(m)(4)(C) of the Code and the regulations thereunder: all items of gain, loss or expense for a fiscal year that are related to special, unusual or non-recurring items, events or circumstances affecting the Company or the financial statements of the Company; all items of gain, loss or expense for a fiscal year that are related to (i) the disposal of a business or discontinued operations or (ii) the operations of any business acquired by Company during the fiscal year; and all items of gain, loss or expense for a fiscal year that are related to changes in accounting principles or to changes in applicable law or regulations. To the extent a performance goal is expressed using a measure that requires deviations from GAAP, such deviations shall be at the discretion of the Committee and established at the time the applicable performance goals are established.
      Maximum Bonus Opportunity. Each award under the Performance Plan specifies the maximum amount of the bonus (which may be measured as a percentage of base salary) that the participant will receive upon the achievement of the applicable performance goals. The amount of the bonus may vary depending on the extent of achievement of the performance goals, with a threshold level of achievement necessary to receive any bonus; higher bonuses for greater levels of achievement of the performance goals; and a maximum specified bonus for the greatest level of achievement. Under the Performance Plan, the maximum bonus that may be paid to any individual under an award is $5.0 million multiplied by the number of years in the performance period. As a point of reference, the highest bonus that the Company has ever paid to an individual executive in any year was $2,375,000.
      The Committee has absolute discretion to reduce the actual amount of any bonus payable under the Performance Plan to an amount less than that determined by the achievement of the performance goals, but cannot increase the bonus amount payable above the amount determined by actual achievement.
      Administration. The Performance Plan is administered by the Compensation Committee of the Board of Directors or a subcommittee thereof. All decisions and determinations of the Committee with respect to the Performance Plan are final and binding on all parties. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Performance Plan or any Award. The expenses of administering the Performance Plan are borne by the Company.
      Protection of Deduction. The Performance Plan provides that the Compensation Committee may, in its sole discretion, delay the payment of any performance bonus if and to the extent that it determines that the Company might not be permitted to receive a deduction in respect of such bonus as a result of the deduction limit under Section 162(m) of the Code. Generally, any amount so delayed will be credited with interest, as if it were invested in any investment vehicle or vehicles selected by the Committee, and will be paid to the participant following the participant’s termination of employment.
      Power to Amend. The Board of Directors may at any time terminate or suspend the Performance Plan or revise it in any respect; provided that no amendment shall be made which would cause bonuses payable under the Plan to fail to qualify for the exemption from the limitations of Section 162(m) provided in Section 162(m)(4)(C) of the Code.
New Plan Benefits
      The following table sets forth information regarding the Initial Performance Plan Awards, including awards to the Company’s executive officers:

		Number
Name and Position	Dollar Value ($)(1)	of Units(2)

Paul R. Charron, Chief Executive Officer	$0	N/A
Angela J. Ahrendts, Executive Vice President	$2,700,000	N/A
Trudy R. Sullivan, Executive Vice President	$2,700,000	N/A
Michael Scarpa, Senior Vice President-Chief Financial Officer	$1,350,000	N/A
Robert J. Zane, Senior Vice President-Manufacturing, Sourcing, Distribution and Logistics	$0	N/A
Executive Officer Group (4 persons)(3)	$8,100,000	N/A
Non-Executive Director Group	$0	N/A
Non-Executive Officer Employee Group (10 persons)	$7,500,000	N/A

(1)	Represents the “Target Value” for each award. Depending upon the level of achievement of the performance goals, actual awards may range from 50% of Target Value (for a threshold level of achievement) to 200% of Target Value (for maximum level of achievement).

(2)	Awards under the Performance Plan are not measured in units.

(3)	Refers to all executive officers as a group. Only four of the Company’s executive officers have received awards under the Performance Plan.
      The Initial Performance Plan Awards provide for a three-year performance period covering the Company’s 2005, 2006 and 2007 fiscal years, with actual payouts dependent on the level of achievement of three performance goals: 25% of each Award payout is based on the Company’s earnings per share growth, 25% is based on the Company’s average three-year return on invested capital and 50% is based on total shareholder return, as compared to a group of peer companies (see the discussion of the LTPP Peer Group under “Executive Compensation — Performance Graph”).

Voting on the Proposal
      The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and voting thereon is required for approval of the Performance Plan. Under applicable regulations, if the Performance Plan is approved, it may remain in effect without further stockholder approval until January 2010, unless materially amended prior to such date. In the event stockholders do not approve this proposal, awards will not be granted and the Initial Performance Plan Awards will not be paid out under the Performance Plan, to the extent required under Treasury Regulation 1.162-27(e)(4) to meet the stockholder approval requirements of that Regulation.
Your Board of Directors recommends that you vote FOR the approval of the Performance Plan.
PROPOSAL 4 — LIZ CLAIBORNE, INC. 2005 STOCK INCENTIVE PLAN
Background and Reasons for Adoption
      The Board of Directors has, subject to approval by the Company’s stockholders at the Annual Meeting, adopted the Liz Claiborne, Inc. 2005 Stock Incentive Plan (the “2005 Stock Plan”). The Board of Directors views the issuance of stock options and other equity-based awards to key individuals as necessary in order to attract and retain the services of the individuals essential to the Company’s long term success. The purpose of the 2005 Stock Plan is to continue the general purpose of the Liz Claiborne, Inc. 2002 Stock Incentive Plan, as amended (the “2002 Stock Plan”) and the Liz Claiborne, Inc. 2000 Stock Incentive Plan as amended (the “2000 Stock Plan”), enabling the Company to continue to provide certain key individuals, upon whose judgment, initiative and efforts the Company will largely depend for the successful conduct of its business, with incentives to enter into and remain in the service of the Company (or a Company subsidiary or joint venture), to acquire or increase their proprietary interest in the success of the Company, to maximize their performance, and thereby enhance the long-term performance of the Company. It is anticipated that providing such persons with a direct stake in the Company will assure a close identification of their interests with those of the Company, thereby stimulating their efforts on the Company’s behalf. The following description of the 2005 Stock Plan is qualified in its entirety by reference to the full text of such Plan, which is set forth in the attached Exhibit C.
      Under the Company’s existing stock incentive plans (which are comprised of the 2002 Stock Plan, the 2000 Plan and the Amended and Restated Liz Claiborne, Inc. Outside Directors’ 1991 Stock Ownership Plan), as of March 21, 2005: approximately 9,223,845 shares of the Company’s Common Stock, par value $1.00 per share (“Stock”) were subject to outstanding options; approximately 1,310,631 shares of unvested restricted Common Stock were outstanding; and approximately 4,485,000 shares of Stock were available for future grants (including approximately 1,606,100 shares of restricted Common Stock, of which 815,108 shares have been reserved for potential issuance to our Chief Executive Officer under his employment agreement, as described under the heading “Employment Arrangements — Agreements with Paul R. Charron”).
      To date, no awards have been made under the 2005 Stock Plan.
General Description of the 2005 Stock Plan
      Awards. The 2005 Stock Plan authorizes the grants of non-qualified stock options (“NQOs”), incentive stock options (“ISOs”), stock appreciation rights (“SARs”), shares of restricted stock, restricted stock units, shares of unrestricted stock, performance shares, and dividend equivalent rights (“DERs”, and collectively with NQOs, ISOs, SARs, and grants of restricted stock, restricted stock units, unrestricted stock and performance shares, “Awards”). Under the 2005 Stock Plan, the Company may deliver authorized but unissued shares of Stock, treasury shares of Stock, and shares of Stock acquired by the Company for the purposes of the 2005 Stock Plan.
      Maximum Number of Shares. A maximum of 5,000,000 shares of Stock are available for grants pursuant to Awards under the 2005 Stock Plan; of those, no more than 2,000,000 shares may be awarded pursuant to grants of restricted stock, restricted stock units, unrestricted stock and performance shares. The following shares of Stock shall again become available for Awards under the 2005 Stock Plan: any shares subject to an Award under the 2005 Stock Plan that remain unissued upon the cancellation or termination of the Award for any reason; any shares of restricted stock that are forfeited, provided that any dividends paid on such shares are also forfeited; and any shares in respect of which a performance share award is settled for cash. The maximum number of shares of Stock with respect to which any individual may be granted Awards during any one calendar year is 1,000,000 shares. In addition, the maximum number of shares of stock with respect to which any non-employee director may be granted an award during any one calendar year is 5,000 shares. SARs settled in shares of Common Stock shall be counted in full against the number of shares available for award under the 2005 Stock Plan, regardless of the number of exercise gain shares issued upon the settlement of the SAR.
      Administration. The 2005 Stock Plan is administered by the Compensation Committee of the Board of Directors, or such other committee or subcommittee of the Board of Directors as the Board of Directors appoints or as is formed by abstention or recusal of one or more members of the Compensation Committee (the “Committee”). The Committee will consist of at least two individuals, both of whom meet the definition of an “outside director” (within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”)) and a “non-employee director” (as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934). However, Awards under the Plan will not be invalidated if the Committee includes members who do not meet such definitions. If the Committee does not exist, or for any other reason determined by the Board of Directors, the Board of Directors may act as the Committee. The Committee or the Board of Directors may delegate to one or more officers of the Company the authority to designate the individuals (from among those eligible to receive Awards, other than such officer(s) themselves) who will receive Awards under the Plan, to the fullest extent permitted by the Delaware General Corporation Law (or any successor provision thereto), provided that the Committee shall itself grant all Awards to those individuals who could reasonably be considered to be subject to the insider trading provisions of Section 16 of the 1934 Act or whose Awards could reasonably be expected to be subject to the deduction limitations of Section 162(m) of the Code. The Committee determines the key persons who will receive Awards, the type of Awards granted, and the number of shares subject to each Award. The Committee also determines the prices, expiration dates and other material features of Awards. No Award may be granted under the 2005 Stock Plan after March 15, 2015. The Committee has the authority to interpret and construe any provision of the 2005 Stock Plan and to adopt such rules and regulations for administering the 2005 Stock Plan as it deems necessary or appropriate. All decisions and determinations of the Committee are final and binding on all parties. No member of the Committee shall be liable for any action or determination made in good faith with respect to the 2005 Stock Plan or any Award.
      Eligibility. Officers, non-employee directors, and executive, managerial, professional or administrative employees of, and consultants to, the Company, its subsidiaries and its joint ventures, as the Committee in its sole discretion shall select, are eligible to receive Awards under the 2005 Stock Plan. As of March 21, 2005, the Company believes approximately 3,500 individuals are eligible to participate in the Plan. However, the granting of Awards is discretionary and it is not possible to determine how many individuals actually will receive Awards under the Plan.
      Power to Amend. The Board of Directors may, at any time, suspend or discontinue the 2005 Stock Plan or revise or amend it in any respect whatsoever. However, no amendment shall be effective without the approval of the stockholders of the Company if it would increase the number of shares of Stock available for issuance under the 2005 Stock Plan, materially increase the benefits under the 2005 Stock Plan or if the Board determines that stockholder approval is necessary and appropriate so that Awards under the 2005 Stock Plan may comply with Sections 422 or 162(m) of the Code. The Committee may, in its sole discretion, without amending the 2005 Stock Plan, amend any Award to (i) accelerate the date on which any option or SAR becomes exercisable or otherwise adjust any of the terms of such option or SAR, (ii) accelerate the date on which any Award vests, (iii) waive any condition imposed with respect to any Award, or (iv) otherwise adjust any of the terms of any Award; provided, however, that no such amendment may lower the exercise price of an option granted under the 2005 Plan. No amendment or modification to the 2005 Stock Plan or any Award may reduce the grantee’s rights under any previously granted and outstanding Award without the consent of the grantee, except to the extent that the Board of Directors determines that such amendment is necessary or appropriate to prevent such Awards from being subject to the deduction limit of Section 162(m) of the Code or from being subject to tax under Section 409A of the Code.
Summary of Awards Available Under the 2005 Stock Plan
      Non-Qualified Stock Options. The exercise price per share of each NQO granted under the 2005 Stock Plan is determined by the Committee on the grant date and will not be less than the fair market value of a share of Stock on the grant date. Each NQO is exercisable for a term, not to exceed seven years, established by the Committee on the grant date. The exercise price shall be paid in cash or, subject to the approval of the Committee, in shares of Stock valued at their fair market value on the date of exercise or by such other method as the Committee may from time to time prescribe.
      The 2005 Stock Plan contains provisions applicable to the exercise of NQOs subsequent to a “termination of employment,” as the result of a dismissal for “cause,” a dismissal other than for “cause,” “retirement,” “disability” (as each such term is defined in the 2005 Stock Plan), resignation without the Company’s prior consent, or death. These provisions apply unless the Committee establishes alternative provisions with respect to an Award. In general, these provisions provide that NQOs that are not exercisable at the time of such termination shall expire upon the termination of employment and NQOs that are exercisable at the time of such termination shall remain exercisable until the earlier of the expiration of their original term and (i) in the event of a grantee’s dismissal other than for cause, the expiration of three months after such termination of employment, (ii) in the event of a grantee’s disability or death, the first anniversary of such termination, and (iii) in the event a grantee retires, the third anniversary of such termination. In the event of a dismissal for cause or a resignation without the Company’s prior consent, all NQOs held by the grantee, whether or not then exercisable, terminate immediately as of the commencement of business on the termination of employment date. In addition, if a grantee dies subsequent to a termination of employment but before the expiration of the exercise period, then the grantee’s NQOs shall remain exercisable until the first anniversary of the grantee’s date of death (or the expiration of the original exercise period, if earlier).
      Incentive Stock Options. Generally, ISOs are options that may provide certain federal income tax benefits to a grantee not available with NQOs. A grantee must hold the shares acquired upon exercise of an ISO for at least two years after the grant date and at least one year after the exercise date. The exercise price per share of each ISO must be at least the fair market value of a share of Stock on the grant date. An ISO will be exercisable for a maximum term, not to exceed seven years, established by the Committee on the grant date. The exercise price of an ISO will be paid in cash or, subject to the approval of the Committee, in shares of Stock valued at their fair market value on the date of exercise or by such other method as the Committee may from time to time prescribe. The aggregate fair market value of shares of Stock (determined on the ISO grant date) with respect to which ISOs are exercisable for the first time by a grantee during any calendar year (whether issued under the 2005 Stock Plan or any other plan of the Company or its subsidiaries) may not exceed $100,000. An ISO granted to any individual who owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company is subject to the following additional limitations: the exercise price per share of the ISO must be at least 110% of the fair market value of a share of Stock at the time any such ISO is granted, and the ISO cannot be exercisable more than five years from the grant date.
      In the event of a grantee’s termination of employment, ISOs generally are exercisable to the same extent as described above with respect to NQOs (although the definition of the term “disability” in respect of ISOs may differ). However, an option cannot be treated as an ISO if it is exercised more than three months following the grantee’s termination of employment for any reason other than death or disability, or more than one year after the grantee’s termination of employment for disability, unless the grantee died during such three-month or one-year period. ISOs are not transferable other than by will or by the laws of descent and distribution.
      Stock Appreciation Rights. The exercise price of each SAR shall be such price as the Committee determines on the grant date, but not less than the fair market value of a share of Stock on the grant date. Each SAR shall be exercisable for a term, not to exceed seven years, established by the Committee on the grant date. The exercise of a SAR with respect to a number of shares entitles the grantee to receive for each such share a number of shares of Stock (valued at their fair market value on the date of exercise of the SAR), equal to the excess of (i) the fair market value of a share of Stock on the date of exercise over (ii) the exercise price of the SAR. SARs may be granted as stand-alone awards or in connection with any NQO or ISO with respect to a number of shares of Stock less than or equal to the number of shares subject to the related option. The exercise of a SAR that relates to a particular NQO or ISO causes the cancellation of its related option with respect to the number of shares exercised. The exercise of an option to which a SAR relates causes the cancellation of the SAR with respect to the number of shares exercised. In the event of a grantee’s termination of employment, SARs generally are exercisable to the same extent as described above with respect to NQOs. SARs settled in shares of Common Stock shall be counted in full against the number of shares available for award under the 2005 Stock Plan, regardless of the number of exercise gain shares issued upon the settlement of the SAR.
      Restricted Stock. Prior to the vesting of any restricted shares, the shares are not transferable by the grantee and are forfeitable. Vesting of the shares may be based on continued employment with the Company and/or upon the achievement of specific performance goals, as the Committee determines on the grant date. The Committee may at the time that shares of restricted stock are granted impose additional conditions to the vesting of the shares. Unvested shares of restricted stock are automatically and immediately forfeited upon a grantee’s termination of employment for any reason. If vesting of a restricted stock award is based on continued employment, the award will not vest at all until at least one year after the grant date and will not vest in full until at least three years after the grant date.
      Restricted Stock Units. A restricted stock unit entitles the grantee to receive a share of Stock on the date that the restricted stock unit vests. Vesting of restricted stock units may be based on continued employment with the Company and/or upon the achievement of specific performance goals. The Committee may, at the time that restricted stock units are granted, impose additional conditions to vesting. Unvested restricted stock units are automatically and immediately forfeited upon a grantee’s termination of employment for any reason. If vesting of a restricted stock unit is based on continued employment, the award generally will not vest at all until at least one year after the grant date and will not vest in full until at least three years after the grant date.
      Unrestricted Stock. Shares of Stock may be granted by the Committee and may be payable at such times and subject to such conditions as the Committee determines; provided that any such awards to officers or directors shall involve a number of shares determined by the Committee as being reasonable and shall be identified as being granted in lieu of salary or cash bonus.
      Performance Shares. The Committee may grant performance share awards to such key persons, in such amounts, and subject to such terms and conditions, as the Committee shall determine in its sole discretion. The grantee of such an award will be entitled to receive shares or the cash value thereof (in the discretion of the Committee) if performance goals specified by the Committee are met. The shares or cash value will be paid as soon as practicable (and in no event later than 2 1/2 months) following the satisfaction of the performance goals.
      Dividend Equivalent Rights. The Committee may, in its sole discretion, grant with respect to any option, SAR or performance share award, a DER entitling the grantee to receive amounts equal to the ordinary dividends that would have been paid on the shares of Stock covered by such Award as if such shares were then outstanding. DERs may be payable in cash, in shares of Stock or in any other form, as determined by the Committee.
Transferability
      No Award is transferable other than by will or the laws of descent and distribution, except to the extent an agreement with respect to an NQO or SAR Award permits certain transfers to a grantee’s family members or trusts.

Certain Corporate Changes
      The 2005 Stock Plan provides that in the event of a change in the capitalization of the Company, a stock dividend or split, a merger or combination of shares and certain other similar events, there will be an adjustment in the number of shares of Stock available to be delivered under the 2005 Stock Plan, the number of shares subject to Awards, and the exercise prices of certain Awards. The 2005 Stock Plan also provides for the adjustment or termination of Awards upon the occurrence of certain corporate events.
Certain Changes in the Control of the Company
      If within one year following a “change in control”, which is defined as the happening of any of the following events: (i) any “person” acquires 35% or more of the outstanding shares of Common Stock; (ii) the sale of all or substantially all of the assets of the Company; or (iii) the election or appointment during any 12-month period of a majority of the members of the Board whose election or appointment is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, the Company terminates a grantee’s employment without “cause,” or the grantee resigns for “good reason” (as such terms are defined in the 2005 Stock Plan), any outstanding unvested or unexercisable Awards shall become vested and immediately exercisable and the standard exercise period that applies for options and SARs following termination of employment will be extended until the first anniversary of the grantee’s termination of employment (but not later than the original expiration date of the award).
Tax Withholding
      The 2005 Stock Plan provides that a grantee may be required by the Committee to meet certain tax withholding requirements by remitting to the Company cash or through the withholding of shares otherwise payable to the grantee. In addition, the grantee may meet such withholding requirements, subject to certain conditions, by remitting previously acquired shares of Stock.
Performance-Based Compensation
      A federal income tax deduction will generally be unavailable for annual compensation in excess of $1 million paid to each of the Chief Executive Officer and the next four most highly compensated officers of a public corporation. However, amounts that constitute “performance-based compensation” under Section 162(m) of the Code are not counted toward the $1 million limit. If the Company’s stockholders approve the 2005 Stock Plan, grants of NQOs, ISOs, and SARs generally would be eligible for this exception to the $1 million limit. In addition, the 2005 Stock Plan permits the Committee to condition the granting and/or vesting of Awards on the achievement of one or more objective performance goals based on one or more of the performance criteria described below. Any Award that is conditioned upon the achievement of these performance goals will qualify as performance-based compensation and not be counted towards the $1 million limit.
      The performance goals may be expressed in terms of one or more of the following criteria: (a) earnings; (b) sales; (c) cash flow(s); (d) financial return ratios; (e) shareholder return, including share price or share price appreciation; (f) value of assets, return on assets, net assets or capital; (g) adjusted pre-tax margin; (h) margins, profits and expense levels; (i) dividends; (j) market share or market penetration; (k) reduction of losses; (l) costs; (m) debt reduction; (n) productivity improvements; (o) inventory turnover measurements; or (p) customer satisfaction.
      Performance goals may be expressed (1) with respect to the Company as a whole or with respect to one or more divisions or business units, (2) on a pre-tax or after-tax basis, and (3) on an absolute and/or relative basis. In addition, performance goals may employ comparisons with past performance of the Company (including one or more divisions) and/or the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, stockholders’ equity and shares outstanding.
      To the extent applicable, the measures used in performance goals set under the Plan shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s reports on Forms 10-K and 10-Q, without regard to any of the following, unless otherwise determined by the Committee consistent with the requirements of Section 162(m)(4)(C) of the Code and the regulations thereunder: all items of gain, loss or expense for a fiscal year that are related to special, unusual or non-recurring items, events or circumstances affecting the Company or the financial statements of the Company; all items of gain, loss or expense for a fiscal year that are related to (i) the disposal of a business or discontinued operations or (ii) the operations of any business acquired by Company during the fiscal year; and all items of gain, loss or expense for a fiscal year that are related to changes in accounting principles or to changes in applicable law or regulations. To the extent a performance goal is expressed using an earnings or sales-based measure that requires deviations from GAAP, such deviations shall be at the discretion of the Committee and established at the time the applicable performance goals are established.
      To satisfy the requirements that apply to performance-based compensation, these criteria must be approved by the Company’s stockholders, and approval of the 2005 Stock Plan will also constitute approval of the foregoing criteria. The 2005 Stock Plan authorizes the Committee to defer payment of Awards that do not qualify as performance-based compensation, generally until the grantee’s termination of employment.
New Plan Benefits
      Since no Awards have been made under the 2005 Stock Plan and since Awards under the 2005 Stock Plan are wholly discretionary, amounts payable under the 2005 Stock Plan are not determinable at this time. For information regarding certain awards made in respect of fiscal 2004 under the Liz Claiborne, Inc. 2002 Stock Incentive Plan, see “Executive Compensation — Summary Compensation Table,” “Option Grants Table for Fiscal 2004,” and the Compensation Committee Report.
Summary of Federal Tax Consequences
      The following is a brief description of the federal income tax treatment that will generally apply to Awards under the 2005 Stock Plan based on current federal income tax rules.
      Non-Qualified Options. The grant of an NQO will not result in taxable income to the grantee. Except as described below, the grantee will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the Stock acquired over the exercise price for those shares, and the Company will be entitled to a corresponding deduction. Gains or losses realized by the grantee upon disposition of such shares will be treated as capital gains and losses, with the basis in such Stock equal to the fair market value of the shares at the time of exercise.
      Incentive Stock Options. The grant of an incentive stock option will not result in taxable income to the grantee. The exercise of an incentive stock option will not result in taxable income to the grantee provided that the grantee was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the grantee is disabled, as that term is defined in the Code). The excess of the fair market value of the Stock at the time of the exercise of an incentive stock option over the exercise price is an adjustment that is included in the calculation of the grantee’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised.
      If the grantee does not sell or otherwise dispose of the Stock within two years from the date of the grant of the incentive stock option or within one year after the transfer of such Stock to the grantee, then, upon disposition of such Stock, any amount realized in excess of the exercise price will be taxed to the grantee as capital gain and the Company will not be entitled to a corresponding deduction. A capital loss will be recognized to the extent that the amount realized is less than the exercise price. If the foregoing holding period requirements are not met, the grantee will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the Stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price and the Company will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the grantee will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares. The Company will be entitled to a deduction to the extent that the grantee recognizes ordinary income because of a disqualifying disposition.
      Stock Appreciation Rights. The grant of a SAR will not result in taxable income to the grantee. Upon exercise of a SAR, the fair market value of Stock received will be taxable to the grantee as ordinary income and the Company will be entitled to a corresponding deduction. Gains and losses realized by the grantee upon disposition of any such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.
      Restricted Stock. The grant of restricted stock will not result in taxable income at the time of grant and the Company will not be entitled to a corresponding deduction, assuming that the restrictions constitute a “substantial risk of forfeiture” for federal income tax purposes. Upon the vesting of shares of restricted stock, the holder will realize ordinary income in an amount equal to the then fair market value of those shares, and the Company will be entitled to a corresponding deduction. Gains or losses realized by the grantee upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder during the restriction period, if so provided, will also be compensation income to the grantee and the Company will be entitled to a corresponding deduction. A grantee may elect pursuant to Section 83(b) of the Code to have income recognized at the date of grant of a restricted stock award and to have the applicable capital gain holding period commence as of that date, and the Company will be entitled to a corresponding deduction.
      Restricted Stock Units. The grant of a restricted stock unit will not result in taxable income at the time of grant and the Company will not be entitled to a corresponding deduction. Upon the vesting of the restricted stock unit, the holder will realize ordinary income in an amount equal to the then fair market value of the shares received, and the Company will be entitled to a corresponding deduction. Gains or losses realized by the grantee upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting, when granted to the grantee.
      Unrestricted Stock. The grant of unrestricted stock will result in taxable income for the recipient at the time of grant in an amount equal to the then fair market value of those shares and the Company will be entitled to a corresponding deduction. Gains or losses realized by the grantee upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of grant.
      Performance Shares. The grant of a performance share award will not result in taxable income at the time of grant and the Company will not be entitled to a corresponding deduction. The grantee will have compensation income at the time of distribution equal to the amount of cash received and the then fair market value of the distributed shares and the Company will then be entitled to a corresponding deduction. If the shares received under a performance share award are not transferable and are subject to forfeiture, the shares will be considered restricted stock for tax purposes and the grantee will not realize ordinary income until the restrictions lapse (unless the grantee makes an election under Section 83(b) of the Code).
      Dividend Equivalent Rights. The grant of dividend equivalent rights will not result in income to the recipient or in a tax deduction for the Company. When any amount is paid or distributed to a recipient in respect of a dividend equivalent right, the recipient will recognize ordinary income equal to the fair market value of any property distributed and/or the amount of any cash distributed, and the Company will be entitled to a corresponding deduction.
      Withholding of Taxes. The Company may withhold amounts from grantees to satisfy withholding tax requirements. Subject to guidelines established by the Committee, grantees may have Stock withheld from Awards or may tender Stock to the Company to satisfy tax withholding requirements.
      $1 Million Limit. Section 162(m) of the Code disallows a federal income tax deduction for certain compensation in excess of $1 million per year paid to each of the Company’s chief executive officer and its four other most highly compensated executive officers. Compensation that qualifies as “performance-based compensation” is not subject to the $1 million limit. The 2005 Stock Plan has been structured to permit Awards and payments that will satisfy the requirements applicable to performance-based compensation.
      Section 409A. Section 409A of the Code, which was enacted in October 2004, imposes significant new restrictions on deferred compensation and may impact on Awards under the 2005 Stock Plan. If the Section 409A restrictions are not followed, a grantee could be subject to accelerated liability for tax on the non-complying award, as well as a 20% penalty tax. The 2005 Stock Plan is intended to comply with the requirements of Section 409A. The Company anticipates that it will amend the Plan and/or any Award to the extent that future additional administrative guidance indicates that the amendment is necessary to ensure that grantees are not subject to the Section 409A tax penalties.
      Change In Control. Any acceleration of the vesting or payment of Awards under the 2005 Stock Plan caused by an event of a change in control in the Company may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Code, which may subject the grantee to a 20% excise tax and preclude deduction by the Company.
      Tax Advice. The preceding discussion is based on federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the federal income tax aspects of the 2005 Stock Plan. A grantee may also be subject to state and local taxes in connection with the grant of Awards under the 2005 Stock Plan.
Voting on the Proposal
      The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and voting thereon is required for the approval of the adoption of the 2005 Stock Plan. In addition, under the rules of the New York Stock Exchange, for this proposal a majority of the stockholders eligible to vote must actually cast votes and abstentions are treated as votes cast.
Your Board of Directors recommends that you vote FOR the approval of the 2005 Stock Plan.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, executive officers, certain other officers, and persons owning more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such equity securities with the S.E.C. and the New York Stock Exchange. To the Company’s knowledge, based solely on the information furnished to the Company and written representations by such persons, all filing requirements under Section 16(a) have been complied with.
OTHER MATTERS
      The Board of Directors is aware of no other matters that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxies in accordance with their judgment on such matters.
ADDITIONAL INFORMATION
Obtaining copies of the Company’s Annual Report on Form 10-K
      The Company has filed with the S.E.C. an Annual Report on Form 10-K for the fiscal year ended January 1, 2005. Stockholders may obtain, without charge, a copy of the Form 10-K (without exhibits) by writing to the Investor Relations Department at Liz Claiborne, Inc., One Claiborne Avenue, North Bergen, New Jersey 07047. The exhibits to the Form 10-K are available upon payment of charges which approximate the Company’s cost of reproduction. A copy of the Form 10-K (including exhibits) is also available on the Company’s website at www.lizclaiborneinc.com.
Submission of Stockholder Proposals
      Stockholder proposals intended to be presented at the 2006 annual meeting of stockholders must be received by the Company, addressed to the attention of the Company’s Corporate Secretary at its principal executive offices at 1441 Broadway, New York, New York 10018, no later than, December 1, 2005 in order to be included in the Company’s proxy statement relating to that meeting. Moreover, pursuant to S.E.C. rules, if a stockholder notifies the Company after February 16, 2006 of an intent to present a proposal at the Company’s 2006 annual meeting of stockholders, the proxies named on the proxy card for such meeting will have the right to exercise their discretionary voting authority with respect to such proposal, if presented at such meeting, without including information regarding such proposal in the Company’s proxy materials.
Company Code of Ethics and Business Practices
      The Company has established a Code of Ethics and Business Practices which applies to all of its associates, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer, as well as to the Board of Directors. A copy of the Code is available on the Company’s website at www.lizclaiborneinc.com. The Company will disclose on the Company’s website any waiver of, or amendment to, the Code. The Company has established a Compliance Committee, consisting of Roberta S. Karp, Senior Vice President, Corporate Affairs and General Counsel, Lawrence D. McClure, Senior Vice President Human Resources, and Michael Scarpa, Senior Vice President, Chief Financial Officer, with responsibility for administering the Code.

By Order of the Board of Directors

NICHOLAS RUBINO
Vice President — Deputy General
Counsel and Secretary
New York, New York
April 1, 2005

EXHIBIT A
LIZ CLAIBORNE, INC.
AUDIT COMMITTEE CHARTER
(as amended as of March 15, 2005)
      This Audit Committee Charter (“Charter”) was originally adopted by the Board of Directors (the “Board”) of Liz Claiborne, Inc. (the “Company”) at its May 20, 2000 meeting. The Audit Committee of the Board (the “Committee”) shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.
Role and Independence; Organization
      The Committee is appointed by the Board to assist the Board in fulfilling its responsibility for oversight of (i) the quality and integrity of the accounting, auditing and financial reporting practices and the financial statements of the Company; (ii) the independence, qualifications and performance of the Company’s independent registered public accounting firm; (iii) the Company’s compliance with legal and regulatory requirements; and (iv) the performance of the Company’s internal audit function and any internal audit firm. It may also have such other duties as may from time to time be assigned to it by the Board.
      The membership of the Committee shall consist of at least three directors, each of whom shall (i) have no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) as affirmatively determined by the Board and (ii) satisfy the independence and financial literacy requirements of Section 10A of the Securities Exchange Act of 1934 (the “1934 Act”) and the rules of the New York Stock Exchange (the “NYSE”) for serving on audit committees, and at least one who shall qualify as an audit committee financial expert under Section 10A of the 1934 Act. The members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Governance Committee. Committee members may be replaced by the Board. The Committee may, as appropriate, form, and delegate authority to, subcommittees (which may consist of one or more members of the Committee), including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.
      One member of the Committee shall, on the recommendation of the Nominating and Governance Committee, be appointed by the Board as Chair. The Chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, and making regular reports to the Board. The Chair will also maintain regular liaison with the CEO, the CFO, the lead audit partner of the independent registered public accounting firm and the internal audit function. The Committee shall meet at least four times each year.
      The Committee shall maintain free and open communication (including periodic private executive sessions) with the independent registered public accounting firm, the internal auditors, and Company management. In discharging its role, the Committee shall have full access to all Company books, records, facilities, personnel and outside professionals. The Committee may retain special legal, accounting or other consultants as advisors as it deems necessary for the fulfillment of its responsibilities, and shall have sole authority to approve the fees and other retention terms of such consultants and advisors.
      The Committee shall be provided with appropriate funding, as determined by the Committee, for payment of (i) compensation to any firm of independent auditors engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (ii) compensation to any advisors employed by the Committee; and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.
      The performance of the Committee shall be evaluated annually.

Responsibilities
      The Committee’s job is one of oversight. Management is primarily responsible for the Company’s financial reporting process, including maintaining and reporting on the system of internal controls, and the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles, as well as the objectivity and integrity of such statements. The independent registered public accounting firm are responsible for auditing those financial statements, expressing an opinion based on their audit as to whether, in all material respects, the statements are presented in conformity with generally accepted accounting principles, testing the effectiveness of, and attesting to management’s report on, the Company’s internal controls and discussing with the Committee any issues the firm believes should be raised with the Committee. The Committee and the Board recognize that management and the independent registered public accounting firm have more resources and time and more detailed knowledge and information regarding the Company’s accounting, financial and auditing practices than do Committee members.
      Although the Board and the Committee may wish to consider other duties from time to time, general recurring activities of the Committee in carrying out its oversight role are described below. The independent registered public accounting firm shall report directly to the Committee. The Committee shall be directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent registered public accounting firm and any other accounting firm engaged for the purpose of preparing an audit report or performing other audit, review or attest services for the Company (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing its audit report or related work. The Committee shall also be responsible for:
Independent Registered Public Accounting Firm

•	Reviewing, and approving in advance, the retention of the independent registered public accounting firm or any of its affiliates, including the terms of such retention and related fees, for any audit services, and the annual audit plan.

•	Reviewing, and approving in advance, the retention of the independent registered public accounting firm or any of its affiliates, including the terms of such retention and related fees, for any non-audit services that are not prohibited under applicable law, rule or regulation and determining in advance that any such retention of the firm for non-audit services is consistent with maintaining the objectivity and independence of the firm, or establishing pre-approval policies and procedures for such services.

•	Obtaining annually from the independent registered public accounting firm and reviewing and discussing a formal written statement consistent with Independence Standards Board Standard No. 1. The Committee shall discuss with the firm any disclosed relationships or any other relationships or services that may impact the objectivity and independence of the firm.

•	Discussing with the independent registered public accounting firm the matters relating to the conduct of audits required to be disclosed by Statement of Auditing Standards No. 61.

•	Overseeing the relationship with the independent registered public accounting firm, including (i) receiving and reviewing audit reports; and (ii) reviewing separately with the firm and management (a) any problems or difficulties encountered during the course of the audit, including any restrictions on the scope of the work or access to requested information, (b) any accounting adjustments that were noted or proposed by the firm, but were “passed” (as immaterial or otherwise), (c) any management or internal control letters issued or proposed to be issued or other material written communications provided by the firm, (d) any communications between the firm’s audit team and the firm’s national office regarding auditing or accounting issues presented by the engagement, and (e) any significant disagreement between management and the firm, and the Company’s response to each.

•	Reviewing at least annually (i) the performance, experience and qualifications of the senior members of the independent registered public accounting firm’s audit team; (ii) the independent registered public accounting firm’s quality control procedures, including review of an annual report from the firm describing the firm’s internal quality control procedures, and any material issues raised by the most recent internal quality control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) the independent registered public accounting firm’s partner statement on professional responsibility. The experience and qualifications of any new senior member of the independent registered public accounting firm’s audit team shall be reviewed in advance by the Committee.

•	Ensuring the rotation of the audit partner as required by applicable law or regulation and considering whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent registered public accounting firm on a regular basis.

•	Establishing a policy addressing the Company’s hiring of any employee or former employee of the independent registered public accounting firm who was previously engaged to work on the Company’s account, and overseeing any policy adopted in this regard.

•	Reviewing, and approving annually, the document retention policy of the independent registered public accounting firm with regard to their work for the Company, with any changes to such policy to be approved by the Committee in advance.

Internal Audit and Controls

•	Reviewing the annual audit plans of the internal auditors to ensure that there is an appropriate control process in place for reviewing and approving the Company’s internal transactions and accounting.

•	Discussing with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls, including a review of (i) the internal control report prepared by management, including management’s assessment of the effectiveness and adequacy of the Company’s internal control structure and procedures for financial reporting and any special steps adopted in light of material control deficiencies; (ii) the independent registered public accounting firm’s attestation and report on the assessment made by management; and (iii) any special audit steps adopted in light of any control deficiencies.

•	Discussing with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal audit function’s organization, responsibilities, plans, results, budget and staffing, and providing oversight to internal audit activities, including a review of significant reports prepared by the internal auditors, and management’s response to each.

•	Reviewing with management, the internal auditors and the independent registered public accounting firm the Company’s major risk exposures and the steps management has taken to monitor, control and manage such exposures, including the Company’s risk assessment and risk management guidelines and policies.

•	Reviewing, and approving in advance, the retention of any firm to provide internal audit services, including the terms of such retention, and evaluating on an annual basis the performance of the Company’s internal auditors.
Financial Reporting Processes

•	Reviewing and discussing with management, the independent registered public accounting firm and the internal auditors the Company’s annual audited financial statements and the Company’s quarterly financial statements. Also, reviewing and discussing with management, the independent registered public accounting firm and the internal auditors the Company’s filings with the S.E.C. on Form 10-K and Form 10-Q, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and making its recommendation to the Board as to the inclusion of the audited financial statements in the Annual Report on Form 10-K

•	Reviewing and discussing with management, the independent registered public accounting firm and the internal auditors the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, and any financial information and earnings guidance provided to analysts and rating agencies.

•	Discussing with management (including the Company’s general counsel), the internal auditors, and the independent registered public accounting firm any legal, regulatory or compliance matters (including the status of pending litigation, the Company’s compliance programs and the Company’s Code of Ethics and Business Practices).

•	Reviewing periodically, with management, the independent registered public accounting firm and the internal auditors, the Company’s auditing and accounting principles and practices and financial statement presentation, including any proposed changes or issues with respect to such policies, practices and presentation. Such review shall include a review of any significant financial reporting issues and the selection, application and disclosure of the Company’s critical accounting policies used in connection with the preparation of the Company’s financial statements, including those policies for which management is required to exercise discretion or judgment regarding the implementation thereof, and discussing alternatives to, the ramifications of, and the rationale for, the decisions made with respect to such policies (including the treatment preferred by the independent registered public accounting firm).

•	Establishing procedures for the receipt, retention and treatment of any complaint or other communication received by the Company regarding accounting, internal control or auditing matters, and the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters.

•	Reviewing with management and the independent registered public accounting firm all off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on the Company’s financial condition, results of operations, liquidity, capital resources, or capital reserves or significant components of the Company’s revenues or expenses.

•	Reviewing the effects of regulatory and accounting initiatives on the financial statements of the Company.
General

•	Preparing annually a report to be included in the Company’s proxy statement as required by the rules of the Securities and Exchange Commission.

•	Reporting regularly to the Board.

EXHIBIT B
LIZ CLAIBORNE, INC. SECTION 162(m) LONG TERM PERFORMANCE PLAN

1	Purpose
      The purpose of the Liz Claiborne, Inc. Section 162(m) Long Term Performance Plan (the “Plan”) is to provide incentives to certain senior officers in a manner designed to reinforce the Company’s performance goals; to strengthen the Company’s “pay for performance” ethic by linking a significant portion of participants’ compensation to the achievement of such goals; and to continue to attract, motivate and retain high performing executives on a competitive basis, while seeking to preserve for the Company’s benefit, to the extent practicable, a tax deduction by the Company for payments of incentive compensation to such executives through payment of qualified “performance-based” compensation within the meaning of section 162(m)(4)(C) of the Code.

2	Definitions
      The following terms have the meanings indicated unless a different meaning is clearly required by the context:

(a) “Board of Directors” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Committee” means the Compensation Committee of the Board of Directors or a subcommittee thereof. The Committee at all times shall be composed of at least two directors of Liz Claiborne, Inc., and all members of the Committee shall be “outside directors” within the meaning of section 162(m) of the Code.

(d) “Company” means Liz Claiborne, Inc. and its consolidated subsidiaries and affiliates.

(e) “Participant” means an individual who has received a performance bonus under the Plan.

3	Participation
      An individual shall be eligible to participate in the Plan if he or she (a) is an employee of Liz Claiborne, Inc. and (b) has a base salary in excess of $400,000 per year or is reasonably expected by the Committee to have compensation in excess of $1.0 million.

4	Performance Bonuses
      The Committee, in its discretion, may grant performance bonuses to eligible individuals. The granting of a performance bonus shall entitle the recipient to receive a payment in cash, as determined by the Committee and set forth in the Grant Certificate, upon the achievement of specified performance goals during a performance period established by the Committee. The terms of performance bonuses, including the length of the performance period and the performance goals, need not be uniform and may vary from individual to individual.

5	Performance Periods
      Each performance period shall be for a period of at least one year.

6	Performance Goals
      (a) Prior to the ninety-first (91st) day of the applicable performance period or during such other period as may be permitted under Section 162(m) of the Code, the Committee shall establish one or more objective performance goals for each recipient of a performance bonus with respect to such performance period. Such performance goals shall be expressed in terms of one or more of the following criteria: (a) earnings (either in the aggregate or on a per-share basis, reflecting dilution of shares as the Committee deems appropriate and, if the Committee so determines, net of or including dividends); (b) gross or net sales; (c) cash flow(s) (including either operating or net cash flows); (d) financial return ratios; (e) total shareholder return, shareholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price or share price appreciation; (f) value of assets, return or net return on assets, net assets or capital (including invested capital); (g) adjusted pre-tax margin; (h) margins, profits and expense levels; (i) dividends; (j) market share, market penetration or other performance measures with respect to specific designated products or product groups and/or specific geographic areas; (k) reduction of losses, loss ratios or expense ratios; (l) reduction in fixed costs; (m) operating cost management; (n) cost of capital; (o) debt reduction; (p) productivity improvements; (q) inventory turnover measurements; or (r) customer satisfaction based on specified objective goals or a Company-sponsored customer survey. Each such performance goal may (1) be expressed with respect to the Company as a whole or with respect to one or more divisions or business units, (2) be expressed on a pre-tax or after-tax basis, (3) be expressed on an absolute and/or relative basis, (4) employ comparisons with past performance of the Company (including one or more divisions) and/or (5) employ comparisons with the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, stockholders’ equity and shares outstanding.
      (b) To the extent applicable, the measures used in performance goals set under the Plan shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s regular reports on Forms 10-K and 10-Q, without regard to any of the following, unless otherwise determined by the Committee consistent with the requirements of section 162(m)(4)(C) and the regulations thereunder:

(i) all items of gain, loss or expense for a fiscal year that are related to special, unusual or non-recurring items, events or circumstances affecting the Company or the financial statements of the Company;

(ii) all items of gain, loss or expense for a fiscal year that are related to (A) the disposal of a business or discontinued operations or (B) the operations of any business acquired by Company during the fiscal year; and

(iii) all items of gain, loss or expense for a fiscal year that are related to changes in accounting principles or to changes in applicable law or regulations.
      To the extent any objective performance goals are expressed using any earnings or sales-based measures that require deviations from GAAP, such deviations shall be at the discretion of the Committee and established at the time the applicable performance goals are established.

7	Award Amounts
      (a) At the time that a performance bonus is granted to a Participant, the Committee shall establish a maximum bonus that such Participant may receive under that performance bonus. The maximum bonus shall be related to the Participant’s base salary at the start of the performance period by a formula that takes account of the degree of achievement of the goals set for the Participant; provided, however, that the Committee shall have absolute discretion to reduce the actual bonus payment that would otherwise be payable to any Participant on the basis of achievement of performance goals.
      (b) The maximum award that may be paid to a Participant in respect of a performance bonus shall be equal to $5.0 million multiplied by the number of fiscal years of the Company included in the applicable performance period.

8	Payment of Performance Bonus
      Performance bonuses shall be paid following the end of the performance period at such time as bonuses are generally paid to the Company’s other executive officers, but in no event later than 2 1/2 months after the end of the fiscal year during which the performance period ends; provided, however, that no such payment shall be made until the Committee has certified (in the manner prescribed under applicable regulations under section 162(m) of the Code) that and the extent to which the performance goals and any other material terms related to the performance bonus were in fact satisfied.
      In the event that the Committee determines that the certification as to the achievement of the performance goals with respect to a performance bonus was based on incorrect data due to the fraudulent acts of the recipient of the performance bonus, such recipient shall, upon written request from the Committee, return to the Company the amounts received in payment of such performance bonus.

9	Death or Termination of Employment
      Unless the Committee determines otherwise with respect to a performance at the time such performance bonus is granted:

(a) In the event of the death of a Participant after the end of a performance period and prior to the payment of the performance bonus for such performance period, such payment shall be made to the representative of the Participant’s estate.

(b) In the event of the disability, retirement or other termination of employment of a Participant after the end of a performance period and prior to the payment of the performance bonus for such performance period, the Committee, in its discretion, shall have the power to award to such Participant such performance bonus.

(c) In the event of the death, disability, retirement or other termination of employment of a Participant during a performance period, the Committee, in its discretion, shall have the power to award to such Participant (or the representative of the Participant’s estate) an equitably prorated portion of the performance bonus which otherwise would have been earned by such Participant, to be paid at such time as the performance bonus would have been paid to the Participant if not for such event.

10	Nontransferability
      The right of a Participant or of any other person to a performance bonus shall not be assigned, transferred, pledged or encumbered in any manner and any attempted assignment, transfer, pledge or encumbrance shall be null and void and of no force or effect.

11	Administrative Provisions
      (a) The Plan shall be administered by the Committee. The Committee shall have full, exclusive and final authority in all determinations and decisions affecting the Plan and Participants, including sole authority to interpret and construe any provision of the Plan, to correct any defect, supply any omission and reconcile any inconsistency in the Plan, to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate under the circumstances, and to make any other determination it deems necessary or appropriate for the administration of the Plan. Decisions of the Committee shall be final and binding on all parties. All expenses of the Plan shall be borne by the Company.
      (b) Actions of the Committee shall be taken by the vote of a majority of its members. Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting.
      (c) No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company or its affiliates to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees, which fees shall be paid as incurred) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of or in connection with any action, omission or determination relating to the Plan, unless, in each case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

12	Amendment and Termination
      The Board of Directors may at any time amend the Plan in any fashion or terminate or suspend the Plan; provided that no amendment shall be made which would cause bonuses payable under the Plan to fail to qualify for the exemption from the limitations of section 162(m) of the Code provided in section 162(m)(4)(C) of the Code. Stockholder approval shall be required with respect to any amendment to the Plan to the extent required under section 162(m) of the Code. Upon any termination of the Plan, all rights of a Participant with respect to any performance period that has not ended on or prior to the effective date of such termination shall become null and void.

13	Tax Withholding
      All amounts required to be paid under the Plan shall be subject to any required Federal, state, local and other applicable withholdings or deductions.

14	Miscellaneous
      (a) The Plan was adopted by the Board of Directors on January 20, 2005, subject to stockholder approval. No payments may be made under the Plan until the Plan is approved by the Company’s stockholders. If the Plan is approved by the Company’s stockholders at their 2005 annual meeting, no bonus will be payable hereunder in respect of any fiscal year beginning after January 20, 2010.
      (b) The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made, and to be wholly performed, within such State, without regard to principles of choice of laws.
      (c) Nothing contained in the Plan shall confer upon any Participant or any other person any right with respect to the continuation of employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation payable to the Participant from the rate in effect at the commencement of a fiscal year or to otherwise modify the terms of such Participant’s employment. No person shall have any claim or right to participate in or receive any award under the Plan.
      (d) Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect, except that a Participant who receives a performance bonus with a one-year performance period shall not be eligible to participate in the Company’s regular annual bonus program for such year.
      (e) Any section or other headings contained herein are for the purpose of convenience only and are not intended to expand, limit or otherwise define the contents of such subdivisions.
      (f) Notwithstanding any other provision hereunder, if and to the extent that the Committee determines the Company’s Federal tax deduction in respect of an award hereunder may be limited as a result of section 162(m) of the Code, the Committee may delay such payment as provided below. In the event the Committee determines to delay the payment of a bonus or any portion thereof hereunder, the Committee shall credit the amount of the award so delayed to a book account. The amount so credited to the book account shall be adjusted to reflect gains and losses that would have resulted from the investment of such amount in any investment vehicle or vehicles selected by the Committee. The amount credited to the Participant’s account hereunder shall be paid to the Participant following the Participant’s termination of employment or at such other time or times as shall be determined by the Committee in compliance with the requirements of Section 409A of the Code. The Participant shall have no rights in respect of such book account and the amount credited thereto shall not be transferable by the Participant other than by will or laws of descent and distribution; any book account created hereunder shall represent only an unfunded unsecured promise by the Company to pay the amount credited thereto to the Participant in the future.

EXHIBIT C
LIZ CLAIBORNE, INC.
2005 STOCK INCENTIVE PLAN
ARTICLE I
General
1.1     Purpose
      The Liz Claiborne, Inc. 2005 Stock Incentive Plan (the “Plan”) is designed to provide certain key persons, on whose initiative and efforts the successful conduct of the business of Liz Claiborne, Inc. (the “Company”) depends, and who are responsible for the management, growth and protection of the business of the Company, with incentives to: (a) enter into and remain in the service of the Company, a Company subsidiary or a Company joint venture; (b) acquire a proprietary interest in the success of the Company; (c) maximize their performance; and (d) enhance the long-term performance of the Company (whether directly or indirectly through enhancing the long-term performance of a Company subsidiary or a Company joint venture). The Plan is also designed to provide certain “performance-based” compensation to these key persons.
1.2     Administration
      (a) Administration by Committee; Constitution of Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Board”) or such other committee or subcommittee as the Board may designate or as shall be formed by the abstention or recusal of a non-Qualified Member (as defined below) of such committee (the “Committee”). The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. While it is intended that at all times that the Committee acts in connection with the Plan, the Committee shall consist solely of Qualified Members, the number of whom shall not be less than two, the fact that the Committee is not so comprised will not invalidate any grant hereunder that otherwise satisfies the terms of the Plan. A “Qualified Member” is both a “non-employee director” within the meaning of Rule 16b-3 (“Rule 16b-3”) promulgated under the Securities Exchange Act of 1934 (the “1934 Act”) and an “outside director” within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.
      (b) Committee’s Authority. The Committee shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any Grant Certificates executed pursuant to Section 2.1, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (iv) to make all determinations necessary or advisable in administering the Plan, (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, and (vi) to amend the Plan to reflect changes in applicable law.
      (c) Committee Action; Delegation. Actions of the Committee shall be taken by the vote of a majority of its members. Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting. Notwithstanding the foregoing or any other provision of the Plan, the Committee or, pursuant to Section 1.2(a), the Board, may delegate to one or more officers of the Company the authority to designate the individuals (other than such officer(s)), among those eligible to receive awards pursuant to the terms of the Plan, who will receive rights or options under the Plan and the size of each such grant, to the fullest extent permitted by Section 157 of the Delaware General Corporation Law (or any successor provision thereto), provided that the Committee shall itself grant awards to those individuals who could reasonably be considered to be subject to the insider trading provisions of section 16 of the 1934 Act or whose awards could reasonably be expected to be subject to the deduction limitations of section 162(m) of the Code.

      (d) Determinations Final. The determination of the Committee on all matters relating to the Plan or any Grant Certificate (as defined below) shall be final, binding and conclusive.
      (e) Limit on Committee Members’ Liability. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award thereunder.
1.3     Persons Eligible for Awards
      The persons eligible to receive awards under the Plan are those officers, non-employee directors, and executive, managerial, professional or administrative employees of, and consultants to, the Company, its subsidiaries and its joint ventures (collectively, “key persons”) as the Committee in its sole discretion shall select.
1.4     Types of Awards Under Plan
      Awards may be made under the Plan in the form of (a) incentive stock options, (b) non-qualified stock options, (c) stock appreciation rights, (d) dividend equivalent rights, (e) restricted stock, (f) restricted stock units, (g) unrestricted stock, and (h) performance shares, all as more fully set forth in Article II. The term “award” means any of the foregoing. No incentive stock option may be granted to a person who is not an employee of the Company on the date of grant.
1.5     Shares Available for Awards
      (a) Aggregate Number Available; Certificate Legends. The total number of shares of common stock of the Company (“Common Stock”) with respect to which awards may be granted pursuant to the Plan shall not exceed 5,000,000 shares, of which no more than 2,000,000 of those shares in the aggregate may be granted pursuant to restricted stock awards, restricted stock unit awards, unrestricted stock awards or performance shares. Shares issued pursuant to the Plan may be authorized but unissued Common Stock, authorized and issued Common Stock held in the Company’s treasury or Common Stock acquired by the Company for the purposes of the Plan. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares. Stock appreciation rights settled in shares of Common Stock shall be counted in full against the number of shares available for award under the Plan, regardless of the number of exercise gain shares issued upon the settlement of the stock appreciation right.
      (b) Adjustment Upon Changes in Common Stock. Upon certain changes in Common Stock, the number of shares of Common Stock available for issuance with respect to awards that may be granted under the Plan pursuant to Section 1.5(a), shall be adjusted pursuant to Section 3.7(a).
      (c) Certain Shares to Become Available Again. The following shares of Common Stock shall again become available for awards under the Plan: (i) any shares that are subject to an award under the Plan and that remain unissued upon the cancellation or termination of such award for any reason whatsoever; (ii) any shares of restricted stock forfeited pursuant to Section 2.7(e), provided that any dividends paid on such shares are also forfeited pursuant to such Section 2.7(e); and (iii) any shares in respect of which a performance share award is settled for cash.
      (d) Individual Limits. Except for the limits set forth in this Section 1.5(d) and in Section 2.2(h), no provision of this Plan shall be deemed to limit the number or value of shares with respect to which the Committee may make awards to any eligible person.

(i) Subject to adjustment as provided in Section 3.7(a), the total number of shares of Common Stock with respect to which awards may be granted to any one employee or consultant of the Company or a subsidiary during any one calendar year shall not exceed 1,000,000 shares. Stock options and stock appreciation rights granted and subsequently canceled or deemed to be canceled in a calendar year count against this limit even after their cancellation.

(ii) Director Limit. The maximum number of shares of Common Stock with respect to which awards may be granted to any non-employee director of the Company during any one calendar year is 5,000 shares.
1.6     Definitions of Certain Terms
      (a) The “Fair Market Value” of a share of Common Stock on any day shall be the closing price on the New York Stock Exchange as reported for such day in The Wall Street Journal or, if no such price is reported for such day, the average of the high bid and low asked price of Common Stock as reported for such day. If no quotation is made for the applicable day, the Fair Market Value of a share of Common Stock on such day shall be determined in the manner set forth in the preceding sentence using quotations for the next preceding day for which there were quotations, provided that such quotations shall have been made within the ten (10) business days preceding the applicable day. Notwithstanding the foregoing, if deemed necessary or appropriate by the Committee, the Fair Market Value of a share of Common Stock on any day shall be determined by the Committee. In no event shall the Fair Market Value of any share of Common Stock be less than its par value.
      (b) The term “incentive stock option” means an option that is intended to qualify for special federal income tax treatment pursuant to sections 421 and 422 of the Code as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Grant Certificate. Any option that is not specifically designated as an incentive stock option shall under no circumstances be considered an incentive stock option. Any option that is not an incentive stock option is referred to herein as a “non-qualified stock option.”
      (c) A grantee shall be deemed to have a “termination of employment” upon (i) the date the grantee ceases to be employed by, or to provide consulting services for, the Company, any Company subsidiary or Company joint venture, or any corporation (or any of its subsidiaries) which assumes the grantee’s award in a transaction to which section 424(a) of the Code applies; or (ii) the date the grantee ceases to be a Board member, provided, however, that in the case of a grantee (x) who is, at the time of reference, both an employee or consultant and a Board member, or (y) who ceases to be engaged as an employee, consultant or Board member and immediately is engaged in another of such relationships with the Company, any Company subsidiary or Company joint venture, the grantee shall be deemed to have a “termination of employment” upon the later of the dates determined pursuant to subparagraphs (i) and (ii) above. For purposes of clause (i) above, a grantee who continues his or her employment or consulting relationship with: (A) a Company subsidiary subsequent to its sale by the Company, or (B) a Company joint venture subsequent to the Company’s sale of its interests in such joint venture, shall have a termination of employment upon the date of such sale. The Committee may in its discretion determine whether any leave of absence constitutes a termination of employment for purposes of the Plan and the impact, if any, of any such leave of absence on awards theretofore made under the Plan.
      (d) The terms “parent corporation” and “subsidiary corporation” shall have the meanings given them in sections 424(e) and (f) of the Code, respectively.
      (e) The term “employment” shall be deemed to mean an employee’s employment with, or a consultant’s provision of services to, the Company, any Company subsidiary or any Company joint venture and each Board member’s service as a Board member.
      (f) The term “cause” in connection with a termination of employment by reason of a dismissal for cause shall, except as provided for in Section 3.8, mean:

(i) to the extent that there is an employment, severance or other agreement governing the relationship between the grantee and the Company, a Company subsidiary or a Company joint venture, which agreement contains a definition of “cause,” cause shall consist of those acts or omissions that would constitute “cause” under such agreement; and otherwise,

(ii) the grantee’s termination of employment by the Company or an affiliate on account of any one or more of the following:

(A) any failure by the grantee substantially to perform the grantee’s employment duties;

(B) any excessive unauthorized absenteeism by the grantee;

(C) any refusal by the grantee to obey the lawful orders of the Board or any other person or committee to whom the grantee reports;

(D) any act or omission by the grantee that is or may be injurious to the Company, monetarily or otherwise;

(E) any act by the grantee that is inconsistent with the best interests of the Company;

(F) the grantee’s material violation of any of the Company’s policies, including, without limitation, those policies relating to discrimination or sexual harassment;

(G) the grantee’s unauthorized (a) removal from the premises of the Company or an affiliate of any document (in any medium or form) relating to the Company or an affiliate or the customers or clients of the Company or an affiliate or (b) disclosure to any person or entity of any of the Company’s, or its affiliates’, confidential or proprietary information;

(H) the grantee’s commission of any felony, or any other crime involving moral turpitude; and

(I) the grantee’s commission of any act involving dishonesty or fraud, or any act that constitutes misconduct resulting in a restatement of the Company’s financial statements due to non-compliance with any financial reporting requirement within the meaning of Section 304 of the Sarbanes-Oxley Act of 2002.
      Any rights the Company may have hereunder in respect of the events giving rise to cause shall be in addition to the rights the Company may have under any other agreement with a grantee or at law or in equity. Any determination of whether a grantee’s employment is (or is deemed to have been) terminated for cause for purposes of the Plan or any award hereunder shall be made by the Committee in its discretion. If, subsequent to a grantee’s voluntary termination of employment or involuntary termination of employment without cause, it is discovered that the grantee’s employment could have been terminated for cause, the Committee may deem such grantee’s employment to have been terminated for cause. A grantee’s termination of employment for cause shall be effective as of the date of the occurrence of the event giving rise to cause, regardless of when the determination of cause is made.
ARTICLE II
Awards Under the Plan
2.1     Certificates Evidencing Awards
      Each award granted under the Plan (except an award of unrestricted stock) shall be evidenced by a written certificate (“Grant Certificate”) which shall contain such provisions as the Committee may in its sole discretion deem necessary or desirable. By accepting an award pursuant to the Plan, a grantee thereby agrees that the award shall be subject to all of the terms and provisions of the Plan and the applicable Grant Certificate.

2.2	Grant of Stock Options, Stock Appreciation Rights and Dividend Equivalent Rights
      (a) Stock Option Grants. The Committee may grant incentive stock options and non-qualified stock options (collectively, “options”) to purchase shares of Common Stock from the Company, to such key persons, and in such amounts and subject to such vesting and forfeiture provisions and other terms and conditions, as the Committee shall determine in its sole discretion, subject to the provisions of the Plan.

      (b) Stock Appreciation Right Grants; Types of Stock Appreciation Rights. The Committee may grant stock appreciation rights to such key persons, and in such amounts and subject to such vesting and forfeiture provisions and other terms and conditions, as the Committee shall determine in its sole discretion, subject to the provisions of the Plan. The terms of a stock appreciation right may provide that it shall be automatically exercised for a cash payment upon the happening of a specified event that is outside the control of the grantee and that it shall not be otherwise exercisable. Stock appreciation rights may be granted in connection with all or any part of, or independently of, any option granted under the Plan. A stock appreciation right granted in connection with a non-qualified stock option may be granted at or after the time of grant of such option. A stock appreciation right granted in connection with an incentive stock option may be granted only at the time of grant of such option.
      (c) Nature of Stock Appreciation Rights. The grantee of a stock appreciation right shall have the right, subject to the terms of the Plan and the applicable Grant Certificate, to receive from the Company a number of shares of Common Stock (valued at their Fair Market Value on the date of exercise of the stock appreciation right) equal to (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the stock appreciation right over the Fair Market Value of a share of Common Stock on the date of grant (or over the option exercise price if the stock appreciation right is granted in connection with an option), multiplied by (ii) the number of shares with respect to which the stock appreciation right is exercised. Upon the exercise of a stock appreciation right granted in connection with an option, the number of shares subject to the option shall be reduced by the number of shares with respect to which the stock appreciation right is exercised. Upon the exercise of an option in connection with which a stock appreciation right has been granted, the number of shares subject to the stock appreciation right shall be reduced by the number of shares with respect to which the option is exercised. Stock appreciation rights settled in shares of Common Stock shall be counted in full against the number of shares available for award under the Plan, regardless of the number of exercise gain shares issued upon the settlement of the stock appreciation right.
      (d) Option Exercise Price. Each Grant Certificate with respect to an option shall set forth the amount (the “option exercise price”) payable by the grantee to the Company upon exercise of the option evidenced thereby. The option exercise price per share shall be determined by the Committee in its sole discretion; provided, however, that the option exercise price shall be at least 100% of the Fair Market Value of a share of Common Stock on the date the option is granted, and provided further that in no event shall the option exercise price be less than the par value of a share of Common Stock.
      (e) Exercise Period. Each Grant Certificate with respect to an option or stock appreciation right shall set forth the periods during which the award evidenced thereby shall be exercisable, whether in whole or in part. Such periods shall be determined by the Committee in its sole discretion; provided, however, that no stock option (or a stock appreciation right granted in connection with an incentive stock option) shall be exercisable more than 7 years after the date of grant, and provided further that, except as and to the extent that the Committee may otherwise provide pursuant to Sections 2.5, 3.7 or 3.8, no option or stock appreciation right shall be exercisable prior to the first anniversary of the date of grant. (See the default exercise period provided for under Sections 2.3(a) and (b).)
      (f) Dividend Equivalent Rights. The Committee may in its sole discretion include in any Grant Certificate with respect to an option, stock appreciation right or performance shares, a dividend equivalent right entitling the grantee to receive amounts equal to the ordinary dividends that would be paid, during the time such award is outstanding and unexercised, on the shares of Common Stock covered by such award if such shares were then outstanding. In the event such a provision is included in a Grant Certificate, the Committee shall determine whether such payments shall be made in cash or in shares of Common Stock, whether they shall be conditioned upon the exercise of the award to which they relate, the time or times at which they shall be made, and such other vesting and forfeiture provisions and other terms and conditions as the Committee shall deem appropriate. Notwithstanding the foregoing, (i) no dividend equivalent rights shall be conditioned on the exercise of any option or stock appreciation right if and to the extent that such dividend equivalent right would cause the compensation represented by such option or stock appreciation right not to constitute performance-based compensation under section 162(m) of the Code and (ii) no dividend equivalent right shall be granted to the extent such dividend equivalent right shall result in the payment of any tax under Section 409A of the Code.

      (g) Incentive Stock Option Limitation: $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined as of the time the option is granted) of the stock with respect to which incentive stock options are first exercisable during any calendar year shall exceed $100,000, or such higher amount as may be permitted from time to time under section 422 of the Code, such options shall be treated as non-qualified stock options.
      (h) Incentive Stock Option Limitation: 10% Owners. Notwithstanding the provisions of paragraphs (d) and (e) of this Section 2.2, an incentive stock option may not be granted under the Plan to an individual who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary corporations (as such ownership may be determined for purposes of section 422(b)(6) of the Code) unless (i) at the time such incentive stock option is granted the option exercise price is at least 110% of the Fair Market Value of the shares subject thereto and (ii) the incentive stock option by its terms is not exercisable after the expiration of 5 years from the date it is granted.

2.3	Exercise of Options and Stock Appreciation Rights
      Subject to the other provisions of this Article II, each option or stock appreciation right granted under the Plan shall be exercisable as follows:
      (a) Beginning of Exercise Period. Unless the applicable Grant Certificate otherwise provides, an option or stock appreciation right shall become exercisable in three installments of 25%, 25% and 50%, respectively, of the shares subject to such option or stock appreciation right; the first installment shall become exercisable on the first anniversary of the date of grant and the remaining two installments shall become exercisable, respectively, on the second and third anniversaries of the date of grant.
      (b) End of Exercise Period. Unless the applicable Grant Certificate otherwise provides, once an installment becomes exercisable, it shall remain exercisable until the earlier of (i) the seventh anniversary of the date of grant of the award or (ii) the expiration, cancellation or termination of the award.
      (c) Timing and Extent of Exercise. Unless the applicable Grant Certificate otherwise provides, (i) an option or stock appreciation right may be exercised from time to time as to all or part of the shares as to which such award is then exercisable and (ii) a stock appreciation right granted in connection with an option may be exercised at any time when, and to the same extent that, the related option may be exercised.
      (d) Notice of Exercise. An option or stock appreciation right shall be exercised by the filing of a written notice with the Company or the Company’s designated exchange agent (the “exchange agent”), on such form and in such manner as the Committee shall in its sole discretion prescribe.
      (e) Payment of Exercise Price. Any written notice of exercise of an option shall be accompanied by payment for the shares being purchased. Such payment shall be made: (i) by certified or official bank check (or the equivalent thereof acceptable to the Company or its exchange agent) for the full option exercise price; or (ii) with the consent of the Committee, by delivery of shares of Common Stock owned by the grantee (whether acquired by option exercise or otherwise, provided that if such shares were acquired pursuant to the exercise of a stock option, they were acquired at least six months prior to the option exercise date or such other period as the Committee may from time to time determine) having a Fair Market Value (determined as of the exercise date) equal to all or part of the option exercise price and a certified or official bank check (or the equivalent thereof acceptable to the Company or its exchange agent) for any remaining portion of the full option exercise price; or (iii) at the discretion of the Committee and to the extent permitted by law, by such other provision, consistent with the terms of the Plan, as the Committee may from time to time prescribe.
      (f) Delivery of Certificates Upon Exercise. Promptly after receiving payment of the full option exercise price, or after receiving notice of the exercise of a stock appreciation right, the Company or its exchange agent shall, subject to the provisions of Section 3.2, deliver to the grantee or to such other person as may then have the right to exercise the award, certificate or certificates for the shares of Common Stock for which the award has been exercised. If the method of payment employed upon option exercise so requires, and if applicable law permits, a grantee may direct the Company, or its exchange agent, as the case may be, to deliver the stock certificate(s) to the grantee’s stockbroker.
      (g) No Stockholder Rights. No grantee of an option or stock appreciation right (or other person having the right to exercise such award) shall have any of the rights of a stockholder of the Company with respect to shares subject to such award until the issuance of a stock certificate to such person for such shares. Except as otherwise provided in Section 1.5(b), no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

2.4	Compensation in Lieu of Exercise of an Option
      Upon written application of the grantee of an option, the Committee may in its sole discretion determine to substitute, for the exercise of such option, compensation to the grantee not in excess of the difference between the option exercise price and the Fair Market Value of the shares covered by such written application on the date of such application. Such compensation shall be in shares of Common Stock, and the payment thereof may be subject to conditions, all as the Committee shall determine in its sole discretion. In the event compensation is substituted pursuant to this Section 2.4 for the exercise, in whole or in part, of an option, the number of shares subject to the option shall be reduced by the number of shares for which such compensation is substituted.

2.5	Termination of Employment; Death Subsequent to a Termination of Employment
      (a) General Rule. Except to the extent otherwise provided in paragraphs (b), (c), (d) or (e) of this Section 2.5 or Section 3.8, a grantee who incurs a termination of employment may exercise any outstanding option or stock appreciation right on the following terms and conditions: (i) exercise may be made only to the extent that the grantee was entitled to exercise the award on the termination of employment date; and (ii) exercise must occur within three months after termination of employment but in no event after the original expiration date of the award.
      (b) Dismissal for Cause; Resignation. If a grantee incurs a termination of employment as the result of a dismissal for cause or resignation without the Company’s prior consent, all options and stock appreciation rights not theretofore exercised shall terminate upon the commencement of business on the date of the grantee’s termination of employment.
      (c) Retirement. If a grantee incurs a termination of employment as the result of retirement, then any outstanding option or stock appreciation right shall be exercisable on the following terms and conditions: (i) exercise may be made only to the extent that the grantee was entitled to exercise the award on the termination of employment date; and (ii) exercise must occur by the earlier of (A) the third anniversary of such termination of employment, or (B) the original expiration date of the award. For this purpose “retirement” shall mean a grantee’s termination of employment, under circumstances other than those described in paragraph (b) above, on or after: (x) the grantee’s 65th birthday, (y) the date on which the grantee has attained age 60 and completed at least six years of vesting service (within the meaning of the Company’s 401(k) Savings and Profit Sharing Plan, as it may be amended from time to time) or (z) if approved by the Committee, on or after the grantee has completed at least 20 years of vesting service.
      (d) Disability. If a grantee incurs a termination of employment by reason of a disability (as defined below), then any outstanding option or stock appreciation right shall be exercisable on the following terms and conditions: (i) exercise may be made only to the extent that the grantee was entitled to exercise the award on the termination of employment date; and (ii) exercise must occur by the earlier of (A) the first anniversary of the grantee’s termination of employment, or (B) the original expiration date of the award. For this purpose “disability” shall mean: (x) except in connection with an incentive stock option, any physical or mental condition that would qualify a grantee for a disability benefit under the long-term disability plan maintained by the Company or, if there is no such plan, a physical or mental condition that prevents the grantee from performing the essential functions of the grantee’s position (with or without reasonable accommodation) for a period of six consecutive months and (y) in connection with an incentive stock option, a disability described in section 422(c)(6) of the Code. The existence of a disability shall be determined by the Committee in its absolute discretion.
      (e) Death.

(i) Termination of Employment as a Result of Grantee’s Death. If a grantee incurs a termination of employment as the result of death, then any outstanding option or stock appreciation right shall be exercisable on the following terms and conditions: (A) exercise may be made only to the extent that the grantee was entitled to exercise the award on the date of death; and (B) exercise must occur by the earlier of (1) the first anniversary of the grantee’s termination of employment, or (2) the original expiration date of the award.

(ii) Death Subsequent to a Termination of Employment. If a grantee dies subsequent to incurring a termination of employment but prior to the expiration of the exercise period with respect to a stock option or a stock appreciation right (as provided by paragraphs (a), (c), or (d) above), then the award shall remain exercisable until the earlier to occur of (A) the first anniversary of the grantee’s date of death or (B) the original expiration date of the award.

(iii) Restrictions on Exercise Following Death. Any such exercise of an award following a grantee’s death shall be made only by the grantee’s executor or administrator or other duly appointed representative reasonably acceptable to the Committee, unless the grantee’s will specifically disposes of such award, in which case such exercise shall be made only by the recipient of such specific disposition. If a grantee’s personal representative or the recipient of a specific disposition under the grantee’s will shall be entitled to exercise any award pursuant to the preceding sentence, such representative or recipient shall be bound by all the terms and conditions of the Plan and the applicable Grant Certificate which would have applied to the grantee including, without limitation, the provisions of Sections 3.2 and 3.8 hereof.
      (f) Special Rules for Incentive Stock Options. No option that remains exercisable for more than three months following a grantee’s termination of employment for any reason other than death (including death within three months after the termination of employment or within one year after a termination due to disability) or disability, or for more than one year following a grantee’s termination of employment as the result of disability, may be treated as an incentive stock option.
      (g) Committee Discretion. The Committee, in the applicable Grant Certificate, may waive or modify the application of the foregoing provisions of this Section 2.5.

2.6	Transferability of Options and Stock Appreciation Rights
      Except as otherwise provided in an applicable Grant Certificate evidencing an option or stock appreciation right, during the lifetime of a grantee, each option or stock appreciation right granted to a grantee shall be exercisable only by the grantee, and no option or stock appreciation right shall be assignable or transferable otherwise than by will or by the laws of descent and distribution. The Committee may, in any applicable Grant Certificate evidencing an option (other than an incentive stock option to the extent inconsistent with the requirements of section 422 of the Code applicable to incentive stock options), permit a grantee to transfer all or some of the options to (A) the grantee’s spouse, children or grandchildren (“Immediate Family Members”), (B) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (C) other parties approved by the Committee in its absolute discretion. Following any such transfer, any transferred options shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer.

2.7	Grant of Restricted Stock
      (a) Restricted Stock Grants. The Committee may grant restricted shares of Common Stock to such key persons, in such amounts, and subject to such vesting and forfeiture provisions and other terms and conditions as the Committee shall determine in its sole discretion, subject to the provisions of the Plan. Restricted stock awards may be made independently of or in connection with any other award under the Plan.

A grantee of a restricted stock award shall have no rights with respect to such award unless such grantee accepts the award within such period as the Committee shall specify by accepting delivery of a Grant Certificate in such form as the Committee shall determine and, in the event the restricted shares are newly issued by the Company, makes payment to the Company or its exchange agent by certified or official bank check (or the equivalent thereof acceptable to the Company) in an amount at least equal to the par value of the shares covered by the award.
      (b) Issuance of Stock Certificate(s). Promptly after a grantee accepts a restricted stock award, the Company or its exchange agent shall, at the Company’s option, issue to the grantee a stock certificate or stock certificates for the shares of Common Stock covered by the award or shall establish an account evidencing ownership of the stock in uncertificated form. Upon the issuance of such stock certificate(s), or establishment of such account, the grantee shall have the rights of a stockholder with respect to the restricted stock, subject to: (i) the nontransferability restrictions and forfeiture provision described in paragraphs (d) and (e) of this Section 2.7; (ii) in the Committee’s discretion, a requirement that any dividends paid on such shares shall be held in escrow until all restrictions on such shares have lapsed; and (iii) any other restrictions and conditions contained in the applicable Grant Certificate.
      (c) Custody of Stock Certificate(s). Unless the Committee shall otherwise determine, any stock certificates issued evidencing shares of restricted stock shall remain in the possession of the Company until such shares are free of any restrictions specified in the applicable Grant Certificate. The Committee may direct that such stock certificate(s) bear a legend setting forth the applicable restrictions on transferability.
      (d) Nontransferability. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as otherwise specifically provided in this Plan or the applicable Grant Certificate. The Committee at the time of grant shall specify the date or dates (which may depend upon or be related to a period of continued employment with the Company, the attainment of performance goals or other conditions or a combination of such conditions) on which the nontransferability of the restricted stock shall lapse, provided, however, that, subject to Section 2.11 of the Plan and except to the extent based upon the attainment of performance goals, the nontransferability shall not lapse in full until the third anniversary of the grant date and no portion of the nontransferability shall lapse before the first anniversary of the grant date.
      (e) Consequence of Termination of Employment. Except as expressly provided in Section 3.8 or as may otherwise be provided by the Committee at any time prior to a grantee’s termination of employment, a grantee’s termination of employment for any reason (including death) shall cause the immediate forfeiture of all shares of restricted stock that have not yet vested as of the date of such termination of employment. All dividends paid on such shares also shall be forfeited, whether by termination of any escrow arrangement under which such dividends are held, by the grantee’s repayment of dividends received directly, or otherwise.

2.8	Grant of Restricted Stock Units
      (a) Restricted Stock Unit Grants. The Committee may grant awards of restricted stock units to such key persons, in such amounts, and subject to such terms and conditions as the Committee shall determine in its discretion, subject to the provisions of the Plan. Restricted stock units may be awarded independently of or in connection with any other award under the Plan. A grantee of a restricted stock unit award shall have no rights with respect to such award unless such grantee accepts the award within such period as the Committee shall specify by accepting delivery of a Grant Certificate in such form as the Committee shall determine. A grant of a restricted stock unit entitles the grantee to receive a share of Common Stock on the date that such restricted stock unit vests.
      (b) Vesting. Restricted stock units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as otherwise specifically provided in this Plan or the applicable Grant Certificate. The Committee at the time of grant shall specify the date or dates (which may depend upon or be related to a period of continued employment with the Company, the attainment of performance goals or other conditions or a combination of such conditions) on which the restricted stock units shall vest, provided, however, that, subject to Section 2.11 and except to the extent based upon the attainment of performance goals, an award of restricted stock units shall not vest in full until the third anniversary of the grant date and no portion of the award shall vest before the first anniversary of the grant date.
      (c) Consequence of Termination of Employment. Except as expressly provided in Section 3.8 or as may otherwise be provided by the Committee at any time prior to a grantee’s termination of employment, a grantee’s termination of employment for any reason (including death) shall cause the immediate forfeiture of all restricted stock units that have not yet vested as of the date of such termination of employment.

2.9	Grant of Unrestricted Stock
      The Committee may grant (or sell at a purchase price at least equal to par value) shares of Common Stock free of restrictions under the Plan, to such key persons and in such amounts and subject to such forfeiture provisions as the Committee shall determine in its sole discretion. Shares may be thus granted or sold in respect of past services or other valid consideration, provided, however, that any such awards to officers or directors shall involve a number of shares determined by the Committee as being reasonable and shall be identified as being granted in lieu of salary or cash bonus.

2.10	Grant of Performance Shares
      (a) Performance Share Grants. The Committee may grant performance share awards to such key persons, and in such amounts and subject to such vesting and forfeiture provisions and other terms and conditions, as the Committee shall in its sole discretion determine, subject to the provisions of the Plan. Such an award shall entitle the grantee to acquire shares of Common Stock, or to be paid the value thereof in cash, as the Committee shall determine, if specified performance goals are met. Performance shares may be awarded independently of, or in connection with, any other award under the Plan. A grantee shall have no rights with respect to a performance share award unless such grantee accepts the award by accepting delivery of a Grant Certificate at such time and in such form as the Committee shall determine.
      (b) Stockholder Rights. The grantee of a performance share award will have the rights of a stockholder only as to shares for which a stock certificate has been issued pursuant to the award or for which an account has been established evidencing ownership of the stock in uncertificated form and not with respect to any other shares subject to the award.
      (c) Consequence of Termination of Employment. Except as expressly provided in Section 3.8 or as may otherwise be provided by the Committee at any time prior to a grantee’s termination of employment, the rights of a grantee of a performance share award shall automatically terminate upon the grantee’s termination of employment by the Company and its subsidiaries for any reason (including death).
      (d) Payment of Award. The grantee of a performance share award shall receive the shares of Common Stock or cash payment subject to such award as soon as practicable following the satisfaction of the applicable performance goals, but in no event later than 2 1/2 months after the year in which the performance goals were satisfied.
      (e) Tandem Grants; Effect on Exercise. Except as otherwise specified by the Committee, (i) a performance share award granted in tandem with an option may be exercised only while the option is exercisable, (ii) the exercise of a performance share award granted in tandem with any other award shall reduce the number of shares subject to such other award in the manner specified in the applicable Grant Certificate, and (iii) the exercise of any award granted in tandem with a performance share award shall reduce the number of shares subject to the performance share award in the manner specified in the applicable Grant Certificate.
      (f) Nontransferability. Performance shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as otherwise specifically provided in this Plan or the applicable Grant Certificate.

2.11	Committee Discretion with Respect to Nontransferability
      If the Committee determines that it is in the best interests of the Company, the Committee, in the applicable Grant Certificate, may waive or modify the minimum periods of nontransferability set forth in Sections 2.7(d) and 2.8(b) with respect to an aggregate of 250,000 shares of Common Stock.

2.12	Right of Recapture
      If at any time after the date on which a grantee has been granted or become vested in an award pursuant to the achievement of performance goals under this Article II or Section 3.9, the Committee determines that the earlier determination as to the achievement of the performance goals was based on incorrect data and that in fact the performance goals had not been achieved or had been achieved to a lesser extent than originally determined, then (i) any award or portion of an award granted based on such incorrect determination shall be forfeited, (ii) any award or portion of an award that became vested based on such incorrect determination shall be deemed to be not vested, and (iii) any amounts paid to the grantee based on such incorrect determination shall be paid by the grantee to the Company upon notice from the Company.
ARTICLE III
Miscellaneous

3.1	Amendment of the Plan; Modification of Awards
      (a) Amendment of the Plan. Subject to Section 3.1(b), the Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, except that no such amendment shall materially impair any rights or materially increase any obligations under any award theretofore made under the Plan without the consent of the grantee (or, upon the grantee’s death, the person having the right to exercise the award). For purposes of this Section 3.1, any action of the Board or the Committee that in any way alters or affects the tax treatment of any award or that in the sole discretion of the Board is necessary to prevent an award from being subject to tax under Section 409A of the Code shall not be considered to materially impair any rights of any grantee.
      (b) Stockholder Approval Requirement. Stockholder approval shall be required with respect to any amendment to the Plan (i) which increases the aggregate number of shares which may be issued pursuant to incentive stock options or changes the class of employees eligible to receive such options, (ii) which otherwise materially increases the benefits under the Plan, (iii) to the extent required by applicable stock exchange rules, or (iv) to the extent the Board determines that stockholder approval is necessary to enable awards under the Plan to comply with Sections 422 or 162(m) of the Code.
      (c) Modification of Awards. The Committee may cancel any award under the Plan. The Committee also may amend any outstanding Grant Certificate, including, without limitation, by amendment which would: (i) accelerate the time or times at which the award becomes unrestricted or vested or may be exercised; (ii) waive or amend any goals, restrictions or conditions set forth in the Grant Certificate; or (iii) waive or amend the operation of Section 2.5 with respect to the termination of the award upon termination of employment, provided however, that no such amendment may lower the exercise price of an outstanding option or stock appreciation right. However, any such cancellation or amendment (other than an amendment pursuant to Sections 3.7 or 3.8(b)) that materially impairs the rights or materially increases the obligations of a grantee under an outstanding award shall be made only with the consent of the grantee (or, upon the grantee’s death, the person having the right to exercise the award). Under no circumstances may the Committee modify an award in a manner that would cause the award to be subject to tax under Section 409A of the Code.

3.2	Consent Requirement
      (a) No Plan Action without Required Consent. If the Committee shall at any time determine that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any award under the Plan, the issuance or purchase of shares or other rights thereunder, or the taking of any other action thereunder (each such action being hereinafter referred to as a “Plan Action”), then such Plan Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the full satisfaction of the Committee.
      (b) Consent Defined. The term “Consent” as used herein with respect to any Plan Action means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (ii) any and all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made and (iii) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies.

3.3	Nonassignability
      Except as provided in Sections 2.5(e), 2.6, 2.7(d) and 2.10(f): (a) no award or right granted to any person under the Plan or under any Grant Certificate shall be assignable or transferable other than by will or by the laws of descent and distribution; and (b) all rights granted under the Plan or any Grant Certificate shall be exercisable during the life of the grantee only by the grantee or the grantee’s legal representative.

3.4	Requirement of Notification of Election Under Section 83(b) of the Code
      If any grantee shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in section 83(b)), such grantee shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Code section 83(b).

3.5	Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code
      Each grantee of an incentive stock option shall notify the Company of any disposition of shares of Common Stock issued pursuant to the exercise of such option under the circumstances described in section 421(b) of the Code (relating to certain disqualifying dispositions), within 10 days of such disposition.

3.6	Withholding Taxes
      (a) With Respect to Cash Payments. Whenever cash is to be paid pursuant to an award under the Plan, the Company shall be entitled to deduct therefrom an amount sufficient in its opinion to satisfy all federal, state and other governmental tax withholding requirements related to such payment.
      (b) With Respect to Delivery of Common Stock. Whenever shares of Common Stock are to be delivered pursuant to an award under the Plan, the Company shall be entitled to require as a condition of delivery that the grantee remit to the Company an amount sufficient in the opinion of the Company to satisfy all federal, state and other governmental tax withholding requirements related thereto. With the approval of the Committee, which the Committee shall have sole discretion whether or not to give, the grantee may satisfy the foregoing condition by electing to have the Company withhold from delivery shares having a value equal to the amount of tax to be withheld. Such shares shall be valued at their Fair Market Value as of the date on which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an award.

3.7	Adjustment Upon Changes in Common Stock
      (a) Shares Available for Grants. In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, reverse stock split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum number of shares of Common Stock with respect to which the Committee may grant awards under Article II hereof, as described in Section 1.5(a), and the individual annual limit described in Section 1.5(d), shall be appropriately adjusted by the Committee. In the event of any change in the number of shares of Common Stock outstanding by reason of any other event or transaction, the Committee may, but need not, make such adjustments in the number and class of shares of Common Stock with respect to which awards: (i) may be granted under Article II hereof and (ii) granted to any one employee of the Company or a subsidiary during any one calendar year, in each case as the Committee may deem appropriate, unless such adjustment would cause any award that would otherwise qualify as performance based compensation with respect to a “162(m) covered employee” (as defined in Section 3.9(a)(i)), to cease to so qualify.
      (b) Outstanding Restricted Stock, Restricted Stock Units and Performance Shares. Unless the Committee in its absolute discretion otherwise determines, any securities or other property (including dividends paid in cash) received by a grantee with respect to a share of restricted stock, which has not yet vested, as a result of any dividend, stock split, reverse stock split, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, will not vest until such share of restricted stock vests, and shall be promptly deposited with the Company or other custodian designated pursuant to Section 2.7(c) hereof.
      The Committee may, in its absolute discretion, adjust any grant of restricted stock units or performance shares payable in shares of Common Stock, to reflect any dividend, stock split, reverse stock split, recapitalization, merger, consolidation, combination, exchange of shares or similar corporate change as the Committee may deem appropriate to prevent the enlargement or dilution of rights of grantees.
      (c) Outstanding Options, Stock Appreciation Rights and Dividend Equivalent Rights — Increase or Decrease in Issued Shares Without Consideration. Subject to any required action by the stockholders of the Company, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company, the Committee shall proportionally adjust the number of shares of Common Stock subject to each outstanding option and stock appreciation right, the exercise price-per-share of Common Stock of each such option and stock appreciation right and the number of any related dividend equivalent rights.
      (d) Outstanding Options, Stock Appreciation Rights and Dividend Equivalent Rights — Certain Mergers. Subject to any required action by the stockholders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Common Stock receive securities of another corporation), each option, stock appreciation right and dividend equivalent right outstanding on the date of such merger or consolidation shall pertain to and apply to the securities which a holder of the number of shares of Common Stock subject to such option, stock appreciation right or dividend equivalent right would have received in such merger or consolidation.
      (e) Outstanding Options, Stock Appreciation Rights and Dividend Equivalent Rights — Certain Other Transactions. In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (iv) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Committee shall, in its absolute discretion, have the power to:

(A) cancel, effective immediately prior to the occurrence of such event, each option and stock appreciation right (including each dividend equivalent right related thereto) outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the grantee to whom such option or stock appreciation right was granted an amount in cash, for each share of Common Stock subject to such option or stock appreciation right, respectively, equal to the excess of (x) the value, as determined by the Committee in its absolute discretion, of the property

(including cash) received by the holder of a share of Common Stock as a result of such event over (y) the exercise price of such option or stock appreciation right; or

(B) provide for the exchange of each option and stock appreciation right (including any related dividend equivalent right) outstanding immediately prior to such event (whether or not then exercisable) for an option on or stock appreciation right and dividend equivalent right with respect to, as appropriate, some or all of the property which a holder of the number of shares of Common Stock subject to such option or stock appreciation right would have received and, incident thereto, make an equitable adjustment as determined by the Committee in its absolute discretion in the exercise price of the option or stock appreciation right, or the number of shares or amount of property subject to the option, stock appreciation right or dividend equivalent right or, if appropriate, provide for a cash payment to the grantee to whom such option or stock appreciation right was granted in partial consideration for the exchange of the option or stock appreciation right.

      (f) Outstanding Options, Stock Appreciation Rights and Dividend Equivalent Rights — Other Changes. In the event of any change in the capitalization of the Company or a corporate change other than those specifically referred to in Sections 3.7(c), (d) or (e) hereof, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to options, stock appreciation rights and dividend equivalent rights outstanding on the date on which such change occurs and in the per-share exercise price of each such option and stock appreciation right as the Committee may consider appropriate to prevent dilution or enlargement of rights. In addition, if and to the extent the Committee determines it is appropriate, the Committee may elect to cancel each option and stock appreciation right (including each dividend equivalent right related thereto) outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the grantee to whom such option or stock appreciation right was granted an amount in cash, for each share of Common Stock subject to such option or stock appreciation right, respectively, equal to the excess of (i) the Fair Market Value of Common Stock on the date of such cancellation over (ii) the exercise price of such option or stock appreciation right.
      (g) No Other Rights. Except as expressly provided in the Plan, no grantee shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to an award or the exercise price of any option or stock appreciation right.

3.8	Change in Control
      (a) Change in Control Defined. For purposes of this Section 3.8, a “Change in Control” shall be deemed to have occurred upon the happening of any of the following events: (i) any “person,” including a “group,” as such terms are defined in sections 13(d) and 14(d) of the 1934 Act and the rules promulgated thereunder, becomes the beneficial owner, directly or indirectly, whether by purchase or acquisition or agreement to act in concert or otherwise, of 35% or more of the outstanding shares of Common Stock of the Company; (ii) the sale of all or substantially all of the assets of the Company; or (iii) the election or appointment during any 12-month period of a majority of the members of the Board whose election or appointment is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.
      (b) Effect of a Change in Control. Upon the occurrence of a Change in Control:

(i) to the extent permitted by law, the Committee may, in its sole discretion, amend any Grant Certificate in such manner as it deems appropriate, provided however, that no such amendment may lower the exercise price of an outstanding option or stock appreciation right; and

(ii) if the grantee’s employment is terminated by the grantee without good reasons (as defined below in clause (c)) or by the Company (or any successor entity) for cause (as defined below in clause (d)), concurrent with or within one year following the Change in Control, then unless the applicable Grant Certificate explicitly provides otherwise, (1) the awards of the grantee shall at the time of such termination become fully vested and immediately exercisable, and (2) the grantee may exercise any outstanding option or stock appreciation right, until the earlier of (A) the original expiration date of the award and (B) the later of (x) the date provided for under the terms of Section 2.5 without reference to this Section 3.8(b)(ii) and (y) the first anniversary of the grantee’s termination of employment.

      (c) For purposes of this Section 3.8, “good reason” shall mean the following:

(i) to the extent that there is an employment, severance or other agreement governing the relationship between the grantee and the Company, a Company subsidiary or a Company joint venture, which agreement contains a definition of “good reason,” good reason shall consist of the events (regardless of whether any other reason, other than cause, for such termination exists or has occurred, including, without limitation, other employment) that would constitute “good reason” under such agreement; and otherwise,

(ii) the occurrence of one or more of the following events (regardless of whether any other reason, other than cause, for such termination exists or has occurred, including, without limitation, other employment):

(A) failure to elect or reelect or otherwise maintain grantee in the offices or positions, or substantially equivalent offices or positions, of or with the Company, which grantee held immediately prior to the Change of Control;

(B) a significant adverse change in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to the position with the Company which the grantee held immediately prior to the Change in Control;

(C) a reduction by the Company, without the grantee’s prior consent, in either (1) the grantee’s annual base salary immediately prior to the Change in Control or (2) the grantee’s target bonus opportunity (expressed as a percentage of grantee’s annual base salary) immediately prior to the Change in Control;

(D) the Company’s requiring the grantee, without the grantee’s prior consent, to be based more than fifty (50) miles from the Company’s offices at which the grantee is based immediately prior to the Change in Control (excluding for this purpose required travel on the Company’s business to an extent substantially consistent with the grantee’s business travel obligations immediately prior to the Change in Control), or, in the event the grantee consents to any such relocation of his or her offices, the failure by the Company to provide the grantee with all of the benefits of the Company’s relocation policy as in effect immediately prior to the Change in Control;

(E) the failure by the Company, without the grantee’s prior consent, to pay to the grantee any portion of the grantee’s current compensation (for purposes of this clause (v), “current compensation” shall mean the grantee’s annual base salary at the time of reference, plus the bonuses, if any, awarded to grantee pursuant to the Company’s cash incentive bonus plan), or to pay to the grantee any portion of any installment of deferred compensation under any deferred compensation program of the Company within twenty (20) days after request for payment by the grantee after such deferred compensation is due;

(F) the failure by the Company to continue in effect any then ongoing compensation or benefit plan in which the grantee participates immediately prior to the Change in Control and which is significant to the grantee’s total compensation opportunity on either an annual or long-term basis, including, but not limited to, this Plan, any other long-term incentive plan of the Company, or any substitute plan for any of the foregoing adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the grantee’s participation therein on a basis not significantly less favorable to grantee, in terms of the amount of the compensation opportunities so provided, to those provided to grantee immediately prior to the Change in Control. For the avoidance of doubt, without limiting the foregoing, the Company shall be deemed to have failed to continue the grantee’s participation in such plans on a basis not significantly less favorable to grantee in the event that grantee’s target long-term incentive compensation opportunity (expressed as a percentage of grantee’s base salary) subsequent to the Change of Control shall not equal or exceed his or her long-term incentive compensation opportunity (expressed as a percentage of grantee’s base salary) as in effect immediately prior to the Change in Control;

(G) the failure by the Company to continue to provide the grantee with benefits comparable in the aggregate to those enjoyed by the grantee under the Company’s retirement, life insurance, medical, dental, health, accident and disability plans in which the grantee was participating immediately prior to the Change in Control;

(H) the failure of the Company to obtain an agreement from any successor to assume and agree to perform the severance agreement between the grantee and the Company, if any, to the extent contemplated by the terms of any such agreement, prior to the effective date of any such succession, or, if such an agreement is so obtained, the failure of the Company, within three (3) business days after receiving a written request from the grantee for such agreement, to so provide such agreement; or

(I) any purported termination of the grantee’s employment which is not effected pursuant to the methods set forth in the severance agreement between the grantee and the Company, if any.

      The grantee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting good reason hereunder. Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute good reason hereunder shall cease to be an event constituting good reason if the grantee does not provide notice of termination to the Company within one hundred eighty (180) days of the date that the grantee first becomes aware of the occurrence of such event.
      (d) Notwithstanding Section 1.6(f) and solely for purposes of this Section 3.8, the term “cause” shall mean the following:

(i) to the extent that there is an employment, severance or other agreement governing the relationship between the grantee and the Company, a Company subsidiary or a Company joint venture, which agreement contains a definition of “cause,” cause shall consist of those acts or omissions that would constitute “cause” under such agreement; and otherwise,

(ii) the grantee’s termination of employment by the Company or an affiliate on account of any one or more of the following:

(A) grantee’s willful and intentional repeated failure or refusal, continuing after notice that specifically identifies the breach(es) complained of, to perform substantially his or her material duties, responsibilities and obligations (other than a failure resulting from grantee’s incapacity due to physical or mental illness or other reasons beyond the control of grantee), and which failure or refusal results in demonstrable direct and material injury to the Company;

(B) any willful and intentional act or failure to act involving fraud, misrepresentation, theft, embezzlement, dishonesty or moral turpitude (collectively, “Fraud”) which results in demonstrable direct and material injury to the Company, or any act that constitutes misconduct resulting in a restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of The Sarbanes-Oxley Act of 2002;

(C) conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved or which is a misdemeanor in the jurisdiction involved but which involves Fraud; and

(D) the grantee’s complete inability to perform his or her material duties, responsibilities and obligations on account of a physical or mental incapacity or impairment for a period of more than 180 consecutive days or for an aggregate of 240 days within a 360-day period, which incapacity or impairment continues for more than thirty (30) days after grantee’s receipt of written notice from the Company given after such 180 or 240 day period has run without grantee’s return, on a substantially full-time basis, to employment.
      For purposes of determining whether cause exists, no act, or failure to act, on grantee’s part shall be deemed “willful” or “intentional” unless done, or omitted to be done, by grantee in bad faith, and without reasonable belief that his or her action or omission was in the best interests of the Company. For purposes of clause (D) above, a determination of grantee’s complete inability to perform his or her material duties, responsibilities and obligations will be made by a single physician satisfactory to both grantee and the Company; provided that if grantee and the Company cannot agree as to a single physician, then each will select a physician and these two together will select a third physician, whose determination will be binding on grantee and the Company. Grantee shall have the right to present to the Company and such physician such information and arguments on grantee’s behalf as grantee deems appropriate, including the opinion of grantee’s personal physician.
      Any rights the Company may have hereunder in respect of the events giving rise to cause shall be in addition to the rights the Company may have under any other agreement with a grantee or at law or in equity. Any determination of whether a grantee’s employment is (or is deemed to have been) terminated for cause for purposes of the Plan or any award hereunder shall be made by the Committee in its discretion. If, subsequent to a grantee’s voluntary termination of employment or involuntary termination of employment without cause, it is discovered that the grantee’s employment could have been terminated for cause, the Committee may deem such grantee’s employment to have been terminated for cause. A grantee’s termination of employment for cause shall be effective as of the date of the occurrence of the event giving rise to cause, regardless of when the determination of cause is made.

3.9	Limitations Imposed by Section 162(m)
      (a) Qualified Performance-Based Compensation. To the extent the Committee determines it is desirable to grant an award to an individual it anticipates might be a “162(m) covered employee” (as defined below), with respect to which award the compensation realized by the grantee will or may not otherwise be deductible by operation of section 162(m) of the Code, the Committee may, as part of its effort to have such an award treated as “qualified performance-based compensation” within the meaning of Code section 162(m), make the granting and/or vesting of the award subject to the attainment of one or more pre-established objective performance goals during a performance period, as set forth below.

(i) Covered Employees. An individual is a “162(m) covered employee” if, as of the last day of the Company’s taxable year for which the compensation related to an award would otherwise be deductible (without regard to section 162(m)), he or she is (A) the chief executive officer of the Company (or is acting in such capacity) or (B) one of the four highest compensated officers of the Company other than the chief executive officer. Whether an individual is described in either clause (A) or (B) above shall be determined in accordance with applicable regulations under section 162(m) of the Code.

(ii) Performance Goals. Prior to the ninety-first (91st) day of the applicable performance period or during such other period as may be permitted under Section 162(m) of the Code, the Committee shall establish one or more objective performance goals with respect to such performance period. Such performance goals shall be expressed in terms of one or more of the following criteria: (a) earnings (either in the aggregate or on a per-share basis, reflecting dilution of shares as the Committee deems appropriate and, if the Committee so determines, net of or including dividends); (b) gross or net sales; (c) cash flow(s) (including either operating or net cash flows); (d) financial return ratios; (e) total shareholder return, shareholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price or share price appreciation; (f) value of assets, return or net return on assets, net assets or capital (including invested capital); (g) adjusted pre-tax margin; (h) margins, profits and expense levels; (i) dividends; (j) market share, market penetration or other performance measures with respect to specific designated products or product groups and/or specific geographic areas; (k) reduction of losses, loss ratios or expense ratios; (l) reduction in fixed costs; (m) operating cost management; (n) cost of capital; (o) debt reduction; (p) productivity improvements; (q) inventory turnover measurements; or (r) customer satisfaction based on specified objective goals or a Company-sponsored customer survey. Each such performance goal (A) may be expressed (1) with respect to the Company as a whole or with respect to one or more divisions or business units, (2) on a pre-tax or after-tax basis, (3) on an absolute and/or relative basis, and (B) may employ comparisons with past performance of the Company (including one or more divisions) and/or the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, stockholders’ equity and shares outstanding.

To the extent applicable, the measures used in performance goals set under the Plan shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s regular reports on Forms 10-K and 10-Q, without regard to any of the following, unless otherwise determined by the Committee consistent with the requirements of Section 162(m)(4)(C) and the regulations thereunder:

(A) all items of gain, loss or expense for a fiscal year that are related to special, unusual or non-recurring items, events or circumstances affecting the Company or the financial statements of the Company;

(B) all items of gain, loss or expense for a fiscal year that are related to (i) the disposal of a business or discontinued operations or (ii) the operations of any business acquired by Company during the fiscal year; and

(C) all items of gain, loss or expense for a fiscal year that are related to changes in accounting principles or to changes in applicable law or regulations.

To the extent any objective performance goals are expressed using any earnings or sales-based measures that require deviations from GAAP, such deviations shall be at the discretion of the Committee and established at the time the applicable performance goals are established.

(iii) Performance Period. The Committee in its sole discretion shall determine the length of each performance period.
      (b) Nonqualified Deferred Compensation. Notwithstanding any other provision hereunder, prior to a Change in Control, if and to the extent that the Committee determines the Company’s federal tax deduction in respect of an award may be limited as a result of section 162(m) of the Code, the Committee may take the following actions:

(i) With respect to options, stock appreciation rights or dividend equivalent rights, the Committee may delay the exercise or payment, as the case may be, in respect of such options, stock appreciation rights or dividend equivalent rights until a date that is within 30 days after the earlier to occur of (A) the grantee’s termination of employment and (B) the occurrence of a Change in Control. In the event that a grantee exercises an option, or stock appreciation right or would receive a payment in respect of a dividend equivalent right at a time when the grantee is a 162(m) covered employee, and the Committee determines to delay the exercise or payment, as the case may be, in respect of any such award, the Committee shall credit cash or, in the case of an amount payable in Common Stock, the Fair Market Value of the Common Stock, payable to the grantee to a book account. The grantee shall have no rights in respect of such book account and the amount credited thereto shall not be transferable by the grantee other than by will or laws of descent and distribution. The Committee may credit additional amounts to such book account as it may determine in its sole discretion. Any book account created hereunder shall represent only an unfunded, unsecured promise by the Company to pay the amount credited thereto to the grantee in the future.

(ii) With respect to restricted stock, restricted stock units, unrestricted stock or performance shares, the Committee may require the grantee to surrender to the Committee any Grant Certificates with respect to such awards, in order to cancel the awards of such restricted stock, restricted stock units, unrestricted stock and/or performance shares (and any related dividend equivalent rights). In exchange for such cancellation, the Committee shall credit to a book account a cash amount equal to the Fair Market Value of the shares of Common Stock subject to such awards. The amount credited to the book account shall be paid to the grantee within 30 days after the earlier to occur of (A) the grantee’s termination of employment and (B) the occurrence of a Change in Control. The grantee shall have no rights in respect of such book account and the amount credited thereto shall not be transferable by the grantee other than by will or laws of descent and distribution. The Committee may credit additional amounts to such book account as it may determine in its sole discretion. Any book account created hereunder shall represent only an unfunded, unsecured promise by the Company to pay the amount credited thereto to the grantee in the future.

3.10	Right of Discharge Reserved
      Nothing in the Plan or in any Grant Certificate shall confer upon any grantee the right to continue employment with the Company or affect any right which the Company may have to terminate such employment.

3.11	Nature of Payments
      (a) Consideration for Services Performed. Any and all grants of awards and issuances of shares of Common Stock under the Plan shall be in consideration of services performed for the Company by the grantee.
      (b) Not Taken into Account for Benefits. All such grants and issuances shall constitute a special incentive payment to the grantee and shall not be taken into account in computing the amount of salary or compensation of the grantee for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the grantee, unless such plan or agreement specifically otherwise provides.

3.12	Non-Uniform Determinations
      The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or who are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Grant Certificates, as to (a) the persons to receive awards under the Plan, (b) the terms and provisions of awards under the Plan, and (c) the treatment of leaves of absence pursuant to Section 1.6(c).

3.13	Other Payments or Awards
      Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.14	Headings
      Any section, subsection, paragraph or other subdivision headings contained herein are for the purpose of convenience only and are not intended to expand, limit or otherwise define the contents of such subdivisions.

3.15	Effective Date and Term of Plan
      (a) Adoption; Stockholder Approval. The Plan was adopted by the Board on March 15, 2005, subject to approval by the Company’s stockholders. All awards under the Plan prior to such stockholder approval are subject in their entirety to such approval. If such approval is not obtained prior to the first anniversary of the date of adoption of the Plan, the Plan and all awards thereunder shall terminate on that date.
      (b) Termination of Plan. Unless sooner terminated by the Board or pursuant to paragraph (a) above, the provisions of the Plan respecting the grant of any award pursuant to which shares of Common Stock will be granted shall terminate on the tenth anniversary of the adoption of the Plan by the Board, and no such awards shall thereafter be made under the Plan. The provisions of the Plan respecting the conditioning of the granting or vesting awards upon the achievement of performance goals shall terminate on the fifth anniversary of the adoption of the Plan by the Board. All awards made under the Plan prior to the termination of the respective provisions shall remain in effect until such awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Grant Certificates.

3.16	Restriction on Issuance of Stock Pursuant to Awards
      The Company shall not permit any shares of Common Stock to be issued pursuant to Awards granted under the Plan unless such shares of Common Stock are fully paid and non-assessable, within the meaning of Section 152 of the Delaware General Corporation Law, except as otherwise permitted by Section 153(c) of the Delaware General Corporation Law.

3.17	Deferred Compensation
      The Plan is intended to comply with the requirements of Section 409A of the Code so as not to be subject to tax under Section 409A, and shall be interpreted accordingly. After final guidance is issued by the Internal Revenue Service with respect to Section 409A, the Board will amend the Plan as necessary to ensure compliance with Section 409A.

3.18	Governing Law
      Except to the extent preempted by any applicable federal law, the Plan will be construed and administered in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.

[LIZ CLAIBORNE, INC. LOGO]

LIZ CLAIBORNE, INC.

ANNUAL MEETING OF STOCKHOLDERS
MAY 19, 2005
10:00 A.M.
OFFICES OF LIZ CLAIBORNE, INC.
ONE CLAIBORNE AVENUE
NORTH BERGEN, NEW JERSEY
(201) 295-6000

FOR DIRECTIONS, CALL (201) 295-6222

WE INVITE YOU TO JOIN US.

YOUR VOTE IS IMPORTANT

PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND
PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

LIZ CLAIBORNE, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2005

     The undersigned hereby appoints PAUL R. CHARRON, ROBERTA S. KARP AND MICHAEL SCARPA, and each of them, as proxies with full power of substitution, to vote all shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of LIZ CLAIBORNE, INC., to be held at the offices of Liz Claiborne, Inc. at One Claiborne Avenue, North Bergen, New Jersey, on Thursday, May 19, 2005, at 10:00 a.m., prevailing local time, and at any adjournments or postponements thereof, as set forth on the reverse side hereof.

     THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF LIZ CLAIBORNE, INC. AND WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED WITH RESPECT TO THE ELECTION OF DIRECTORS, THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, THE APPROVAL OF THE LIZ CLAIBORNE, INC. SECTION 162 (M) LONG TERM PERFORMANCE PLAN, THE APPROVAL OF THE LIZ CLAIBORNE, INC. 2005 STOCK INCENTIVE PLAN, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. TO FOLLOW THE BOARD OF DIRECTORS’ RECOMMENDATIONS, SIMPLY SIGN ON THE REVERSE SIDE; NO BOX NEED BE CHECKED.

YOUR VOTE IS IMPORTANT.
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND
THE MEETING.

(Please sign and date on the reverse side)

To change your address, please mark this box. ☐

To include any comments, please mark this box. ☐

LIZ CLAIBORNE, INC.
C/O P.O. BOX 11156
NEW YORK, N.Y. 10203-0156

[LIZ CLAIBORNE, INC. LOGO]
[LIZ CLAIBORNE INC LOGO]

DETACH PROXY CARD HERE

MARK, SIGN, DATE AND RETURN
THE PROXY CARD PROMPTLY	☑
USING THE ENCLOSED ENVELOPE.	VOTES MUST BE INDICATED
☑ IN BLACK OR BLUE INK.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees named herein, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4.

The Board of Directors recommends a vote FOR all nominees, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4.

1.      Election of Directors

FOR	WITHHOLD
ALL ☐	FOR ALL ☐	EXCEPTIONS ☐

Nominees:	Paul R. Charron (Term Expiring in 2008) Kay Koplovitz (Term Expiring in 2008) Oliver R. Sockwell (Term Expiring in 2008)

(Instructions: to withhold authority to vote for any individual nominee, mark the “Exceptions*” box and write that nominee’s name on the following blank line.)

Exceptions*

		FOR	AGAINST	ABSTAIN

2.	Ratification of the appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for fiscal 2005.	☐	☐	☐

3.	Approval of the Liz Claiborne, Inc. Section 162(m) Long Term Performance Plan.	☐	☐	☐

4.	Approval of the Liz Claiborne, Inc. 2005 Stock Incentive Plan.	☐	☐	☐

5.	In accordance with the named proxies’ discretion upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the 2005 Annual Meeting of Stockholders.

Date	Share Owner sign here	Co-Owner sign here